AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON *

                          REGISTRATION NO. 333-92445
           ---------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549
                           ------------------------
                             AMENDMENT NO. 2 TO

                                 FORM S-4/A

                           REGISTRATION STATEMENT
                     UNDER THE SECURITIES ACT OF 1933


                     Sixth Business Service Group, Inc.
          (Exact name of registrant as specified in its charter)


        Florida                      6770                  Applied For

State or other jurisdiction   PRIMARY STANDARD           I.R.S. Employer
     of incorporation            INDUSTRIAL             Identification No.
     or organization      CLASSIFICATION CODE NUMBER




                            2503 W. Gardner Ct.
                             Tampa, FL  33611
                               813. 831-9348

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            Michael T. Williams
                                 PRESIDENT
                     Sixth Business Service Group, Inc.
                             2503 W. Gardner Ct.
                              Tampa, FL 33611
                          TELEPHONE: 813.831.9348

(Name, address, including zip code, and telephone number, including area code, of agent for service)

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As promptly as practicable after this registration statement becomes effective and after the closing of the merger of the proposed merger described in this registration statement.

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b, under the securities act, check the following box and list the securities act registration statement number of the earlier effective registration statement for the same
offering.  *[    ] *registration number,

	If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the securities act, check the following box and list the securities act registration statement number of the earlier effective
registration statement for the same offering.  *[    ] *registration
number,

	If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. *[ ]

_______________________________________________________________________________
                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------
Title of each class
of securities to be    Amount to        Proposed maximum        Proposed maximum            Amount of
   registered        be registered   offering price per unit  aggregate offering price   registration fee
----------------------------------------------------------------------------------------------------------
  Common Stock,
$0.01 per share par    9,790,000             N/A                 $7,002,118 (2)             $1,848.56 (3)
     value
----------------------------------------------------------------------------------------------------------

        (1) The maximum number of shares of common stock of Registrant which may be issued to former holders of shares of common stock of Telesource International, Inc. pursuant to the merger described herein.

        (2) The registration fee has been calculated pursuant to Rule 457(f)(2). As of March 31, 2000, Telesource International had retained earnings of $6,205.092. The book value of the shares to be registered is $7,002,118. In addition, Telesource International's common stock has a par value of $0.01 per share. Accordingly, the maximum offering price has been determined to be the book value of the securities to be registered.

        (3) This fee has been calculated pursuant to Section 6(b) of the Securities Act, as .0264 of one percent of $7,002,118, of which $1,845.56 has been paid.

-------------------------------------------------------------------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE
      OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES
     THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN
      ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL
     THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE
        COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a) MAY DETERMINE.
-------------------------------------------------------------------------------

                        Telesource International, Inc.

   INFORMATION STATEMENT FOR SHAREHOLDERS OF TELESOURCE INTERNATIONAL, INC.

                        Sixth Business Service Group, Inc.

                                   PROSPECTUS

Telesource International, Inc., a Delaware corporation, and Sixth Business Service Group, Inc., a Florida corporation have entered into a merger agreement. As a result of the merger, each outstanding share of Telesource International common stock, other than dissenting shares, as discussed later in this document, will be exchanged for one share of Sixth Business Service Group common stock. When the merger closes, Sixth Business Service Group will change its name to Telesource International and will be the surviving corporation. It will then file to have its stock quoted on the OTC Bulletin Board.

The following table contains comparative share information for shareholders of Telesource International and Sixth Business Service Group immediately after the closing of the merger.

-------------------------------------------------------------------------------------------------------------
                 Sayed Hamid Behbehani &        The other former        The current              Total
                 Sons Co. W.L.L., the           shareholders of         shareholders of Sixth
                 former principal               Telesource              Business Service
                 shareholder of Telesource      International           Group
                 International
-------------------------------------------------------------------------------------------------------------
Number            6,129,000                      3,661,000               210,000                  10,000,000
-------------------------------------------------------------------------------------------------------------
Percentage        61.3%                           36.6%                   2.1%                     100%
-------------------------------------------------------------------------------------------------------------

Written consents are being solicited from shareholders of Telesource International. Assuming consents are secured from shareholders owning more than 50% of the stock of Telesource International, shareholders who did not consent to the merger will, by otherwise complying with Delaware corporate law, be entitled to dissenters' rights with respect to the proposed merger. No consents will be solicited or accepted until after the effective date of this information statement for shareholders of Telesource International/prospectus. Based upon the ownership of more than 50% of Telesource International common stock by officers, directors and affiliates, it appears that a favorable vote is assured.

The merger presents some risks. We suggest you review "Risk Factors" beginning on page 12.

Shareholders of Telesource International who do not wish to give their written consent have dissenters' rights of appraisal under Delaware law. If you wish to exercise these rights, you must return the written consent marked "No consent given" and follow other procedures. These rights are discussed in detail beginning on *insert page #.

Neither the Securities and Exchange Commission nor any state securities regulators have approved or disapproved the Sixth Business Service Group common stock to be issued in the merger or if this information statement for shareholders of Telesource International /prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this information statement for shareholders of Telesource International prospectus is ****, and it is first being mailed to Telesource International shareholders on or about ***.

SOLICITATION OF WRITTEN CONSENTS

NOTICE IS HEREBY GIVEN to shareholders of Telesource International, Inc. that in accordance with the provisions of Delaware law, you are asked to consider and give your written consent to a proposal to approve:

        - The merger agreement and plan of reorganization dated as of November 30, 1999 between Telesource International, a Delaware corporation, and Sixth Business Service Group, Inc., a Florida corporation

        - The articles of merger which will be filed with the offices of the secretary of state of the state of Delaware.

In the materials accompanying this notice, you will find an information statement for shareholders of Telesource International/prospectus relating to the merger proposal and a form of written consent. The information statement for shareholders of Telesource International/prospectus more fully describes the proposal and includes information about Sixth Business Service Group and Telesource International. We strongly urge you to read and consider carefully this document in its entirety.

Telesource International's board of directors has determined that the merger is fair to you and in your best interests. Accordingly, the board of directors of Telesource International has unanimously approved the merger agreement and the board unanimously recommends that you consent to the transaction.

Telesource International, Inc.

Jeff Karandjeff
Secretary

WRITTEN CONSENT

If you want to give your consent and vote FOR the merger or if you do not consent and wish to exercise dissenter's rights, please check the box below, sign below and return to:

FOR  _____

Do not consent  ______

Jeff Karandjeff
Secretary
Telesource International, Inc.
860 Parkview Blvd.
Lombard, IL 60148

Shareholder #1
Signature___________________________________________________________


Print or Type
Name_____________________________________________________________


Shareholder #2
Signature____________________________________________________________


Print or Type
Name_____________________________________________________________


Number of
Shares__________________________________________________________

If you do not wish to give your consent to vote for the merger, you may do nothing. Remember, however, that you must comply with the appropriate provisions of Delaware law to exercise dissenters rights.

                              TABLE OF CONTENTS

SOLICITATION OF WRITTEN CONSENTS                                     4
TABLE OF CONTENTS                                                    6
SUMMARY                                                              7
RISK FACTORS                                                        12
MERGER APPROVALS                                                    17
MERGER TRANSACTIONS                                                 17
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS                                               27
TELESOURCE INTERNATIONAL'S BUSINESS                                 51
TELESOURCE INTERNATIONAL'S MANAGEMENT                               56
MANAGEMENT                                                          56
CONFLICTS OF INTEREST                                               60
CERTAIN RELEATIONSHIPS AND RELATED TRANSACTIONS                     60
TELESOURCE'S PRINCIPAL STOCKHOLDERS                                 62
DESCRIPTION OF TELESOURCE INTERNATIONAL CAPITAL STOCK               64
SIXTH BUSINESS SERVICE GROUP'S BUSINESS                             66
DESCRIPTION OF SIXTH BUSINESS SERVICE GROUP'S CAPITAL STOCK         71
COMPARISON OF RIGHTS OF SIXTH BUSINESS SERVICE GROUP STOCKHOLDERS
AND TELESOURCE INTERNATIONAL SHAREHOLDERS                           71
AVAILABLE INFORMATION                                               71
EXPERTS                                                             72
LEGAL MATTERS                                                       72


Dealer prospectus delivery obligation

Until          ,  all dealers that effect transactions in these
securities, whether or not participating in this offering, are required to deliver a prospectus.

                                SUMMARY

In the merger, Telesource International's shareholders will exchange shares with Sixth Business Service Group, and Sixth Business Service Group will be the surviving company of Telesource International.

The merger agreement is attached as annex A to this document. We encourage you to read the merger agreement, as it is the legal document that governs the merger.

The Companies

Sixth Business Service Group, Inc.
2503 W. Gardner Ct.
Tampa, FL  33611
Telephone:  813/831-9348

We were organized under the laws of the state of Florida in April
1999. Since inception, our primary activity has been directed to organizational efforts. We were formed as a vehicle to acquire through a registered securities offering a private company desiring to become an SEC reporting company in order thereafter to secure a listing on the over the counter bulletin board.

     Telesource International
	860 Parkview Blvd.
	Lombard, IL 60148

 	Telesource International was incorporated in Delaware in 1994. Telesource International is an international engineering and construction company, which is in the business of constructing projects, which range from single family housing units to electrical power generation plants. In the Commonwealth of Mariana Islands we also operate a diesel fired electric power generation plant for the sale of electricity to the local power grid. Our facility in Lombard annually handles the procurement, export and shipping of several millions of dollars worth of U.S. fabricated products for use by our subsidiaries or for resale to customers outside of the mainland. Telesource International was formed in 1994 to facilitate various intra-corporate activities and, until July 1999, was a wholly owned subsidiary of SHBC, a Kuwait-based civil, electrical and mechanical construction company.

	We conduct our operations primarily through subsidiaries. We currently have two subsidiaries. Our Mariana subsidiary, Telesource International CNMI Inc., handles construction and management of our power facilities in the Common Wealth of Mariana Islands. Our second subsidiary, Commsource International Inc., is an international export company that facilitates the purchase of equipment fabricated in the U.S. Our branch offices in Guam, Telesource International Pacifica and Pacifica Power Resources, a trading company, were created to take advantage of opportunities we believe will be available there. Telesource International has three main operating segments: construction services, trading activities and power generation. The power generation activities commenced in March 1999.

Comparison of the percentage of outstanding shares entitled to vote held by directors, executive officers and their affiliates and the vote required for approval of the merger

	The majority of Sixth Business Service Group's shares are held by its directors, executive officers and their affiliates. A majority vote of the issued and outstanding shares is required to approve the merger. Shareholders owning the majority of Sixth Business Service Group's common stock have executed a written consent voting to approve the merger. No further consent or any of the shareholders of Sixth Business Service Group is necessary to approve the merger under the laws of the state of Florida.

	More than 50% of Telesource International's shares are held by its directors, executive officers, principal shareholders and their affiliates. A majority vote of the issued and outstanding shares is required to approve the merger. Assuming consents are secured from shareholders owning more than 50% of the stock of Telesource International, shareholders who did not consent to the merger will, by otherwise complying with Delaware corporate law, be entitled to dissenters' rights with respect to the proposed merger. No consents will be solicited or accepted until after the effective date of this information statement for shareholders of Telesource International/prospectus. Based upon the ownership of more than 50 % of Telesource International common stock by officers, directors, principal shareholders and affiliates, it appears that a favorable vote is assured.

No regulatory approval required

	Neither Sixth Business Service Group nor Telesource International is aware of any governmental regulatory approvals required to be obtained with respect to the closing of the merger, except for the filing of the articles of merger with the offices of the secretary of state of the state of Delaware, the filing with the Commission of the registration statement on Form S-4 registering the shares and this information statement for shareholders of Telesource
International/prospectus, and compliance with all applicable state securities laws regarding the offering and issuance of the shares.

Dissenters' rights

	Dissenters' rights of appraisal exist. In general, under Delaware law, any shareholder who does not give consent for the merger and files a written demand for appraisal with Telesource International within 20 days after receiving notice will be paid the fair market value of the shares on the date of the closing of the merger, as determined by the board of directors of Telesource International. If you wish to exercise these rights, you must return the written consent marked "No consent given" and follow other procedures. These rights the way you exercise them are discussed in greater detail beginning on page *insert.

Federal income tax consequences

	Tax matters are very complicated and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your tax advisors for a full understanding of the tax consequences of the merger to you. Telesource International and Sixth Business Service Group have structured the merger so that neither Telesource International nor its shareholders should recognize gain or loss for federal income tax purposes as a result of the merger.

Other Information for Telesource International Stockholders:

        - Do not send in your Telesource International stock certificates now. If the merger is completed, we will send you written instructions for exchanging your shares.

        - The merger has been structured as a tax-free reorganization. The tax basis in your Telesource International common stock will carryover and become the tax basis in your new shares of Sixth Business Service Group common stock.

        - Like Telesource International, Sixth Business Service Group has never paid any dividends.

          -If you have any questions about the merger, please call

		Bud Curley
		Telesource International
		860 Parkview Blvd.
		Lombard, IL 60148
		630-620-4787 x222
		bcurley@yahoo.com


Selected Historical Financial Information

	The following selected historical financial information of Telesource International and Sixth Business Service Group has been derived from their respective historical financial statements, and should be read in conjunction with the financial statements and the notes , which are included in this information statement for shareholders of Telesource International/prospectus.

Telesource International SELECTED HISTORICAL FINANCIAL INFORMATION

	The following selected financial data for the three months ended March 31, 2000 and 1999, and for the years ended December 31, 1999, 1998, 1997, 1996 and 1995 is derived from the Consolidated Financial Statements of the Company. The data should be read in conjunction with the Consolidated Financial Statements and other financial information included elsewhere herein.

                                                Three Months Ended                                              Twelve Months Ended
                                                     March 31,                                                       December 31,
                                         _________________________   _____________________________________________________________
                                             2000         1999          1999         1998         1997        1996         1995
                                         _________________________   _____________________________________________________________
Income Statement Data:  ($ in 000's)     (unaudited)   (unaudited)                                        (unaudited)  (unaudited)
   Construction revenues                  $   2,840     $   3,334    $  18,612    $  26,289    $   3,561   $       -    $       -
   Other revenues                             1,517           988        4,424        7,179        9,815       1,553        2,606
            Gross revenues                    4,357         4,322       23,036       33,468       13,376       1,553        2,606
   Construction costs                         2,119         2,209       15,437       21,730        3,563           -            -
   Other costs                                1,415           675        3,162        5,301        8,058         812        2,165
            Gross profits                       823         1,437        4,438        6,437        1,755         741          441
   Salaries and employee benefits               446           208        1,034          387          453         280          115
   Occupancy and expense                        133            63          246          293          305          34           17
   General and administrative expenses          742           455        2,056          749          347         131          235
   Permanent impairment of asset                  -             -            -          271            -           -            -
            Operating (loss) income            (498)          711        1,102        4,737          651         297           74
   Other income (expense):
       Interest income                          552            53        2,044           12            -           3            3
       Interest expense                        (451)            -       (1,132)         (39)         (37)          -           (1)
       Other income (expense), net                -             -           15            4            6           -          (80)
             Total other income (expense)       101            53          926          (23)         (31)          3          (78)
   Income before taxes                         (397)          765        2,028        4,714          620         300           (4)
   Income tax (benefit) expense                 (82)          (95)         378          703           26          31            -
   Net (loss) income                           (314)          859        1,650        4,011          594         269           (4)

Common Share Data:
   Net (loss) income per share            $   (0.03)    $    0.09    $    0.17    $    0.40    $    0.06   $    0.03    $       -
   Book value                             $    0.72     $    0.67    $    0.75    $    0.58    $    0.11   $    0.05    $    0.02
   Weighted average common shares
         outstanding (in 000's)          10,000,000    10,000,000   10,000,000   10,000,000   10,000,000  10,000,000   10,000,000
   Period end shares outstanding
         (in 000's)                      10,000,000    10,000,000   10,000,000   10,000,000   10,000,000  10,000,000   10,000,000

Balance Sheet Data:
   Total assets                           $  44,668     $  33,554    $  42,635    $  25,596    $   9,422   $   1,633    $ 467,988
   Working capital                           (5,450)        4,974       (3,255)        (799)      (5,288)       (603)         (86)
   Long-term obligations                     27,428        25,545       28,510       17,732          278           -            -
   Shareholders' equity                       7,152         6,676        7,467        5,817        1,106         512          243

Performance Data:
   Return (loss) on total assets              (2.8%)        10.2%         3.9%        15.7%         6.3%       16.5%        (0.9%)
   Return (loss) on shareholders' equity     (17.6%)        51.5%        22.1%        69.0%        53.7%       52.6%        (1.8%)

Capital Ratios:
   Quick ratio                                46.0%        473.0%        51.1%        61.0%        34.2%       46.2%        61.6%
   Debt to equity ratio                      419.4%        374.5%       381.7%       300.1%       631.1%      200.8%        69.9%


Sixth Business Service Group SELECTED HISTORICAL FINANCIAL INFORMATION

	The following selected unaudited financial data for the ten months ended December 31, 1999 is derived from the Financial Statements of Sixth Business Service Group. Sixth Business Service Group was organized in March 1999 with all activity directed toward organizational efforts:

                                 March 31, 2000    December 31, 1999
                              -----------------------------------------
                                  (unaudited)
Total assets                   $              0    $               0
Total liabilities                             0                1,000
Equity                                        0               (1,000)

                              Three Months Ended   Ten Months Ended
                                 March 31, 2000    December 31, 1999
                              -----------------------------------------
                                  (unaudited)
Sales                                         0                    0
Net loss                       $          1,000    $           5,079
Net loss per share             $           0.00    $            0.00


UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS OF Telesource
International AND Sixth Business Service Group

	The merger is considered in substance, a capital transaction rather than a business combination. The merger of Telesource International with Sixth Business Service Group will not result in any changes to the financial statements as presented for Telesource International.
Sixth Business Service Group is a public shell and the combination is treated as a transfer of shares for cash since the combination is not a business combination. Pro forma information is not presented since the combination is not a business combination.


COMPARATIVE PER SHARE DATA

                                   March 31,       March 31,       December 31,      December 31,       December 31,
                                     2000            1999              1999              1998               1997
                                  -----------------------------------------------------------------------------------
NUMERATOR - BASIC AND DILUTED
   EARNINGS PER SHARE
      Net (loss) income
      before and after merger     $   (314,404)  $    859,198     $  1,650,201      $  4,010,819       $    593,590
                                  ============   ============     ============      ============       ============
DENOMINATOR - BASIC (LOSS)
   EARNINGS PER SHARE
      Common stock outstanding
      before and after merger       10,000,000     10,000,000       10,000,000        10,000,000         10,000,000

Basic and diluted (loss)
      earnings per share
      before and after merger     $      (0.03)  $       0.09     $       0.17      $       0.40       $       0.06
                                  ============   ============     ============      ============       ============

                                 RISK FACTORS

You should carefully consider the risks described below before making an investment decision in our company. In addition, you should keep in mind that the risks described below are not the only risks that we face. The risks described below are all the risks that we currently believe are material risks of this offering. However, additional risks not presently known to us, or risks that we currently believe are immaterial, may also impair our business operations. Moreover, you should refer to the other information contained in this prospectus for a better understanding of our business.

Our business, financial condition, or results of operations could be adversely affected by any of the following risks. If we are adversely affected by the risks, then if and when our stock is listed for trading on the bulletin board, the trading price of our common stock could decline, and you could lose all or part of your investment.

	Telesource International - Risks related to construction activities
--------------------------------------------------------------------

        Our dependence on construction contracts for major projects will cause variations in our revenues and profits from quarter to quarter.

        Our quarterly operating results will depend on revenues from contracts for major projects. We can only undertake a specific number of projects at any one time. If we finish one project and do not have another to start on, revenues within the quarter and possibly subsequent periods could suffer. Management will take steps it deems appropriate to adjust spending in a timely manner in an effort to compensate for any unexpected revenue shortfalls. However, we might not be able to lower spending to a level which will compensate for the loss of construction revenues and our business and financial condition will be harmed. If customers cancel or defer existing contracts or if we fail to obtain new contracts in any quarter, our business, results of operations and financial condition for that quarter and future periods could be harmed.

        We may not be able to compete successfully because the number of competitors is increasing and some of our competitors are better known, multinational construction companies with greater financial and technical resources and better marketing abilities.

        The market for construction services is intensely competitive and rapidly changing. We compete directly with other firms that focus on providing general construction services as well as services for more sophisticated structures, including power plants and broadcasting facilities. Many of our competitors have well-established reputations for building residential and technical structures and have longer operating histories and significantly greater financial, technical, marketing, personnel and other resources than we have. We are subject to competition that is expected to intensify in the future. If we are not able to compete successfully in this changing market place, our business, financial condition and operating results could suffer.

        If we cannot obtain access to sufficient building raw materials, including, but not limited to, wood, steel and concrete, fabricators of technical subsystems and to third-party technical experts, sales of our construction services may decline and this would hurt our operating results.

        We rely on third-party suppliers for raw materials like wood, steel and concrete; for fabrication of technical equipment subsystems including diesel generations, antennas, towers and transmitters, and for providing technical expertise. If we fail to obtain what we need from these providers, our sales revenue might decrease, or we might not be able to successfully compete for contracts, which could cause our business and our financial results to suffer.

        Our ability to obtain raw materials; fabrication services and technical assistance are not under our control and are subject to a number of outside factors, including:

        - Third-parties may increase the price of the raw materials, fabrication services or technical assistance they provide.

        - Many third-party raw material suppliers, fabricators or technical expertise providers may decide not to provide us with raw materials, fabrication services or technical expertise.

        - We have no long-term contracts with third party suppliers of raw materials, fabrication services or technical expertise providers,

        - We anticipate that our third party contracts will be usually short term and will be cancelled if we do not fulfill our obligations.

        With no warranty reserves to cover future warranty claims on commercial equipment we install or on the buildings we build, any claims which are not covered by our suppliers might have to be covered by us. We could be required to outlay substantial funds to cover warranty claims, which could hurt our financial condition.

        We offer warranties on our constructions services and power generating plants. These warranties are usually backed up by warranties from our vendors; however, we do not have any warranty reserves. Should we be required to cover the cost for repairs not covered by the warranties of our vendors or our major vendors warranty reserves are determined to be inadequate to cover future warranty claims, we could be required to outlay substantial funds, which could hurt our financial condition.


Telesource International - Risks related to power generation activities
----------------------------------------------------------

        If our power-generating asset fails to perform, we would be unable to collect revenues due us for power generation. This would harm both our cash flow and our earnings.

        We own a 10-year security interest and title in a diesel fired electric generating facility with a maximum power generation capacity of 30 Mw located on the island of Tinian, in the Commonwealth of Northern Mariana Islands, a U.S. possession. This facility from time to time may experience both scheduled and unscheduled shutdowns. Periodically, the facility will incur scheduled shutdowns in order to perform maintenance procedures to equipment that cannot be performed while the equipment is operating. Occasionally, the facility may also incur unscheduled shutdowns or may be required to operate at reduced capacity levels following the detection of equipment malfunctions, or following minimum generation orders received by the utility. During periods when the facility is shutdown or operating at reduced capacity levels, we may incur losses due to the loss of its operating revenues and/or due to additional costs which may be required to complete any maintenance procedures. It is not possible for us to predict the frequency of future unscheduled shutdowns or to predict the extent of maintenance which may be required during shutdowns related to equipment maintenance.

        We will depend on a single customer continuing to purchase electric power, which, if they fail to do so, would reduce our revenues and may result in losses.

        Since March 1999, we began deriving a portion of our revenues from the sale of electric power. Although our customers cannot reduce consumption quickly and without penalty as a result of minimum purchase requirements, if the customers default or purchase only the minimum, our revenues will not meet projections for that quarter and future periods, which will cause our business, results of operations and financial condition to suffer.

        Our insurance or reserves may be insufficient to cover future claims on our power generation activities. Should we face a claim of this sort, we may be liable for substantial monetary outlays, which could harm our financial condition.

        Our power generation activities involve significant risks to us for environmental damage, equipment damage and failures, personal injury and fines and costs imposed by regulatory agencies. In the event a liability claim is made against us, or if there is an extended outage or equipment failure or damage at our power plant for which it is inadequately insured or subject to a coverage exclusion, and we are unable to defend against these claims successfully or obtain indemnification or warranty recoveries, we may be required to pay substantial legal fees and penalties, which could harm our business.
We maintain general and excess liability, construction equipment, and workers' compensation insurance; all in amounts consistent with industry practices. Management believes its insurance programs are adequate.

        We need to expand in anticipation of what we anticipate will be increasing demand for our construction service, which will require substantial expenditures well in advance of potential revenue. If our efforts to expand disrupt our existing business, causing projects to be delayed, we could fail to meet our revenue projections, and out business could suffer.

        We will need to expand in anticipation of a growing user base and larger demand for our services. Expansion will require us to make significant up front expenditures for increasing our sales and marketing efforts and to hire and train additional project managers, engineers and facilities operators. Should the anticipated increased demand fail to materialize, our financial condition, and our business, could be harmed. Expansion must also be completed without disruptions of existing operations.

Telesource International - Other risks
---------------------------------------

        Risks in our international operations could interrupt the supply of our construction and power generation products and services.

        Our international operations are subject to the inherent risks of doing business abroad. The loss of any or all of our international suppliers and customers could harm our ability to deliver our construction services and power services on time and cause our sales to decline. Our financial performance could be harmed by many events and circumstances relating to our international operations, including:

                * Shipping delays and cancellations;
                * Increases in import duties and tariffs;
                * Foreign exchange rate fluctuations;
                * Changes in foreign laws and regulations; and
                * Political and economic instability.

        We are subject to government regulation by federal, state, and municipal agencies and authorities, including regulations concerning the operations of our power generation plant and the protection of the environment. The result of changes in this governmental regulation could be increased costs for us or increased difficulties in obtaining necessary permits or in renewing existing permits.

        While compliance with applicable regulatory requirements has not adversely affected our operations in the past relative to our competitive position within our industry sector, government regulations can change, which could increase our costs in complying with these changes. In addition, our aggregate materials operations require operating permits granted by governmental agencies. We believe that tighter regulations for the protection of the environment and other factors will make it increasingly difficult to obtain new permits and renewal of existing permits may be subject to more restrictive conditions than currently exist.

        Our operating results could be effected if our agreement with SHBC, Inc. to purchase construction materials from us is terminated.

        Sales of U.S. fabricated materials to SHBC accounted for 82.0% of our total sales for the three months ended March 31, 2000 and 86.7% of our total sales in 1999. The sales to SHBC are expected to decline in the remaining nine months of 2000. The agreement with SHBC is short-term in nature and can be cancelled at will. The loss of purchases of U.S. fabricated materials by SHBC would cause us a substantial drop in revenue, which would hurt our financial position and our business.

        The largest stockholder owns approximately 61% of the common stock outstanding after the merger, which may impact the ability of minority stockholders to influence our activities.

        The largest stockholder, SHBC, including beneficial owners of Telesource International common stock, will be able to control the outcome of all matters submitted to a vote of the holders of common stock, including the election of directors, amendments to our certificate of incorporation and approval of significant corporate transactions. These persons will beneficially own, in the aggregate, approximately 61% of our outstanding common stock. This consolidation of voting power could also have the effect of delaying, deterring or preventing a change in control of Telesource International that might be beneficial to other stockholders.

        The price of our stock may fall if our insiders sell a large number of their shares.

        After the merger, we will have 10,000,000 shares of common stock outstanding, 9,790,000 of which are being issued under this registration statement. The remaining 210,000 shares owned by Sixth Business Service Group shareholders before the merger plus 6,392,000 of the shares being issued hereunder which are owned by officers, directors, control persons and affiliates plus 300,000 shares owned by persons receiving the 300,000 shares as compensation with this transaction are restricted securities as defined under Rule 144 of the Securities Act and may only be sold under the Rule or otherwise under an effective registration statement or an exemption from registration, if available. Rule 144 generally provides that a person who has satisfied a one year holding period for the restricted securities may sell, within any three month period (provided we are current in our reporting obligations under the Exchange Act) subject to resale provisions, an amount of restricted securities which does not exceed the greater of 1% of a company's outstanding common stock or the average weekly trading volume in these securities during the four calendar weeks prior to the sale. However, because the 6,392,000 insider shares are being issued under this registration statement, the one-year holding period does not apply. A sale of shares by these security holders, whether under Rule 144 or otherwise, may have a depressing effect upon the price of our common stock in any market that might develop.

        There has been no prior market for our common stock. If we don't get our stock listed for trading after the merger, we will not have satisfied the primary objective of the merger transaction.

        Prior to this offering, you could not buy or sell our common stock publicly. We may not be able to secure a market maker to file an application to have our stock listed for trading. Even if we do, an active public market for our common stock may not develop or be sustained after the offering.

        The price of our common stock may be volatile. You may not be able to sell your stock for more than you paid for it.

        The market price of the common stock may fluctuate significantly in response to a number of factors, some of which are beyond our control, including:

        * quarterly variations in operating results
        * changes in financial estimates by securities analysts
        * changes in market valuation of construction and electric power companies
        * announcements by us of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments

        If our stock prices prove to be volatile, we may be subject to securities class action litigation, which could result in substantial costs.

        In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert management's attention and resources, which could harm our business, operating results and financial condition.

        We may be subject to penny stock rules that may make it more difficult for you to sell your shares.

        Broker-dealer practices in connection with transactions in penny stocks are regulated by penny stock rules adopted by the Commission. Penny stocks generally are equity securities with a price of less than $5.00. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.

        These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. If our shares immediately following the closing of the merger and listing of our stock are subject to subject to penny stock rules, our shareholders will in all likelihood find it more difficult to sell their securities.

                              MERGER APPROVALS

Approval of the merger

        On November 3, 1999, Michael T. Williams as the sole member of our board of directors approved the merger proposal. All of our stockholders approved the merger proposal on the same date.

 	On November 3, 1999, Telesource International's board of directors unanimously approved the merger proposal. Assuming consents are secured from shareholders owning more than 50% of the stock of Telesource International, shareholders who did not consent to the merger will, by otherwise complying with Delaware corporate law, be entitled to dissenters' rights with respect to the proposed merger. No consents will be solicited or accepted until after the effective date of this information statement/prospectus.


                            MERGER TRANSACTIONS

	As of March 31, 2000, Telesource International had 10,000,000 shares of common stock issued and outstanding. Before the merger occurs, SHBC will retire 210,000 shares of Telesource International common stock by contributing it to Telesource International. The retirement of 210,000 shares by SHBC will lower the number of shares outstanding to 9,790,000 shares at the time of the merger. The merger agreement provides that each outstanding share of Telesource International common stock, other than dissenting shares, as defined later in this document, will be exchanged for one share of Sixth Business Service
Group common stock. Immediately after the closing of the merger, the former holders of Telesource International common stock will hold in the aggregate 9,790,000 shares, or 97.9% of the shares of Sixth
Business Service Group common stock to be outstanding immediately after the closing of the merger, which includes the 300,000 shares being transferred as compensation for this transaction.

	Sixth Business Service Group had 1,000,000 shares of its common stock issued and outstanding at March 31, 2000 to two shareholders, Michael T. Williams and Nidal Zayed. In connection with the merger, we agreed to effect a reverse split such that Mr. Williams will own 100,000 shares prior to the closing of the merger. Mr. Zayed's shares were issued subject to reverse split protection such that his shares will not be reduced. Accordingly, there will be 210,000 shares of Sixth Business Service Group common stock outstanding. None of the shares of Sixth Business Service Group common stock outstanding prior to the closing of the merger will be converted or otherwise modified in the merger and all of such shares not otherwise retained by our stockholders as provided in the merger agreement will be outstanding capital stock of Sixth Business Service Group after the closing of the merger.

	Upon closing of the merger, Sixth Business Service Group will issue 9,790,000 shares to the Telesource International shareholders on a one-for-one basis. After the issuance of these shares, Sixth Business Service Group will have 10,000,000 shares of its common stock outstanding.

	The agreement provides that prior to or at closing of the merger, Sixth Business Service Group will

        *  Reincorporate in Delaware
        *  Change its name to Telesource International, Inc.
        * Adopt Telesource International's articles of incorporation and bylaws

        * Elect, effective upon the effectiveness of the merger, a new board of directors to consist of Nidal Z. Zayed, K. J.
           Semikian, Weston Marsh, Max Engler, Jeff Adams and Ibrahim M.
           Ibrahim.

	The agreement provides that Telesource International's shareholders who vote against the merger are entitled to dissenters' rights with respect to the proposed receipt of shares of Sixth Business Service
Group common stock as set forth in Delaware law.

	The merger will be consummated promptly after this information statement/prospectus is declared effective by the SEC and upon the satisfaction or waiver of all of the conditions to the closing of the merger. The merger will become effective on the date and time a properly executed articles of merger are filed with the offices of the secretary of state of Delaware. Thereafter, Telesource International will be merged and Sixth Business Service Group, with the result that Telesource International will cease to exist and Sixth Business Service Group will be the surviving corporation in the merger.


Fractional shares.

	As of the date of this information statement/prospectus, there were no fractional shares of Telesource International's common stock outstanding. Because each outstanding share of Telesource
International's common stock will be entitled to receive one share of Sixth Business Service Group's common stock under the terms of the merger agreement, there will be no fractional shares issued in the merger.

Bulletin board listing

 	Sixth Business Service Group will be subject to the reporting requirements of the securities exchange act of 1934 after the merger as a result of its filing of a form 8-A electing to be a reporting company subject to the requirements of the 1934 act.

	Upon closing of the merger, Sixth Business Service Group will seek to become listed on the over the counter bulletin board under the symbol "****". If and when listed, the Telesource International's shareholders will hold shares of a publicly traded Delaware corporation subject to compliance with the reporting requirements of the exchange act. Because the state of incorporation, articles and bylaws of Sixth Business Service Group will be the same as those of Telesource International prior to the merger, the rights of shareholders of Telesource International will not change as a result of the merger.

Background of the merger

	In April 1999, Mr. Mr. Nidal Zayed, Executive Vice President of Telesource International contacted Venture Associates to inquire about the possibility of locating a company such as Sixth Business Service Group to acquire Telesource International in order that Telesource International could become an SEC reporting company and thereafter secure a listing on the over the counter bulletin board. Venture Associates referred Mr. Zayed to Longman & Associates, Inc., which was retained by Telesource International in June 1999 for a fee of $90,000 plus 300,000 shares of Telesource International common stock. Venture Associates has agreed to act as an uncompensated finder in connection with the acquisition transaction. The common stock that was to be paid to Longman & Associates, Inc. is to be paid by SHBC. In May, 1999, Longman & Associates retained Sixth Business Service Group to provide services necessary to accomplish Telesource International's objectives for a fee of $45,000. At the request of Mr. Zayed, in May 1999, Sixth Business Service Group sold Mr. Zayed 110,000 shares for aggregate consideration of $100. Thereafter, there were numerous telephone conversations between the companies relating to various aspects of the potential merger, including in-depth discussions concerning the steps that needed to be taken to close the merger.

	Following these discussions, representatives of Sixth Business Service Group and Telesource International negotiated the remaining basic structure, terms and conditions of the merger. After having reached resolution on all open issues, a merger agreement was drafted and Telesource International convened a special meeting of its board of directors at which the agreement of merger and the other transactions required by the merger agreement were discussed and reviewed. In connection with these discussions, SHBC agreed that prior to closing the merger, it will surrender 210,000 shares of Telesource International common stock for retirement and will assume Telesource International's obligation to transfer 300,000 shares as described above. The purpose of these actions is to reduce the number of shares of the surviving corporation to be outstanding after the merger to 10,000,000 and to have SHBC absorb the dilutive effect of the transaction in full. All Telesource International shareholders other than SHBC and affiliates currently own 36.61% of Telesource International stock and will own 36.61% of Sixth Business Service Group common stock after the merger as a result. Accordingly, no dilution will occur to any Telesource International shareholder other than SHBC as a result of the merger. Thereafter, on November 3, 1999, the board of directors of Telesource International unanimously adopted and approved the agreement of merger and the transactions required by the merger agreement.

	On November 3, 1999, Michael T. Williams, as the sole director of Sixth Business Service Group, approved the agreement of merger and the transactions required by the merger agreement. As of November 3, 1999, the agreement of merger was executed and delivered by each of the parties.

        In March 2000, Mr. Longman joined Harrison Douglas, an NASD broker/dealer. As a condition of Mr. Longman's employment, Longman & Associates was required to assign its contract to Harrison Douglas. Of the funds payable under the agreement assigned to Harrison Douglas, $45,000 is being paid to us on behalf of Telesource, which we are treating as a merger fee. Of this fee, $5,000 will be paid to Mr. Williams as salary for acting as an executive officer and director and signing this registration statement, and the remaining $40,000 will be paid to Williams Law Group, P.A. as legal fees for preparation of this registration statement. In addition, following a reverse split of our stock prior to the closing of the merger, Mr. Williams through his blind trust will own 100,000 shares of the surviving company.

	Neither of the respective boards of Directors of Sixth Business Service Group or Telesource International requested or received, or will receive, an opinion of an independent investment banker as to whether the merger is fair, from a financial point of view, to Sixth Business Service Group and its stockholders Telesource International and its shareholders.

Reasons for the merger

	Sixth Business Service Group' reasons for the merger.

	In considering the merger, the Sixth Business Service Group board took note of the fact that a merger with Telesource International would accomplish all of Sixth Business Service Group's business objectives. Accordingly, the Sixth Business Service Group board determined that the merger proposal was fair to, and in the best interests of, Sixth Business Service Group and the Sixth Business
Service Group's stockholders.

	Telesource International's reasons for the merger.

        * Increase the visibility of Telesource International's business, which could be helpful in further developing and commercializing Telesource International's products.

        * Facilitate Telesource International's ability to raise capital in the public markets.

        * Potentially improve Telesource International's shareholders' ability to sell their shares in the over-the-counter market.

Interests of certain persons in the merger

	Upon the closing of the merger, the current directors and executive officers of Telesource International will become the directors and executive officers of the surviving corporation. Mr. Nidal Zayed owns110,000 shares of Sixth Business Service Group.

Selection of Pender Newkirk & Company as auditors

	After Telesource International began evaluating the option of merging with Sixth Business Service Group, management determined that Telesource International needed to hire an external audit firm which is a member of the SEC Practice Division to perform a consolidated audit of the company's financial statements and to assist the company with SEC reporting requirements. Telesource also needed a firm with experience in auditing companies within the construction and engineering industry and that was prepared to begin the audit right away. Telesource did use a local firm in Lombard, Illinois to perform an annual audit; however, the local firm in Lombard, Illinois did not meet the required SEC reporting experience. Telesource International began a search for an audit firm which met these requirements and after discussing the need to locate a firm which met our requirements with Mike Williams of Williams Law Group, Telesource was referred to Pender Newkirk & Company by Mr. Williams.

Material Federal Income Tax Consequences

	The following discussion summarizes the material federal income tax consequences of the merger that are generally applicable to holders of Telesource International's common stock. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, existing and proposed Treasury Regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to the Telesource International shareholders, as described herein.

	Telesource International's shareholders should be aware that this discussion does not deal with all federal income tax considerations that may be relevant to particular shareholders in light of their particular circumstances, such as shareholders who are dealers in securities, banks or insurance companies, are subject to the alternative minimum tax provisions of the code, are foreign persons, are tax-exempt entities, are taxpayers holding stock as part of a conversion, straddle, hedge or other risk reduction transaction, or who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions. In addition, the following discussion does not address the tax consequences of the merger under foreign, state or local tax laws or the tax consequences of transactions effectuated prior to, concurrently with or after the merger as a result of its filing of a Form 8-A electing to be a reporting company subject to the requirements of the 1934 act, whether or not such transactions are in connection with the merger.
Accordingly, all shareholders are urged to consult their own tax advisors as to the specific consequences of the merger to them, including the applicable federal, state, local and foreign tax consequences of the merger in their particular circumstances.

        Neither Sixth Business Service Group nor Telesource International has requested, or will request, a ruling from the Internal Revenue Service, IRS, with regard to any of the federal income tax consequences of the merger. It is the opinion of Williams Law Group, P.A., counsel to Sixth Business Service Group, that the merger will constitute a reorganization under Section 368(a) of the code. The tax opinion is based on certain assumptions, as well as representations received from Telesource International, Sixth Business Service Group and certain shareholders of Telesource International and will be subject to the limitations discussed below. Of particular importance are the assumptions and representations relating to the continuity of interest requirement discussed below. Moreover, the tax opinions will not be binding on the IRS nor preclude the IRS from adopting a contrary position. The tax description set forth below has been prepared and reviewed by Williams Law Group, and in their opinion, to the extent such descriptions relates to statements of law, it is correct in all material respects. The following tax consequences are implicit in the firm's opinion that the merger is a 368(a) reorganization.

	Subject to the limitations and qualifications referred to herein, and as a result of the merger's qualifying as a reorganization, the following federal income tax consequences should, under currently applicable law, result:

        * No gain or loss will be recognized for federal income tax purposes by the holders of Telesource International common stock upon the receipt of Sixth Business Service Group common stock solely in merger for such Telesource International common stock in the merger, except to the extent that cash is received by the exercise of dissenters' rights.

        * The aggregate tax basis of the Sixth Business Service Group common stock so received by Telesource International shareholders in the merger will be the same as the aggregate tax basis of the Telesource International common stock surrendered in merger therefore.

        * The holding period of the Sixth Business Service Group common stock so received by each Telesource International shareholder in the merger will include the period for which the Telesource International common stock surrendered in merger therefore was considered to be held, provided that the Telesource International common stock so surrendered is held as a capital asset at the closing of the merger.

	A holder of Telesource International common stock who exercises dissenters' rights with respect to a share of Telesource International common stock and receives a cash payment for such share generally should recognize capital gain or loss, if such share was held as a capital asset at the closing of the merger, measured by the difference between the shareholder's basis in such share and the amount of cash received, provided that such payment is not essentially equivalent to a dividend within the meaning of Section 302 of the code nor has the effect of a distribution of a dividend within the meaning of Section 356(a)(2) of the code after giving effect to the constructive ownership rules of the code. A sale of shares under an exercise of dissenters' rights generally will not be so treated if, as a result of such exercise, the shareholder exercising dissenters' rights owns no shares of capital stock of the Sixth Business Service Group, either actually or constructively within the meaning of Section 318 of the code, immediately after the merger.

	Neither Sixth Business Service Group nor Telesource International will recognize gain solely as a result of the merger.

	Characterizing the merger as a reorganization is dependent on certain requirements. One key requirement is that there is a continuity of interest with respect to the business of Telesource International. In order for the continuity of interest requirement to be met, shareholders of Telesource International must not, under a plan or intent existing at or prior to the closing of the merger, dispose of so much of their Telesource International common stock in anticipation of the merger, plus the Sixth Business Service Group common stock received in the merger that the Telesource International shareholders, as a group, would no longer have a significant equity interest in the Telesource International business being conducted by the us after the merger .

	Telesource International shareholders will generally be regarded as having a significant equity interest as long as the Sixth Business
Service Group common stock received in the merger, in the aggregate, represents a substantial portion of the entire consideration received by the Telesource International shareholders in the merger. This requirement is frequently referred to as the continuity of interest requirement. If the continuity of interest requirement is not satisfied, the merger would not be treated as a reorganization. The law is unclear as to what constitutes a significant equity interest or a substantial portion. The IRS ruling guidelines require eighty percent continuity, although such guidelines do not purport to represent the applicable substantive law. The continuity of interest certificates obtained from such shareholders contemplates that the eighty percent standard will be applied. If such requirement is not satisfied, the merger will not be treated as a reorganization.

	A successful IRS challenge to the reorganization status of the merger would result in significant tax consequences. For example,

        * Telesource International would recognize a corporate level gain or loss on the deemed sale of all of its assets equal to the difference between
        * The fair market value of all assets owned by Telesource International less all liabilities owed by Telesource International on the merger date
        * Telesource International shareholders would recognize gain or loss with respect to each share of Telesource International common stock surrendered equal to the difference between the shareholder's basis in such share and the fair market value, as of the closing of the merger, of the Sixth Business Service Group common stock received in merger therefore.

	In such event, a shareholder's aggregate basis in the Sixth Business Service Group common stock so received would equal its fair market value and the shareholder's holding period for such stock would begin the day after the merger as a result of its filing of a form 8-A electing to be a reporting company subject to the requirements of the 1934 act is consummated.

 	Even if the merger qualifies as a reorganization, a recipient of Sixth Business Service Group common stock would recognize income to the extent that, for example, any such shares were determined to have been received in merger for services, to satisfy obligations or in consideration for anything other than the Telesource International common stock surrendered. Generally, such income is taxable as ordinary income upon receipt. In addition, to the extent that Telesource International shareholders were treated as receiving, directly or indirectly, consideration other than Sixth Business
Service Group common stock in merger for such shareholder's common stock gain or loss would have to be recognized.

Termination.

	At any time prior to the Effective Date, the merger agreement may be terminated, and the merger abandoned under certain circumstances, including:

        * By mutual consent of Sixth Business Service Group and Telesource International
        * By either party if any of the other party's representations and warranties contained in the merger agreement shall be or shall have become inaccurate, or if any of the other party's covenants contained in the merger agreement shall have been breached
        * By either party if a court of competent jurisdiction or other governmental body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the merger
        * By Telesource International if the special meeting shall have been held and the merger agreement shall not have been adopted and approved at such meeting by the required vote
        * By Telesource International if Telesource International reasonably determines that the timely satisfaction of any condition to its obligations to consummate the merger has become impossible or unlikely.

Dissenters' Rights

	The following summary of dissenters' rights under Delaware law is qualified in its entirety by reference to section 262, Delaware
General Corporation Law. However, the summary does contain all material information in section 262.

	Pursuant to section 262 of the Delaware General Corporation Law, the holder of record of any shares of Telesource International common stock who does not vote such holder's shares in favor of adoption and approval of the merger may assert appraisal rights and elect to have the "fair value" of such holder's shares of Telesource International common stock determined and paid to such holder, provided that such holder complies with the requirements of section 262, summarized below. All references to and summaries of the rights of the dissenting shareholders are qualified in their entirety by reference to the text of section 262 of the DGLC which is attached to this Information statement as Exhibit C.

	Any shareholder entitled to vote on the merger who desires that Telesource International purchase shares of Telesource International common stock held by such shareholder, must not vote in favor of adoption and approval of the merger. Shares of Telesource
International common stock voted in favor of adoption and approval of the merger will be disqualified as dissenting shares.

	Shareholders whose shares are not voted in favor of adoption and approval of the merger and who, in all other respects, follow the procedures specified in section 262 will be entitled to have their Telesource International common stock appraised by the Delaware Court of Chancery and to receive payment of the "fair value" of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Court. The procedures set forth in section 262 must be strictly complied with. Failure to follow any such procedures will result in a termination or waiver of appraisal rights under section 262.

	Under section 262, a holder of Telesource International common stock may exercise appraisal rights as follows:

        * Either before the effective date of the merger or consolidation or within ten days thereafter, Telesource International shall notify each of the holders of any of its class or series of stock who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation.

        * Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

        * For purposes of determining the stockholders entitled to receive either notice, each corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        * The written demand for appraisal must be made by or for the holder of record of shares of Telesource International common stock. Accordingly, such demand must be executed by or for such shareholder of record, fully and correctly, as such stockholder's name appears on the stock certificates representing the shares. If the applicable shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in such capacity, and if the applicable shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand should be executed by or for all joint owners. An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a shareholder of record. However, the agent must identify the record owner(s) and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the record owner(s).

        * A record owner, such as a broker, who holds shares as nominee for other persons may exercise appraisal rights with respect to the shares held for all or less than all of such other persons. In such case, the written demand should set forth the number of shares covered by it. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares standing in the name of such record owner.

        * Within 10 days after the closing of the merger, Telesource International is required to, and will, notify each shareholder who has satisfied the foregoing conditions of the date on which the closing of the merger occurred and that appraisal rights are available with respect to shares for which a demand has been submitted. Within 120 days after the closing of the merger, Telesource International, or any such shareholder who has satisfied the foregoing conditions and is otherwise entitled to appraisal rights under section 262, may file a petition in the court demanding a determination of the value of the shares held by all shareholders entitled to appraisal rights. If no such petition is filed, appraisal rights will be lost for all shareholders who had previously demanded appraisal of their shares. Shareholders of Telesource International seeking to exercise appraisal rights should not assume that Telesource International will file a petition with respect to the appraisal of the value of their shares or that Telesource International will initiate any negotiations with respect to the "fair value" of such shares. Accordingly, such shareholders should regard it as their obligation to take all steps necessary to perfect their appraisal rights in the manner prescribed in section 262.

        * Within 120 days after the date of the closing of the merger, any shareholder who has therefore complied with the applicable provisions of section 262 will be entitled, upon written request, to receive from Telesource International a statement setting forth the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal were received by Telesource International, and the number of holders of such shares. Such statement must be mailed within 10 days after the written request therefore has been received by Telesource International or within 10 days after expiration of the period for delivery of demands for appraisal, which ever is later.

        * If a petition for an appraisal is timely filed, at the hearing on such petition the court will determine the shareholders of Telesource International entitled to appraisal rights. After determining the shareholders entitled to an appraisal, the court will appraise the value of the shares of Telesource International common stock owned by such shareholders, determining the "fair value" thereof exclusive of any element of value arising from the accomplishment or expectation of the merger. The court will direct payment by Telesource International of the fair value of such shares together with a fair rate of interest, if any, on such fair value to shareholders entitled thereto upon surrender to Telesource International of stock certificates. The costs of the proceeding may be determined by the court and taxed upon the parties as the court deems equitable in the circumstances. Upon application of a shareholder, the court may, in its discretion, order that all or a portion of the expenses incurred by any shareholder in connection with an appraisal proceeding, including without limitation, reasonable attorneys' fees and fees and expenses of experts, be charged pro rata against the value of all the shares entitled to appraisal.

        * Although Telesource International believes that the merger is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the court and shareholders should recognize that such appraisal could result in a determination of a value higher or lower than, or the same as, the Conversion Value. Moreover, Telesource International does not presently anticipate offering more than the Conversion Value to any shareholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of section 262, the "fair value" of a share of Telesource International common stock is less than the Conversion Value. In determining the "fair value" of shares of Telesource International common stock, the court is required to take into account all relevant factors. Therefore, such determination could be based upon considerations other than, or in addition to, the price paid for shares of Telesource International common stock, including, without limitation, the market value of shares and the asset values and earning capacity of Telesource International.
           In WEINBERGER V. UOP, INC. ET AL., 457 A.2d 701,713 (Del. 1983), the Delaware Supreme court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. Section 262 provides that "fair value" is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." In WEINBERGER, the Delaware Supreme court held that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered."

        * Any holder of shares of Telesource International common stock who has demanded an appraisal in compliance with section 262 will not, after the closing of the merger, be entitled to vote such holder's shares for any purpose nor be entitled to the payment of dividends or other distributions on such shares (other than those payable to shareholders of record as of a date prior to the closing of the merger).

        * If (i) no petition for an appraisal is filed within 120 days after the date of the closing of the merger or (ii) a holder of shares delivers to Telesource International a written withdrawal of such holder's demand for an appraisal and an acceptance of the merger, either within 60 days after the closing of the merger or with the written approval of Telesource International thereafter (which Telesource International reserves the right to give or withhold, in its sole discretion), then the right of such shareholder to an appraisal will cease and such shareholder will remain a shareholder of Telesource International. No appraisal proceeding in the court will be dismissed as to any shareholder without the approval of the court, which approval may be conditioned on such terms as the court deems just.

	It is a condition to Telesource International' obligations to consummate the merger that the holders of no more than 1% of the outstanding shares of Telesource International's common stock are entitled to dissenters' rights. If demands for payment are made with respect to more than 1%, of the outstanding shares of Telesource International's common Stock, and, as a consequence more than 1% of the shareholders of Telesource International become entitled to exercise dissenters' rights, then Telesource International will not be obligated to consummate the merger.

Accounting Treatment

	For accounting purposes, the merger will be treated as a reverse acquisition with Telesource International being treated as the acquirer for financial reporting purposes.

Merger Procedures

	Unless otherwise designated by a Telesource International shareholder on the transmittal letter, certificates representing shares of Sixth Business Service Group common stock issued to Telesource International shareholders will be issued and delivered to the tendering Telesource International shareholder at the address on record with Telesource International. In the event of a transfer of ownership of shares of Telesource International common Stock represented by certificates that are not registered in the transfer records of Telesource International, the shares may be issued to a transferee if such certificates are delivered to the Transfer Agent, accompanied by all documents required to evidence such transfer and by evidence satisfactory to the Transfer Agent that any applicable stock transfer taxes have been paid. If any certificates shall have been lost, stolen, mislaid or destroyed, upon receipt of

        * An affidavit of that fact from the holder claiming such certificates to be lost, mislaid or destroyed, Such bond, security or indemnity as the surviving corporation and the merger agent may reasonably require
        * Any other documents necessary to evidence and effect the bona fide merger, the merger agent shall issue to holder the shares into which the shares represented by such lost, stolen, mislaid or destroyed
        *  Certificates have been converted.

	Neither Sixth Business Service Group, Telesource International, nor the Transfer Agent is liable to a holder of Telesource International's common stock for any amounts paid or property delivered in good faith to a public official under any applicable abandoned property law.
Adoption of the merger agreement by the Telesource International's shareholders constitutes ratification of the appointment of the Transfer Agent.

	After the closing of the merger, holders of certificates will have no rights with respect to the shares of Telesource International common stock represented thereby other than the right to surrender such certificates and receive in merger the shares of Sixth Business Service Group common stock to which such holders are entitled.


        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                           RESULTS OF OPERATIONS

Introduction

	In Management's Discussion and Analysis we explain the general financial condition and results of operations for Telesource
International and its business subsidiaries including:

        *  what factors affect our business,
        * what our earnings and costs were for the three months ended March 31, 2000 and the twelve months ended December 31, 1999 and 1998, respectively,
        * why those earnings and costs were different from the year before,
        *  where our earnings came from,
        *  how all of this affects our overall financial condition,
        *  how our segments performed,
        * where cash will come from to pay for future capital expenditures.

	As you read Management's Discussion and Analysis, it may be helpful to refer to our Consolidated Statements of Income on page F-3, which present the results of our operations for 1999, 1998 and 1997 and the three months ended March 2000. In Management's Discussion and
Analysis, we analyze and explain the annual changes in the specific line items in the Consolidated Statements of Income. Our analysis may be important to you in making decisions about your investments in Telesource International.

	Telesource International and Sixth Business Service Group have agreed to merge into a new company and for the surviving company to be named Telesource International, Inc. We plan to complete the merger as soon as we obtain all regulatory approvals. These matters are discussed in more detail beginning on page 5.

Overview of Telesource International

	Telesource International is an international engineering and construction company, which has among its operations power generation and specialty construction services in the Commonwealth of Mariana Islands. We operate a diesel fired electric power generation plant for the sale of electricity to the local power grid. Our facility in Lombard, Illinois annually handles the procurement, export and shipping of several million dollars worth of U.S. fabricated products for use by our subsidiaries or for resale to customers outside of the mainland.

	Telesource International was formed in 1994 to facilitate various intra-corporate activities and, until July 1999, was a wholly owned subsidiary of SHBC a Kuwait-based civil, electrical and mechanical construction company.

	We conduct our operations primarily through subsidiaries. We currently have two subsidiaries. Our Mariana subsidiary handles construction and management of our power facilities in the Commonwealth of Mariana Islands. Our second subsidiary, Commsource International located in Chicago, Illinois, is an international export company that facilitates the purchase of equipment fabricated in the U.S. Our branch offices in Guam, Telesource International Pacifica and Pacifica Power Resources, a trading company, were created to take advantage of opportunities we believe will be available there.

	Telesource International has three main operating segments: construction services, trading activities and power generation. The power generation activities did not commence until March 1999.

        * Construction services. Our main lines of construction services cover the range from single-family housing to power generation plants. We are now working on expanding the business by taking advantage of opportunities to increase market share in existing geographic areas and to expand geographic service areas in our core lines of business. We are currently one of the largest construction contractors in the Commonwealth of Northern Mariana Islands.

        * Power generation and sale. We have contracts to generate and provide wholesale electrical power to local government agencies, which is then distributed on their power grids.

	In March 1999, Telesource International began generating power for resale at its power generation plant, and this activity generated
$140,155 in operating revenues from the commissioning of the power plant on March 31, 1999 through March 31, 2000 or less than 1% of the combined gross revenues for Telesource International. Prior to 1999, Telesource International had not established this segment and therefore financial data is presented only for the three months ended March 31, 2000 and the year ended December 31, 1999. For the years ended December 31, 1998 and 1997, Telesource International was involved in two other lines of business, construction and trading of U.S. fabricated products. There were no material amounts of transfers between lines of business. Any intersegment sales have been eliminated. The following table sets forth segment information for the periods indicated:

                                  Power
                               Generation       Construction       Trading         Total
                             ----------------------------------------------------------------
March 31, 2000:
      Gross revenues         $     18,822      $  2,819,311    $  1,519,344     $  4,357,477
      Costs and expenses          191,066         1,927,694       1,415,252        3,534,012
            Gross profit         (172,244)          891,617         104,092          823,465
      Expenses                      8,628           920,376         392,169        1,321,173
      Operating profit (loss)    (180,872)          (28,759)       (288,077)        (497,708)
      Other income (expense)      215,682          (114,713)              -          100,969
      Net income (loss)            34,810           (61,137)       (288,077)        (314,404)

      Current assets               31,752         3,649,444         956,211        4,637,407
      Costs and estimated
      earnings in excess
          of billings                   -        25,214,840               -       25,214,840
      Notes receivable,
      net of current portion            -        11,781,120               -       11,781,120
      Total assets                 31,752        43,204,711       1,431,329       44,667,792
      Total liabilities                 -        35,785,320       1,730,155       37,515,475

1999:
      Gross revenues         $    121,333      $ 19,306,599    $  3,608,419     $ 23,036,351
      Costs and expenses          638,062        14,798,543       3,161,775       18,598,380
            Gross profit         (516,729)        4,508,056         446,644        4,437,971
      Expenses                     18,061         2,257,338       1,061,001        3,336,400
      Operating profit (loss)    (534,790)        2,250,718        (614,357)       1,101,571
      Other income (expense)      721,087           205,131              30          926,248
      Net income (loss)           186,297         2,078,231        (614,327)       1,650,201

      Current assets               17,018         3,183,759         202,795        3,403,572
      Costs and estimated
      earnings in excess
          of billings                   -        24,113,343               -       24,113,343
      Notes receivable,
      net of current portion            -        12,022,557               -       12,022,557
      Total assets                 17,018        42,311,888         306,295       42,635,201
      Total liabilities                 -        34,648,688         519,792       35,168,480

1998:
      Gross revenues         $          -      $ 28,069,654    $  5,398,553     $ 33,468,207
      Costs and expenses                -        21,931,964       5,099,326       27,031,290
            Gross profit                -         6,137,690         299,227        6,436,917
      Expenses                          -           824,390         875,684        1,700,074
      Operating profit (loss)           -         5,313,300        (576,457)       4,736,843
      Other income (expense)            -           (35,682)         12,453          (23,229)
      Net income (loss)                 -         4,574,823        (564,004)       4,010,819

      Current assets                    -           925,732         322,178        1,247,910
      Costs and estimated
      earnings in excess
          of billings                   -        22,502,747               -       22,502,747
      Total assets                      -        25,171,887         424,292       25,596,179
      Total liabilities                 -        19,292,695         486,964       19,779,659

1997:
      Gross revenues         $          -      $  4,805,669    $  8,570,339     $ 13,376,008
      Costs and expenses                -         3,563,007       8,057,617       11,620,624
            Gross profit                -         1,242,662         512,722        1,755,384
      Expenses                          -           467,159         637,469        1,104,628
      Operating profit (loss)           -           775,503        (124,747)         650,756
      Other expense                     -            30,697               -           30,697
      Net income (loss)                 -           718,337        (124,747)         593,590

      Current assets                    -         2,090,403          72,374        2,162,777
      Costs and estimated
      earnings in excess
          Of billings                   -         5,187,997               -        5,187,997
      Total assets                      -         8,346,759       1,074,752        9,421,511
      Total liabilities                 -         7,042,390       1,273,420        8,315,810


        Gross profit is total operating revenue less operating expenses. Gross profit excludes general corporate expenses, interest expense, interest income and income taxes.

        Revenues from the construction of the power plant were $1,096,923 for the three months ended March 31, 2000 and $15,352,738, $22,502,747 and none for years ended 1999, 1998 and 1997, respectively. The revenues on the construction of the power plant were included in the construction segment. Revenues from Telesource International's related party SHBC were $1,861,384 for the three months ended March 31, 2000 and $7,817,252, $10,945,832 and $9,052,755 for the years ended 1999,
1998 and 1997, respectively. The revenues from SHBC recognized under the construction segment were $447,373 during the three months ended March 31, 2000 and $4,687,665, $5,547,279 and $4,805,669 for the years ended 1999, 1998 and 1997, respectively, and the revenues from SHBC recognized under the trading segment were $1,414,011 for the three months ended March 31, 2000 and $3,129,587, $5,398,553 and $4,247,086
for the years ended 1999, 1998 and 1997, respectively.

        Trading revenues of $3,036 during the three months ended March 31, 2000 and $81,627 during the year ended 1999 were earned in Guam. All other revenues recognized under the trading segment for all periods presented were earned at our location in Lombard, Illinois. All revenues earned under our construction and power generation segments for all periods presented were earned within the Commonwealth of Mariana Islands.

        Long-lived assets located in the Commonwealth of Mariana Islands were $40,154,257 at March 31, 2000 and $39,140,351, $24,246,155 and
$6,256,356 as of December 31, 1999, 1998 and 1997, respectively.

	Telesource International's contracts are obtained primarily through competitive bidding in response to advertisements by federal, state and local agencies, and private parties. Telesource International's bidding activity is affected by such factors as backlog, current utilization of equipment and other resources, ability to obtain necessary surety bonds and competitive considerations. Bidding activity, backlog and revenue resulting from the award of new contracts to Telesource International may vary significantly from period to period.

	Revenue from construction contracts including construction joint ventures is recognized using the percentage-of-completion method of accounting, based upon costs incurred and projected costs. Cost of revenue consists of direct costs on contracts; including labor and materials, amounts payable to subcontractors, direct overhead costs, equipment expense (primarily depreciation, maintenance and repairs) and insurance costs. Depreciation is provided using straight-line methods for construction equipment. Contracts frequently extend over a period of more than one year and revisions in cost and profit estimates during construction are reflected in the accounting period in which the facts that require the revision become known. Losses on contracts, if any, are provided in total when determined, regardless of the degree of project completion. To date Telesource International has not recognized any losses on any contracts. Claims for additional contract revenue are recognized in the period when it is probable that the claim will result in additional revenue and the amount can be reliably estimated. No claims have occurred to date. The foregoing as well as the stage of completion, and mix of contracts at different margins may cause fluctuations in gross profit between periods.

	Financial statements based on the percentage-of-completion method present the economic substance of Telesource's construction of the power plant and events more clearly and more timely than if the completed-contract method had been used. Specifically, the percentage-of-completion method is more accurate in matching the revenues on the construction of the power plant with the costs incurred to earn those revenues and to match the revenues and costs with the correct reporting period along with informing users of Telesource's financial statements of the volume of economic activity of Telesource

International during the reporting period. The construction and operation of the power plant will occur over a period exceeding 10 years; however over 60% of the costs involved in the construction and operation of the power plant occurred within the first two years of the contract sign date. The completed-contract method would delay recognition of profits until the completion of the contract. The buyer of the power plant does have the right to suspend, delay or interrupt all or any part of the construction or operation of the power plant for the time as the buyer may determine to be appropriate for its convenience and the buyer has the right to terminate the contract on the power plant if Telesource is in default under terms as outlined in the contract.

	The construction industry and electric utility industry are undergoing rapid and substantial change. Competition is increasing. The regulatory environment is shifting. These matters are discussed briefly in the "Competition" and "Regulatory" sections on pages 46 and
47. Telesource International continuously evaluates these changes. Based on the evaluations, Telesource International refines its short and long-term business plans with the primary goal of protecting our security holders' investments and providing them with superior returns on their investment in Telesource International. As you read Management's Discussion and Analysis, many Telesource International initiatives to support our primary goal are mentioned. These include the proposed merger with Sixth Business Service Group and subsequent listing of Telesource International's stock on the Over The Counter system, designed to position us to remain competitive as the industry changes by giving us improved access to the capital markets.

Cautionary Statement

	This registration statement on Form S-4 contains "forward-looking statements", as defined by the Private Securities Litigation Reform
Act of 1995, in order to provide investors with prospective information about Telesource International. For this purpose, any statements which are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words "believes", "anticipates", "plans", "expects" and similar expressions are intended to identify forward-looking statements.
There are a number of important factors which could cause Telesource International's actual results and events to differ materially from those indicated by the forward-looking statements. These factors include, without limitation, those set forth below under the caption " Factors That May Affect Future Results".

Results of Operations

Three months ended March 31, 2000 compared to the three months ended March 31, 1999

	Revenue. During the three months ended March 31, 2000 revenue was $4,357,477 and increased $35,401 or 0.8%, as compared to revenues of $4,322,076 for the same period in 1999. The increase in revenues is attributed to a growth in sales revenue from $739,060 to $1,431,073 for the three months ended March 31, 1999 and 2000, respectively.

	Construction Revenue. The construction revenues during the three months ended March 31, 2000 were $2,839,736 and decreased $494,578 or 14.8%, as compared to construction revenues of $3,334,314 for the same period in 1999. During the three months ended, Telesource completed its construction activities on Phase II of the power generation plant. The decrease in construction revenues is attributed to the completion of Phase II.

	Sales Revenue. Sales revenue during the three months ended March 31, 2000 were $1,431,073 and increased $692,013 or 93.6%, as compared to sales revenue of $739,060 for the same period during 1999. The increase in sales revenue during 2000 is attributed to an increase in sales to our related party. The sales revenue to Telesource's related party were in the amount of $1,414,011 and $688,651 during the three months ended March 31, 2000 and 1999, respectively.

	Rental Income. Rental income decreased $149,957 during the three months ended March 31, 2000, from $205,000 to $55,043 for the three months ended March 31, 1999 and 2000, respectively. The decline in rental income is attributed to a corresponding decrease in rental income on the radio relay station project. Rental income consists of fees collect on rental of our equipment to our related party for use in the construction of the radio relay station. The rental fees are billed on a monthly basis for equipment used during the billing period. Rental income is recognized at the time of billing.

	Service Fees. Service fees declined $12,077, from $43,702 to $31,625 during the three months ended March 31, 1999 and 2000, respectively.
The service fees were recognized on service fees associated with the construction of the radio relay station and consist of amounts billed to a related party for project management services performed on the radio relay station. Due to the completion and commissioning of the radio relay station in February 2000, sales revenues, rental revenues and service fees are expected to decrease further.

	Gross Profits. For the three months ended March 31, 1999 and 2000, respectively, gross profits were $823,465 and $1,437,343, which represents a $613,878 or 42.7% decrease. As a percentage of revenue, gross profit decreased during the three months ended March 31, 2000 to 18.9% from 33.3% for the same period in 1999. The decrease in gross profits is attributed to the decrease in construction revenues recognized during the three months ended March 31, 2000 as compared to the same period in 1999.

	Salaries and Employee Benefits. Salaries and employee benefits were $446,075 for the three months ended March 31, 2000 as compared to $207,854 for the same period in 1999. The increase in salaries and employee benefits was $238,221 or a 114.6%. Salaries and employee benefits were 4.8% of revenues during the three months ended March 31, 1999 and increased to 10.2% of revenues for the same period in 2000.
The sharp increase is attributed to the addition of staff required for the operation of the power plant and the addition of a chief executive officer, executive vice president and chief financial officer. Twenty-three employees were required for the operation and maintenance of the power plant. All of these positions were added during 1999. The salaries for employees involved in the construction of the power plant are capitalized during the construction phase and were not included in salaries and employee benefits expenses during the three months ended
March 31, 1999.

	Occupancy and Equipment Expenses. Occupancy and equipment expenses increased to $132,650, or 110.7%, from $62,953 for the three months ended March 31, 2000 and 1999, respectively. Occupancy and equipment expenses as a percentage of revenue were 1.5% and 3.0% for the three months ended March 3, 1999 and 2000, respectively. The increase in occupancy and equipment expense is attributed to the additional space required for offices and storage of equipment.

	General and Administrative Expenses. General and administrative expenses include costs associated with Telesource International's estimating and bidding activities, and other administrative costs. General and administrative expenses increased from $455,361 to $742,448 for the three months ended March 31, 1999 and 2000, respectively and increased to 17.0% of gross revenues, from 10.5% of gross revenues for the three months ended March 31, 2000 and 1999, respectively. Telesource incurred director fees of $35,000 during the first quarter of 2000 and none in same period during 1999.
Professional fees increased from $10,894 to $101,506 for the three months ended March 31, 1999 and 2000, respectively. The increase of $90,612 over the prior year in professional fees is attributed to the cost associated with the Telesource's efforts to become publicly listed. Insurance expenses increased $46,163 from $16,619 to $62,782 for the three months ended March 31, 1999 and 2000, respectively. The increase in insurance expense is attributed to additional insurance required for the operation of the power plant. Travel and entertainment expense increased $119,567 from $27,213 to $146,780 for the three months ended March 31, 1999 and 2000, respectively. The increased travel is attributed to the need for increased involvement by the corporate officers in Lombard, Illinois along with the increased involvement of the chief executive officer in Telesource International's efforts to become publicly listed. The chief executive officer resides in Saipan.

Other Expense and Other Income. Other expense and other income, net, increased to a net other income of $100,969 for the three months ended March 31, 2000 as compared to $53,433 for the same period during 1999. The increase is attributed to the interest income recognized on the promissory notes. The promissory notes did not begin to earn interest until the completion of Phase I on the power plant in March 1999.

Net Loss. Net loss for the three months ended March 31, 2000 was $314,404 as compared to net income of $859,198 for the same period during 1999. The decrease in net results during 2000 is attributed to the completion of construction activities on the power plant and radio relay station. The completion of the construction activities on these two projects resulted in a decrease in construction revenues, rental income and service fees. Earnings per share in future periods will depend in large part on the Company's ability to successfully bid and be awarded additional contracts for construction services.

Operating Activities

	The following adjustments, which did not impact the Company's cash flows, need to be considered in order to reconcile the Company's 2000 net loss to its net cash provided by operating activities.

	Depreciation and Amortization. During the three months ended March 31, 2000, Telesource recognized depreciation of $90,887 and no amortization.

	The Company also offers the following information to discuss changes in its operating assets and liabilities which most notably impacted its cash position during 2000:

        The Company's current assets amounted to $4,637,407 as of March 31, 2000 as compared to $3,403,572 as of December 31, 1999. The increase is due to an increase in accounts receivable in the amount of $1,560,608 at March 31, 2000. The increase in accounts receivable is attributed primarily to the housing project on the island of Saipan.
The billing cycle for this project is quarterly and collection of invoices on this project are taking approximately ninety days after billing which results in a build up of receivables on the project. The time required for collection is the result of Telesource's customer on the housing project invoicing the Department of Housing and Urban Development upon receipt of an invoice from Telesource. Telesource is not paid until after our customer has collected on their invoice to the Department of Housing and Urban Development.

	Costs and estimated earnings in excess of billings increased $1,101,497 to $25,214,840 at March 31, 2000 from $24,113,343 at December
31, 1999. The increase is attributed to the work performed on phase II of the power generation plant construction contract and work performed on other construction projects.

	Premises and equipment decreased $60,704 to $1,830,484 at March 31, 2000 as compared to $1,891,188 at December 31, 1999. Purchases of equipment during the three months ended March 31, 2000 were $30,183 and depreciation for the same period was $90,887.

	Accounts payable and accrued expenses amounted to $6,507,283 as of March 31, 2000 as compared to $5,510,317 at December 31, 1999. The increase of 18.1% in accounts payable and accrued expenses is attributed to the goods and services purchased for construction activities currently underway. Customer deposits remained unchanged in the amount of $125,000 at March 31, 2000 as compared to December 31, 1999.

	Notes payable classified as short term increased from $500,000 to $3,000,000 as of March 31, 2000 as compared to December 31, 1999. The increase in short term borrowings consist of $500,000 due to the Citytrust Bank in May 2000, a $1,000,000 line of credit with the Bank of Hawaii due in March 2001 and $1,500,000 line of credit with the Hongkong and Shanghai Banking Corporation due in January 2001. The $500,000 letter credit with Citytrust Bank was extended in May 2000 for thirty days and was subsequently paid off in June 2000. In June
2000, a new short term loan was established with Citytrust Bank in the amount of $550,000 due in June 2001.

	Notes payable classified as long term decreased from $28,000,000 at December 31, 1999 to $27,000,000 at March 31, 2000. The reduction in long term debt is a result of a reclassification of the $1,000,000 due to the Bank of Hawaii from long term debt to short term debt.

	Warranty Reserve. The Company does not record a warranty expense. Work performed under warranties is performed at the expense of the equipment manufacturer. Telesource has not experienced any losses associated with warranty work to date.

Financing Activities

	Unsecured Line of Credit with the Commercial Bank of Kuwait, New York Branch - Telesource International used the full amount of a credit line with $25 million of available credit under an unsecured loan from the Commercial Bank of Kuwait, New York Branch. The loan has an interest rate of LIBOR plus 300 basis points. Under the terms of the loan agreement, interest payments are due annually and the principal balance is due at maturity. This loan is scheduled to mature in February 2002. This loan has a guarantee of repayment to the Commercial Bank of Kuwait, New York Branch, from Telesource International's largest shareholder, SHBC and its major shareholders. See "Certain Relationships and Related Transactions".

	Telesource International was granted an unsecured letter of credit with the Kuwait Real Estate Bank for $2,000,000 and had subsequently borrowed $2,000,000 on this letter of credit at March 31, 2000. The loan has an interest rate of LIBOR plus 250 basis points. This loan was originated on May 2, 1999 and will mature on May 2, 2001. Under the terms of the loan agreement, the loan is due in lump sum at maturity. This line of credit is guaranteed by SHBC and its major shareholders.

	Telesource International was granted a $1,000,000 line of credit from the Bank of Hawaii. This line of credit is secured by certificates of deposits held at the Bank of Hawaii and has an interest rate of 1% over the certificate of deposit rate. The line has a maturity in March 2001 with interest payments due monthly and principal due at maturity. Telesource International had fully utilized this line of credit at March 31, 2000.

	On January 24, 2000, Telesource International was granted a $2,000,000 line of credit from The Hongkong and Shanghai Banking Corporation Limited, Guam Branch. This line of credit is secured by the promissory notes Telesource International holds on the power generation plant. This line of credit has a maturity January 31, 2001 with interest payments due monthly and principal due at maturity. This line bears an interest rate of the bank's prime rate plus 1.5%.

	On May 15, 2000, Telesource International was granted a $2,000,000 line of credit from the Bank of Hawaii. This line of credit is secured by the promissory notes Telesource International holds on the power generation plant. This line of credit has a maturity of January 31, 2001 with interest payments due monthly and principal due at maturity. This line bears an interest rate of the bank's prime rate plus 1.0%.

	Common Stock - Telesource International received a capital contribution from its stockholder, SHBC, in the amount of $700,000 in 1998. In July 1999, Telesource International announced that its Board of Directors approved a one-for-ten thousand stock split to stockholders of record on July 26, 1999. There was only one shareholder of record on the record date, SHBC. All references in this document to number of shares and per share amounts of Telesource International's common stock have been retroactively restated to reflect the increased number of shares outstanding.

	Treasury Stock - Telesource International from time to time may make purchases of its own common stock. Telesource International did not purchase any treasury stock during the three months ended March 31, 2000.

Liquidity and Capital Resources

	At March 31, 2000, Telesource International had $500,000 in unused credit lines. Borrowings at March 31, 2000 were of $30,000,000, with $500,000 maturing on May 21, 2000, $1,500,000 maturing on January 31, 2001, $1,000,000 maturing on March 26, 2001 and the remaining balance of $27,000,000 maturing after March 31, 2001. Telesource International had a negative working capital level of $5,450,403 at March 31, 2000 and $3,254,908 at December 31, 1999. The net cash used by operating activities for the three months ended March 31, 2000 were $1,705,922.
The cash used in operating activities was primarily used in the construction of the housing project on the island of Saipan. The net cash used by operating activities were covered primarily by increased borrowings during 2000 of $1,500,000.

	Additional funding in future periods will come mainly from the collection of payments on the power plant, collection of progress payments on projects under construction and additional credit lines to meet the cash flow needs of Telesource International. Short term financing is expected to be in the form of additional lines of credit from our existing banking relationships. Long term financing will be in the form of a replacement of existing borrowings with term loans or the sale of additional shares of stock.

	SHBC and its majority stockholders have provided guarantees on credit lines in the amount of $25,000,000 from the Commercial Bank of Kuwait and $2,000,000 from the Kuwait Real Estate Bank. SHBC and its majority stockholders are under no commitment to provide additional guarantees on any additional debt and are not expected to provide additional guarantees on any additional debt. Without SHBC and its majority stockholders guarantee on additional borrowings, we expect future borrowings will require collateral from Telesource International sufficient to protect the lender. Telesource International expects future borrowings to be secured by our own receivables and promissory notes.

	Telesource will collect $2,160,000 from the guaranteed promissory note payments of $180,000 per month. Telesource will also collect $600,000 from the operating fee on the power plant at $50,000 per month. Telesource owns non-revocable promissory notes with a guarantee of payment and a total balance to be collected as of March 31, 2000 of $19,260,000. As of June 30, 2000, Telesource International has pledged $7,200,000 in promissory notes to secure an additional $4,000,000 in lines of credit established in 2000. The remaining balance of promissory notes of $12,600,000 are available to secure additional loans to meet Telesource International's cash flow requirements if needed.

	While Telesource International believes it has sufficient financing for its current working capital needs, Telesource is considering bidding on additional projects in addition to the current backlog.
There can be no assurance that Telesource International's present capital and financing will be sufficient to finance future operations thereafter. If Telesource International sells additional shares of common stock to raise funds, the terms and conditions of the issuances and any dilutive effect may have an adverse impact on the existing shareholders. If additional financing beyond current levels becomes necessary, there can be no assurance that the financing can be obtained on satisfactory terms. In this event, Telesource
International could be required to restrict its operations.

Power Plant Project

	In 1997, we were awarded a contract to design, build and operate a 10 to 30 megawatt power plant. The contract divided the construction into three phases with each phase adding 10 megawatts of power production capability. Construction of phase I began in 1998 and was completed in March of 1999. Construction of phase II began in 1999 and was completed in March 2000. The third phase will be constructed at the discretion of our Mariana subsidiary as the demand for power increases. Revenue from the contract to design, build and operate the 10 to 30 megawatt power plant is recognized using the percentage-of-completion method of accounting, based upon costs incurred and projected costs. Realized construction costs on phase I and phase II were $12,504,813 and $18,328,499 during 1999 and 1998, respectively.
Construction revenues recognized during 1999 and 1998 were $15,352,738 and $22,502,747, respectively. The power plant construction revenues were 66.7% and 67.0% of revenues for 1999 and 1998, respectively.

	The power plant began producing power in March 1999. During 1999, the operations for the power plant recognized gross revenues on power produced of $121,333, costs and expenses of $638,062 for a gross loss of $516,729. General and administrative expenses were $18,061 and other income of $721,087 for a net income of $186,297. The other income recognized in 1999 in power generation of $721,087 is attributed primarily to the interest recognized on the notes receivable. The notes receivable and monthly operation and maintenance fee were discounted to their net present value at December 31, 1998. There were ten payments on the promissory notes of $180,000 each and ten payments on the operation and maintenance fee of $50,000 each recognized in 1999 for a total of $1,840,000. As of March 31, 2000, we have collected thirteen payments on the promissory notes in the amount of $180,000 each and thirteen payments on the operation and maintenance fee of $50,000 each. Production fees collected for electricity produced from inception of power production in March 1999 to March 31, 2000 were $426,924. The production fee is in addition to the operation and maintenance fee of $50,000 each month.

	In March 1999, Telesource International completed its construction activities on phase I of the power generation plant located on the island of Tinian. Telesource International began operations of the plant and thus billed $13,115,690 for construction of the power generation plant which were converted to promissory notes due on the power plant. There are 120 promissory notes with a payment amount of $180,000 each to be made on a monthly basis upon completion of phase I of the power plant for a total amount to be collected by Telesource International of $21,600,000. Prior to completion of phase I, the costs and estimated earnings in excess earnings included amounts that would be converted to notes receivable. At December 31, 1998 the costs and estimated earnings in excess of billings were $22,502,747 and upon commissioning in March 1999, the promissory notes included in costs and estimated earnings at December 31, 1998 were converted to notes receivable. At March 31, 1999, the total promissory notes of $21,600,000 were converted to notes receivable at their net present value of $13,620,809. The promissory notes are recognized at their respective net present value as of the reporting date and are divided between the current amounts to be collected in the following twelve months and the long term amount. The current portion of notes receivable were $907,822 and none at December 31, 1999 and 1998, respectively, along with the long term portion of notes receivable of $12,022,557 and none as of December 31, 1999 and 1998, respectively.
As of May 31, 2000, Telesource has received fourteen payments on the promissory notes or a total of $2,520,000. The payments are split between the estimated net present value at December 31, 1998 with the remaining balance being recognized as collection of interest on the notes receivable.

	There were current costs and estimated earnings in excess of billings of $629,724 and none as of December 31, 1999 and 1998 are shown at their respective net present values and the current amounts are expected to be collected in the following twelve months. The long term costs and estimated earnings in excess of billings will be realized over the life of the contract or a ten year period. These amounts will be billed as a portion of the power production. Upon receipt of Telesource International's monthly invoice, the CUC shall pay each of the following:

        a. For a period of ten years from the date of substantial completion of phase I, Telesource will be paid $0.02 production per kilowatt hour produced for the first 5,140,000 kilowatt hours each month ("Base Load").
        b. For a period of ten years upon completion and commissioning of phase II, Telesource will be paid $0.065 production fee per kilowatt hour produced in excess of the Base Load.

        The construction of phase I also includes a monthly operation and maintenance fee of $50,000 per month to be paid to Telesource for as long as Telesource is responsible for the operations and management of the power plant. The operation and maintenance fee is recognized at it net present value as of December 31, 1998 on a monthly basis for a period of eleven years with payments commencing in April 1999. To date there have been fourteen operation and maintenance fees collected or a total of $700,000.

        Phase II of the construction on the power plant was completed and commissioned in March 2000 along with the completion of the transmission lines to the radio relay station on the north end of the island. The completion of phase II brings the total power production capacity of the power plant to 20 megawatts.

Related Party Transactions

	Some of our executive officers, directors and major shareholders are also owners, officers and/or directors of SHBC located in Kuwait.
SHBC is a civil, electrical and mechanical construction contractor with 750 employees and over 30 years of experience. SHBC and its affiliates was the sole shareholder of Telesource International prior to July 1999, at which time some of the ownership was divested.

	In 1996, Telesource International was subcontracted by SHBC to build a multimillion dollar radio relay station in the Commonwealth of Northern Mariana Islands for the United States Information Agency.
The agreement between SHBC and Telesource International included payment to Telesource International on a monthly basis for all time and material plus a fee of 7.5% on local purchases and procurements.
The radio relay station project was completed in early 1999, however, an addition to the radio relay station was approved and Telesource International was hired by SHBC to perform additional construction services on the radio relay station under the same terms as the original agreement and completed the additional construction services in February 2000. Telesource International does not believe that the subcontract with SHBC is indicative of future contracts and expected results.

	The following table describes the condensed financial information related to SHBC in regards only to the radio relay station project:

                                 Three Months Ended                 Twelve Months Ended
                                     March 31,                          December 31,
                                                             --------------------------------------
                                   2000         1999          1999          1998          1997
                                -------------------------------------------------------------------
Construction revenues          $    362,645  $    427,698  $  2,180,683  $  3,786,177  $  3,561,055
Sales                               304,552       400,369     1,691,426     2,236,888     3,801,805
Gross profit                         22,841       229,023       170,930       309,328       213,245

        Telesource International had total sales of $1,414,011 and $688,651 during the three months ended March 31, 2000 and 1999, respectively, and $3,129,587 and $5,427,103 during the twelve months ended December
31, 1999 and 1998, respectively to SHBC, including sales listed above for the radio relay station project. At March 31, 2000, Telesource had receivables of $857,578 and at December 31, 1999 and 1998 $320,109 and $186,326, respectively, due from SHBC.

        Additionally, Telesource International earned rental income of $55,043 and $205,000 for the three months ended March 31, 2000 and 1999, respectively, and $610,918 and $1,380,596 during the twelve months ended December 31, 1999 and 1998 from SHBC along with service fees of $31,625 and $43,702 for the three months ended March 31, 2000 and 1999, respectively, and $204,628 and $351,956 during the twelve months ended December 31, 1999 and 1998, respectively from SHBC as well.

        Telesource recognizes the sales and expenses for trading activities with SHBC on a gross basis since Telesource obtains legal title to products being sold to SHBC from the time the order is delivered to Telesource until it can be delivered to SHBC and paid for by SHBC.
During the period of Telesource's ownership, Telesource is responsible for payment to the vendor for the goods ordered, securing adequate insurance and determining the means of shipping for the goods.
Telesource prepares a quote for SHBC for goods to be ordered and upon acceptance of the quote via receipt of an authorized purchase order from SHBC, Telesource is responsible for delivering the goods as quoted and upon the agreed to delivery date.

        The above amounts, terms and related party amounts disclosed on the financial statements are not necessarily indicative of the amounts and terms which would have been incurred had comparable transactions been entered into with independent parties. All expenses known to have been incurred on behalf of or for Telesource International by SHBC were reimbursed by Telesource International to SHBC and therefore no allocation of expenses between SHBC and Telesource International are necessary.


Year ended December 31, 1999 ("1999") compared to the year ended
December 31, 1998 ("1998").

	Revenue. During the year ended December 31, 1999, revenue was $23,036,351 and decreased $10,431,856, or 31.2%, as compared to revenues of $33,468,207 for the same period in 1998. The decrease in revenues during 1999 as compared to 1998 are attributed to decreases in construction revenues of $7,676,538, a decrease in sales revenue of $1,838,312, a decrease in rental income of $769,678 and a decrease in service fees of $147,328.

	Construction Revenue. The construction revenues during the year ended December 31, 1999 were $18,612,386 and decreased $7,676,538, or 29.2%, as compared to construction revenues of $26,288,924 for the same period in 1998. Telesource recognized construction revenues of $15,352,738 and $22,502,747 during 1999 and 1998, respectively, on the construction of the power plant. The decrease in construction revenues on the construction of the power plant were $7,150,009 and were the result of the completion of construction of phase I in March 1999 along with the substantial completion of phase II as of December 31, 1999. Phase II was completed and commissioned in March 2000.

	Sales Revenue. Sales revenue were $3,608,419 and $5,446,731, or a decrease of $1,838,312 for 1999 and 1998, respectively. The decrease in sales revenue are attributed to the decrease in orders for equipment on the radio relay station for our related party, SHBC, due to the substantial completion of the project. The radio relay station was completed and commissioned in February 2000.

	Rental Income. Rental income decreased $769,678 during 1999, from $1,380,596 during 1998 to $610,918 during 1999 and are attributed to a decline in equipment rental to our related party, SHBC, for the construction of the radio relay station. Rental income consists of fees collected on rental of our equipment to our related party for use in the construction of the radio relay station. The rental fees are billed on a monthly basis for equipment used during the billing period. Rental income is recognized at the time of billing.

	Service Fees. Service fees declined $147,328, from $351,956 during 1998 to $204,628 during 1999. The service fees were recognized on service fees associated with the construction of the radio relay station and consist of amounts billed to a related party for project management services performed on the radio relay station. Due to the completion and commissioning of the radio relay station in February
2000, sales revenues, rental revenues and service fees are expected to decrease further.

	Gross Profits. For the year ended December 31, 1999, gross profit was $4,437,971, a $1,998,946 decrease from $6,436,917 for the same period in 1998. As a percentage of revenue, gross profit grew slightly for the year ended December 31, 1999 to 19.3% from 19.2% for the same period in 1998. As a percentage of construction revenues, gross profit decreased from 24.5% to 23.8% for 1998 and 1999, respectively. The decrease in gross profit as a percentage of construction revenue is attributed to the decrease in construction revenues recognized during 1999 as compared to 1998. As a percentage of sales revenues, gross profit increased from 118.2% to 123.0%. Sales revenues were lower in 1999 as compared to 1998, however, due to a substantial decrease in construction revenues, sales revenues as a percentage of gross profit saw a modest growth of 4.8%. As a percentage of rental revenues, gross profit increased from 466.2% to 726.4% in spite of a decrease in rental revenues of 55.7% and is attributed to the decrease in construction revenues of $7,676,538 or 29.2%. As a percentage of service fee, gross profits increased from 1828.9% to 2168.8% and again, in spite of 41.9% decrease in service fees, the decrease is attributed to the substantial decrease in revenues recognized on construction services.

	Salaries and Employee Benefits. Salaries and employee benefits were $1,034,948 for the year ended December 31, 1999 as compared to $386,571 for the same period in 1998. The increase in salaries and employee benefits was $648,377 or a 167.7%. Salaries and employee benefits were 1.2% of revenues during 1998 and increased to 4.5% of revenues in 1999. The sharp increase is attributed to the addition of staff required for the operation of the power plant and the addition of a chief executive officer, executive vice president and chief financial officer. Twenty-three employees were required for the operation and maintenance of the power plant. All of these positions were added during 1999. The salaries for employees involved in the construction of the power plant are capitalized during the construction phase and were not included in salaries and employee benefits expenses during 1998 and 1999.

	Occupancy and Equipment Expenses. Occupancy and equipment expenses decreased to $245,551, or 16.2%, from $293,112 for the years ended December 31, 1999 and 1998, respectively. Occupancy and equipment expenses as a percentage of revenue were 0.9% and 1.1% for 1998 and

1999, respectively. The decrease in occupancy and equipment expense is attributed to the decrease in revenues. Expenses associated with the occupancy and equipment expenses will decrease during periods of lower activity due to decreased usage of the equipment and a lower or reduced requirement for maintenance.

	General and Administrative Expenses. General and administrative expenses include costs associated with Telesource International's estimating and bidding activities, and other administrative costs. General and administrative expenses increased from $748,935 to $2,055,901 for the years ended December 31, 1998 and 1999, respectively and increased to 8.9% of gross revenues, from 2.2% of gross revenues for the years ended December 31, 1999 and 1998, respectively. Telesource incurred director fees of $70,000 during 1999 and none in 1998. Professional fees increased from $77,652 to $286,561 for 1998 and 1999, respectively. The increase was 269.0% over the prior year and was 1.2% of revenues for 1999 as compared to 0.2% of revenues for 1998. The sharp increase is attributed to the cost incurred associated with the Telesource's efforts to become publicly listed. Expenses associated with bids and proposals increased $28,512 from $3,600 to $32,112 for 1998 and 1999, respectively. The expenses on bids and proposals were 0.0% and 0.1% of revenues for 1998 and 1999, respectively. The increase is attributed to increased efforts by the Telesource to win new contracts in advance of the completion of construction on phase II of the power plant. Travel and entertainment expense increased $154,262 from $17,417 to $171,679 for 1998 and 1999, respectively. Travel and entertainment expenses were 0.1% and 0.7% of revenues for 1998 and 1999, respectively. The increased travel is attributed to the need for increased involvement by the corporate officers in Lombard, Illinois along with the increased involvement of the chief executive officer in Telesource International's efforts to become publicly listed. The chief executive officer resides in Saipan. Gross revenue taxes paid to the Commonwealth of Mariana Islands increased $724,234 from $131,873 to $856,107 for 1998 and 1999, respectively. The gross revenue taxes as a percentage of revenues were 0.4% and 3.7% for 1998 and 1999, respectively. The increase in gross revenue taxes is a result of an increase in income subject to gross revenue taxes.

	Impairment of Long-Lived Asset. Telesource International recognized an impairment of long-lived assets during 1998 in the amount of $271,456 with no impairment recognition during 1999. Telesource International accounts for long-lived assets in accordance with the provisions of Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. This statement requires that long-lived assets and identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If the assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Management began evaluating the balance in goodwill associated with its acquisition of Commsource International in connection with its review of the operational performance of this subsidiary. Commsource International posted a loss of $73,444 for the twelve months ended December 31, 1997 and a loss of $195,791 for the twelve months ended December 31, 1998. In light of these losses recognized by Commsource International along with the lack of necessary evidence to support the carrying value of the goodwill, management has recognized an impairment to the full value of the goodwill associated with Telesource International's investment in Commsource International. Commsource International recognized net income of $9,462 during 1999.

	Other Expense and Other Income. Other expense and other income, net, increased to a net other income of $926,248 for year ended December
31, 1999 as compared to a net expense of $23,229 for the same period during 1998. The change is attributed to the recognition of interest income on the notes receivable in the amount of $2,043,864 and interest expense on the notes payable in the amount of $1,132,221 for a net amount of interest income of $911,643.

	Net Income. Net income for the year ended December 31, 1999 amounted to $1,650,201 or $0.17 per share as compared to net income of $4,010,819 or $0.40 per share for the same period in 1998. The decrease in net results during the 1999 is attributable to the expected delay between receiving the notice to proceed with construction on phase II and the time required to order the materials and have them delivered along with decreases in trading activities, rental income and service fees.

Operating Activities

	The following adjustments, which did not impact Telesource International's cash flows, need to be considered in order to reconcile Telesource International's 1999 net income to its net cash provided by operating activities.

	Depreciation and Amortization. During 1999, Telesource International recognized depreciation of $363,880 and no amortization.

	Deferred Income Tax Benefit. Telesource International's net deferred income tax liability amounted to $510,000 as of December 31, 1999 as compared to $232,382 as of December 31, 1998. The increase in the deferred tax liability is a result of the tax provision taken during 1999.

	Telesource International also offers the following information to discuss changes in its operating assets and liabilities which most notably impacted its cash position during 1999:

	Telesource International's current assets amounted to $3,403,572 as of December 31, 1999, as compared to $1,247,910 as of December 31, 1998. The increase is due primarily to an increase in accounts receivable and the recognition of a note receivable in the amount of $13,620,809 during 1999. $907,822 was classified as the current portion due on the note receivable at December 31, 1999. The note receivable is associated with Telesource International's completion of phase I on the construction of the power generation plant. The completion of phase I resulted in the transfer from the balance sheet account costs and estimated earnings in excess of estimated billings. Telesource International began receiving installment payments in March
1999 in the amount of $180,000 per month for ten years.

	Costs and estimated earnings in excess of billings increased by $2,240,320 to $24,734,067 from $22,502,747 as of December 31, 1999 and
1998, respectively. The increase is attributed to the work performed on phase II of the power generation plant construction contract and work performed on other construction projects.

	Premises and equipment, net of depreciation was almost unchanged at December 31, 1999 in the amount of $1,891,188 as compared to the balance at December 31, 1998 of $1,786,409, for a net increase of $104,779. The increase is attributed to premises and equipment additions required with the opening of the power generation facility and additions made at Telesource International's corporate headquarters.

	Telesource International's accounts payable and accrued expenses amounted to $5,510,317 as of December 31, 1999 as compared to $1,478,774 as of December 31, 1998. The increase of 272.6% in accounts payable and accrued expenses is attributed to the increase in goods and services purchased during 1999 as related to the construction activities on phase II and the other projects currently underway at the end of the year. The growth in construction services resulted in increased demand for construction products which in turn increased the amount of accounts payable and accrued expenses at December 31, 1999. Customer deposits remained unchanged at $125,000 as of December 31, 1999.

	Notes payable classified as long-term increased $10,500,000 to $28,000,000 from $17,500,000 as of December 31, 1999 as compared to
December 31, 1998. The additional borrowings consisted of the $7,500,000 from the Commercial Bank of Kuwait, New York Branch, a $2,000,000 letter of credit from the Kuwait Real Estate Bank, and a $1,000,000 line of credit with the Bank of Hawaii.

	Warranty Reserve. Telesource International does not record a warranty reserve. Work performed under warranties is performed at the expense of the equipment manufacturer. Telesource International has not experienced any losses associated with warranty work to date.

Financing Activities

	Unsecured Line of Credit with the Commercial Bank of Kuwait, New York Branch - Telesource International used the full amount of a credit line with $25 million of available credit under an unsecured loan from the Commercial Bank of Kuwait, New York Branch. The loan has an interest rate of LIBOR plus 300 basis points. Under the terms of the loan agreement, interest payments are due annually and the principal balance is due at maturity. This loan is scheduled to mature in February 2002. This loan has a guarantee of repayment to the Commercial Bank of Kuwait, New York Branch, from Telesource International's largest shareholder, SHBC and its major shareholders. See "Certain Relationships and Related Transactions".

	Telesource International was granted an unsecured letter of credit with the Kuwait Real Estate Bank for $2,000,000 and had subsequently borrowed $2,000,000 on this letter of credit at December 31, 1999.
The loan has an interest rate of LIBOR plus 250 basis points. This loan was originated on May 2, 1999 and will mature on May 2, 2001.
Under the terms of the loan agreement, the loan is due in lump sum at maturity. This line of credit is guaranteed by SHBC and its major shareholders.

	Telesource International was granted a $1,000,000 line of credit from the Bank of Hawaii. This line of credit is secured by certificates of deposits held at the Bank of Hawaii and has an interest rate of 1% over the certificate of deposit rate. The line has a maturity in March 2001 with interest payments due monthly and principal due at maturity. Telesource International had fully utilized this line of credit at December 31, 1999.

	On January 24, 2000, Telesource International was granted a $2,000,000 line of credit from The Hongkong and Shanghai Banking Corporation Limited, Guam Branch. This line of credit is secured by the promissory notes Telesource International holds on the power generation plant. This line of credit has a maturity January 31, 2001 with interest payments due monthly and principal due at maturity. This line bears an interest rate of the bank's prime rate plus 1.5%.

	On May 15, 2000, Telesource International was granted a $2,000,000 line of credit from the Bank of Hawaii. This line of credit is secured by the promissory notes Telesource International holds on the power generation plant. This line of credit has a maturity of January 31, 2001 with interest payments due monthly and principal due at maturity. This line bears an interest rate of the bank's prime rate plus 1.0%.

	Common Stock - Telesource International received a capital contribution from its stockholder, SHBC, in the amount of $700,000 in 1998. In July 1999, Telesource International announced that its Board of Directors approved a one-for-ten thousand stock split to stockholders of record on July 26, 1999. There was only one shareholder of record on the record date, SHBC. All references in this document to number of shares and per share amounts of Telesource International's common stock have been retroactively restated to reflect the increased number of shares outstanding.

	Treasury Stock - Telesource International from time to time may make purchases of its own common stock. Telesource International did not purchase any treasury stock during the twelve months ended December
31, 1999 or the twelve months ended December 31, 1998.

Liquidity and Capital Resources

	At December 31, 1999, Telesource International had fully utilized all credit lines. Borrowings at December 31, 1999 were of $28,500,000, with $500,000 maturing on May 21, 2000 and the remaining balance of $28,000,000 maturing after December 31, 2000. Telesource International had a negative working capital level of $3,254,908 and $799,367 at December 31, 1999 and 1998, respectively. The net cash used by operating activities for the twelve months ended December 31, 1999 and 1998 were $10,313,529 and $10,124,673, respectively. The cash used in operating activities was primarily used in the construction of the power plant which generated costs and estimated earnings in excess of billings during 1999 and 1998 of $15,861,129 and $17,314,750, respectively. The net cash used by operating activities were covered primarily by increased borrowings during 1999 and 1998 of $11,000,000 and $17,500,000.

	Additional funding in 2000 will come mainly from the collection of payments on the power plant, collection of progress payments on projects under construction and additional credit lines to meet the cash flow needs of Telesource International. Short term financing is expected to be in the form of additional lines of credit from our existing banking relationships. Long term financing will be in the form of a replacement of existing borrowings with term loans or the sale of additional shares of stock.

	SHBC and its majority stockholders have provided guarantees on credit lines in the amount of $25,000,000 from the Commercial Bank of Kuwait and $2,000,000 from the Kuwait Real Estate Bank. SHBC and its majority stockholders are under no commitment to provide additional guarantees on any additional debt and are not expected to provide additional guarantees on any additional debt. Without SHBC and its majority stockholders guarantee on additional borrowings, we expect future borrowings will require collateral from Telesource International sufficient to protect the lender. Telesource International expects future borrowings to be secured by our own receivables and promissory notes.

	Telesource will collect $2,160,000 from the guaranteed promissory note payments of $180,000 per month. Telesource will also collect
$600,000 from the operating fee on the power plant at $50,000 per month. Telesource owns non-revocable promissory notes with a guarantee of payment and a total balance to be collected as of December 31, 1999 of $19,800,000. As of May 25, 2000, Telesource International has pledged $7,200,000 in promissory notes to secure an additional
$4,000,000 in lines of credit established in 2000. The remaining balance of promissory notes of $12,600,000 are available to secure additional loans to meet Telesource International's cash flow requirements if needed.

	While Telesource International believes it has sufficient financing for its current working capital needs, Telesource is considering bidding on additional projects in addition to the current backlog.
There can be no assurance that Telesource International's present capital and financing will be sufficient to finance future operations thereafter. If Telesource International sells additional shares of common stock to raise funds, the terms and conditions of the issuances and any dilutive effect may have an adverse impact on the existing shareholders. If additional financing beyond current levels becomes necessary, there can be no assurance that the financing can be obtained on satisfactory terms. In this event, Telesource
International could be required to restrict its operations.

Outlook

	During 2000, Telesource International expects that its principal sources of cash to fund its business activities will be from available cash balances, operating activities, investment earnings, lines of credit and other financing activities.

2000 Outlook

	With a view towards 2000, Telesource International expects to achieve continuing operating earnings as a result of profits from construction and power generation activities along with the management of its corporate general and administrative expenses. Telesource International offers the following prospective information concerning significant components of its 2000 results of operations which are being compared to historical results of operations in 1999:

	Power Generation Revenues. Our power generation activities are estimated to be less than 10% of Telesource International's revenues in 2000. During 1998, the power generation facility located on the island of Tinian was under construction and did not begin producing power until March 1999. Originally, Telesource International was contracted to construct a 10 Mw plant and then in December of 1998, Telesource International was contracted to increase its power producing capabilities to 20 Mw. Telesource International's power generation plant on Tinian was designed to be upgradeable to a total power generation capability of 30 Mw. While Telesource International expects that it will be able to sell all of its production, there can be no assurance that our full power production capability will be utilized at all times.

	Operating Expenses. Operating expenses are expected to increase in 2000 as a result of having one full year of power plant production activities. The completion of the second phase of construction is expected in March 2000.

	General and Administrative Expenses. General and administrative expenses are expected to increase during 2000. The principal administrative costs which are subject to considerable variation pertain to Telesource International's expenses incurred in registering its common stock and maintaining its public company status. Staffing additions as well as increased fees for audit and legal expenses are expected to occur. Unlike traditional offering statements, whereby the expenses of the offering and subsequent registration of Telesource International's common stock are netted from the proceeds of the offering, Telesource International is not offering any securities for sale through this registration statement. All known expenses incurred as of December 31, 1999 for the registration statement have been recognized in 1999. Additionally, Telesource International began paying board fees to its board members in late 1999. The board fees for 1999 were $70,000 and the board fees for 2000 are expected to be approximately $140,000.

	Other Expense and Other Income. Other expenses and other income are expected to remain flat during 2000.

	Finally, Telesource International remains focused on growth both internally and externally. We believe we are working to carry out a strategic plan that will provide us with the opportunity to capitalize on the exciting opportunities ahead of us. We will continue to work our plan, focusing on profitable growth in an effort to provide an optimal level of value to our stockholders.


 Year ended December 31, 1998 ("1998") compared with the year ended December 31, 1997 ("1997")

	Revenue. During the year ended December 31, 1998, revenue increased $20,092,199, or 150.2%, to $33,468,207 as compared to revenues of
$13,376,008 for the same period in 1997. The increase in gross revenues is due primarily to Telesource International's efforts in securing a contract to install and operate a power generation plant on the island of Tinian and the completion of 97% of the first phase of this contract during 1998.

	Construction Revenue. Construction revenue grew $22,727,869 from $3,561,055 to $26,288,924 for 1997 and 1998, respectively. The construction revenue had a growth rate of 638.2% in 1998 is attributed principally to the construction revenues recognized on the construction of the power plant which were $22,502,747 during 1998 and none during 1997. Construction revenues exclusive of the power generation plant construction revenues in 1998 were $3,786,177 which represents a 6.3% growth in construction revenues over 1997.

	Sales Revenue. Sales revenue decreased 36.4% from $8,570,339 to $5,446,731 for 1997 and 1998, respectively. The decrease in sales is attributed to a corresponding decrease in orders from third party customers.

	Rental Income and Service Fees. Rental income increased to $1,380,596 from $882,078 for 1998 and 1997, respectively, which represents a growth rate of 56.5%. The increase in rental income is due to increased equipment rental to a related party on the radio relay station project during 1998. Service Fees. Service fees decreased 2.9% from $362,536 to $351,956 for 1997 and 1998, respectively.

	Gross Profits. For the year ended December 31, 1998, gross profit reached $6,436,917, a $4,681,533 increase from 1997. As a percentage of revenue, gross profit increased in 1998 to 19.2% from 13.1% in 1997. The increased gross profit margin is attributed to the substantial increase in construction revenues on the power plant As a percentage of revenue, gross profit grew for the year ended December
31, 1998 to 19.2% from 13.1% for the same period in 1997. During 1997, 67.7% of all revenues recognized were from the radio relay station, whereas the same revenues from the radio relay station fell to 32.7% of the total revenues recognized during 1998. The increase in gross profit as a percentage of income in 1998 to 19.2% from 13.1% in 1997 is due to the increase in revenues recognized on projects exclusive of the radio relay station. As a percentage of construction revenues, gross profit decreased from 49.3% to 24.5% for 1997 and 1998, respectively. The decrease in gross profit as a percentage of construction revenue is attributed to the substantial increase in construction revenues recognized during 1998 as compared to 1997. As a percentage of sales revenues, gross profit increased from 20.5% to 118.2%. Sales revenues were lower in 1998 as compared to 1997, however, due to a substantial increase in gross profit, sales revenues as a percentage of gross profit grew to 118.2%. As a percentage of rental revenues, gross profit increased from 199.0% to 466.2% and is attributed to the growth in rental revenues of $498,518 or 56.5%. As a percentage of service fee, gross profits increased from 484.2% to 1828.9% and in spite of 2.9% decrease in service fees, the decrease is attributed to the substantial increase in the overall gross profit.

	Salaries and Employee Benefits. Salaries and employee benefits declined to $386,571 for the twelve months ended December 31, 1998 as compared to the same period during 1997 of $452,795. The decrease in salaries and employee benefits was a 14.6% decrease and is attributed to vacancies within two executive positions during 1998. These vacancies have been filled and an increase in salaries and employee benefits is expected to occur in future periods.

	Occupancy and Equipment Expenses. Occupancy and equipment expenses remained relatively flat at $293,112 as compared to $305,290 for the twelve months ended December 31, 1998 and 1997, respectively.

	General and Administrative Expenses. General and administrative expenses include administrative salaries, incentive compensation, retirement plans, costs associated with Telesource International's estimating and bidding activities, and other administrative costs. General and administrative expenses increased from $346,543 in 1997 to $748,935 in 1998 and decreased from 2.6% of revenues in 1997, to 2.2% of revenues in 1998. The decrease as a percent of revenue is due to the fixed nature of expenses and the increased revenue achieved in 1998. Depreciation expense increased $232,732 from $203,188 to $435,920 for 1997 and 1998, respectively and were 1.5% of revenue during 1997 and 1.3% of revenue during 1998. The increase in depreciation expense is attributed to a growth in fixed assets of 56.9% during 1998 as compared to 1997. Professional fees increased $57,315 from $20,337 to $77,652 for 1997 and 1998, respectively and remained flat as a percentage of revenue at 0.2% for 1997 and 1998.
The increase in professional fees is attributed to an increase in legal expenses associated with immigration issues for the employees of Telesource International's subsidiary in the Commonwealth of Mariana Islands along with an increase in accounting expense incurred during 1998 due to Telesource International's growth during the same period. Gross revenue taxes paid to the Commonwealth of Mariana Islands increased $130,103 from $1,770 to $131,873 for 1997 and 1998, respectively. The increase in gross revenue taxes is a result of an increase in income subject to gross revenue tax. The gross revenue taxes as a percentage of revenue grew from 0.0% for 1997 to 0.4% during 1998.

	Impairment of Long-Lived Asset. Telesource International recognized an impairment of long-lived assets during 1998 in the amount of $271,456 with no impairment recognition during 1997. Management began evaluating the balance in goodwill associated with its acquisition of Commsource International in connection with its review of the operational performance of this subsidiary. Commsource International posted a loss of $73,444 for the twelve months ended December 31, 1997 and a loss of $195,791 for the twelve months ended December 31, 1998.
In light of these losses recognized by Commsource International along with the lack of necessary evidence to support the carrying value of the goodwill, management has recognized an impairment to the full value of the goodwill associated with Telesource International's investment in Commsource International.

	Other Expense and Other Income. Other expense and other income remained relatively unchanged at an expense of $23,229 for the twelve months ended December 31, 1998 as compared to an expense of $30,697 for the same period during 1997. The $7,468 reduction in other expenses is attributed to improved cash management.

	Net Income. Net income in 1998 amounted to $4,010,819 or $0.40 per share as compared to net income of $593,590 or $0.06 per share in 1997. The increase in net results during 1998 is attributable to increases in our construction activities and growth in rental revenues. Earnings per share in future periods will depend in large part on Telesource International's ability to successfully bid and be awarded additional contracts for construction services. There were no power generation revenues in CNMI during 1998 or 1997 and we began generating power at our power generation plant on the island of Tinian in March 1999 as scheduled.

Power Plant Project

	Construction revenues on the power plant grew 100% during 1998, from none in 1997 to $22,502,747. The costs associated with the construction revenues on the power plant were $18,328,499 and the gross profit recognized during 1998 on the power plant only were $4,174,248. Gross profit for 1998 and 1997, exclusive of the power plant were $2,262,699 and $1,755,384 or for a growth rate of 28.9% in gross profit during 1998 as compared to 1997 exclusive of the gross profit earned on the power plant. The power plant construction revenues were 67.0% and none of total revenues for 1998 and 1997, respectively.

Related Party Transactions

	In 1996, Telesource International was subcontracted by SHBC to build a multimillion dollar radio relay station in the Commonwealth of Northern Mariana Islands for the United States Information Agency.
The agreement between SHBC and Telesource International included payment to Telesource International on a monthly basis for all time and material plus a fee of 7.5% on local purchases and procurements.
The radio relay station project was completed in early 1999, however, an addition to the radio relay station was approved and Telesource International was hired by SHBC to perform additional construction services on the radio relay station under the same terms as the original agreement and expects to complete the additional construction services by February 2000. Telesource International does not believe that the subcontract with SHBC is indicative of future contracts and expected results.

	The following table describes the condensed financial information related to SHBC in regards only to the radio relay station project:

Years Ended December 31,                 1998             1997
                                  ------------------------------------

Construction revenues             $  3,786,177       $  3,561,055
Sales                                2,236,888          3,801,805
                                  ------------------------------------
     Gross revenues                  6,023,065          7,362,860
Construction costs                   3,603,465          3,563,007
Cost of sales                        2,110,272          3,586,608
                                  ------------------------------------
      Gross profit                $    309,328       $    213,245
                                  ====================================

        Telesource International had total sales of $5,427,103 and $4,247,086 during the twelve months ended December 31, 1998 and 1997, respectively to SHBC, including sales listed above for the radio relay station project.

        Additionally, Telesource International earned rental income of $1,380,596 and $882,078 during the twelve months ended December 31, 1998 and 1997 from SHBC along with service fees of $351,956 and $362,536 during the twelve months ended December 31, 1998 and 1997, respectively from SHBC as well.

        The above amounts, terms and related party amounts disclosed on the financial statements are not necessarily indicative of the amounts and terms which would have been incurred had comparable transactions been entered into with independent parties.

Operating Activities

	Telesource International had cash used by operating activities of $10,124,673 in 1998 and cash used by operating activities of $5,424,342 in 1997.

	While Telesource International reported an overall net income of $4,010,819 during 1998, Telesource International did not generate significant cash from its operating activities. The following adjustments, which did not impact Telesource International's cash flows, need to be considered in order to reconcile Telesource
International's 1998 net income to its net cash provided by operating activities.

	Depreciation and Amortization. During 1998, Telesource International recognized depreciation and amortization of $451,888, and an impairment to long-lived assets of $271,456.

	Deferred Income Tax Benefit. Telesource International's net deferred income tax liability amounted to $232,382 as of December 31, 1998 as compared to none as of December 31, 1997. The increase in the deferred tax liability is associated with a temporary difference created by Telesource International's recognition of profits on its construction activities under the percentage-of-completion method for financial statement reporting purposes as compared to the installment method of recognizing income for income tax purposes.

	Telesource International also offers the following information to discuss changes in its operating assets and liabilities which most notably impacted its cash position during 1998:

	Telesource International's current assets amounted to $1,247,910 as of December 31, 1998 as compared to $2,162,777 as of December 31, 1997. The decrease in current assets by 42.3% is due to a reduction in accounts receivable by 82.4% from $1,086,581 to $191,078 as of December 31, 1997 and 1998, respectively. The reduction in accounts receivable is a result of the contract to construct the power plant which defers payments for construction services until the construction is complete. Telesource International began receiving installment payments in March 1999 in the amount of $180,000 per month for ten years.

	Costs and estimated earnings in excess of billings increased by $17,314,750 to $22,502,747 from $5,187,997 as of December 31, 1998 and
1997, respectively. The increase is attributed to the power plant construction contract which defers the payment for construction services until completion at which time Telesource International will begin receiving monthly installments of $180,000 for ten years.

	Premises and equipment, net of depreciation increased 56.9% to $1,786,409 from $1,138,567. The increase is attributed to additional equipment needs associated with the growth in construction service activities.

	Excess of cost over fair value of net assets acquired amounted to $287,424 at December 31, 1997 and none at December 31, 1998. The full amount of the goodwill associated with the acquisition of Commsource International was recognized as impaired in 1998 as a result of the losses realized by Commsource International in 1997 and 1998 along with the lack of evidence to support the carrying value of the goodwill.

	Telesource International's accounts payable and accrued expenses amounted to $1,478,774 as of December 31, 1998 as compared to $989,532 as of December 31, 1997. The increase of 49.4% in accounts payable and accrued expenses is attributed to the growth in construction services realized during 1998. The growth in construction services resulted in increased demand for construction products which in turn increased the amount of accounts payable outstanding at December 31, 1998.

	Customer deposits remained unchanged at $125,000 as of December 31, 1998 while notes payable classified as current liabilities decreased from $6,700,000 to none at December 31, 1997 and 1998, respectively.
The decrease in notes payable classified as currently due was paid at December 31, 1997 consisted of a $6,000,000 note payable to the Commercial Bank of Kuwait, New York Branch, which was renewed for
$25,000,000 due in February 2002 during 1998, a $700,000 note due to SHBC which was repaid with proceeds from a capital contribution made by SHBC, and lastly a note payable to SHBC for $278,374 which was repaid during 1998 by internally generated cash flows.

	Warranty Reserve. Telesource International does not record a warranty reserve. Work performed under warranty's is performed at the expense of the equipment manufacturer. Telesource International has not experienced any losses associated with warranty work to date.

Financing Activities

	Telesource International utilized $11,221,626 and $6,978,374 in financing activities during the years ended December 31, 1998 and 1997, respectively. Telesource International's financing activities are concentrated primarily in the following areas:

	Unsecured Line of Credit with the Commercial Bank of Kuwait, New York Branch, - Telesource International used $17.5 million of a credit line with $25 million of available credit under an unsecured loan from the Commercial Bank of Kuwait, New York Branch. The loan has an interest rate of LIBOR plus 300 basis points. Under the terms of the loan agreement, interest payments are due annually and the principal balance is due at maturity. This loan is scheduled to mature in February 2002. This loan has a guarantee of repayment to the Commercial Bank of Kuwait, New York Branch, from Telesource International's largest shareholder, SHBC and its major shareholders. See "Certain Relationships and Related Transactions".

	Telesource International has an unsecured line of credit with the Kuwait Real Estate Bank for $2,000,000. The loan has an interest rate of LIBOR plus 250 basis points. This loan was originated on May 2, 1999 and will mature on May 21, 2001. Under the terms of the loan agreement, the loan is due in lump sum at maturity. This line of credit is guaranteed by SHBC and its major shareholders.

	Telesource International was granted a $1,000,000 line of credit from the Bank of Hawaii. This line of credit is 100% secured by certificates of deposits held at the Bank of Hawaii and has an interest rate of 1% over the certificate of deposit rate. The line has a maturity in March 2001 with interest payments due monthly and principal due at maturity.

	Common Stock - Telesource International received a capital contribution from its stockholder, SHBC, in the amount of $700,000 in 1998, none in 1997, and a $40,000 capital contribution from SHBC in 1996. Telesource International did not receive any proceeds from the issuance of its Common Stock during 1998, 1997 and 1996, respectively and no additional stock was issued for these same periods.

	Treasury Stock - Telesource International from time to time may make purchases of its own common stock. Telesource International did not purchase any treasury stock during 1998, 1997 or 1996.

Reclassification of  Balances

	There have been reclassifications of balances to conform the financial statement to Generally Accepted Accounting Principles. Prior to the preparation of this registration statement, Telesource International maintained its accounting records on a tax basis, specifically, Telesource International used the completed contract method in the preparation of its financial statements for tax purposes. In order for Telesource International to prepare its financial statements in accordance with Generally Accepted Accounting Principles, Telesource International changed its method of accounting for the revenues realized on its construction contracts to the percentage-of-completion method of accounting, and applied the percentage-of-completion method to the financial statement information presented herein.

Recently Issued Accounting Standards

	See Note 2 to the Consolidated Financial Statements for recently issued accounting standards which are required to be adopted in 1999.

Legal Proceedings

	Telesource International is involved in various litigation proceedings incidental to the ordinary course of business. In the opinion of management, the ultimate liability, if any, resulting from the litigation would not be material in relation to Telesource
International's financial position or results of operations.

Costs

	Telesource International began operating in 1994 and began verifying Year 2000 compliance on equipment purchases before executing orders. Telesource International had not incurred costs to remediate Year 2000
issues as of March 31, 2000.   Telesource International does not
expect that the total costs to remediate Year 2000 issues would be material to its financial position.

Interest Rates

	Telesource International's subsidiary has a variable rate term loan from the Commercial Bank of Kuwait, New York Branch,, a variable rate term loan from Kuwait Real Estate Bank and a variable rate term loan from the Bank of Hawaii. Telesource International offers the following information about these debt obligations:

Description of the          Balance at
    Obligation               12/31/98         Interest Rate           Matures
-----------------------------------------------------------------------------------
Variable rate term loan    $ 17,500,000    LIBOR rate plus 3.0%   February 17, 2002


Description of the          Balance at
    Obligation               12/31/99         Interest Rate           Matures
-----------------------------------------------------------------------------------
Variable rate term loan    $ 25,000,000    LIBOR rate plus 3.0%   February 17, 2002

Variable rate term loan    $  2,000,000    LIBOR rate plus 2.5%         May 2, 2001

Fixed rate term loan       $  1,000,000    Fixed rate of 6.25%       March 26, 2001

Fixed rate letter of
credit                     $    500,000    Fixed rate of 12.5%         May 21, 2000


Description of the          Balance at
    Obligation                3/31/00         Interest Rate           Matures
-----------------------------------------------------------------------------------
Variable rate term loan    $ 25,000,000    LIBOR rate plus 3.0%   February 17, 2002

Variable rate term loan    $  2,000,000    LIBOR rate plus 2.5%         May 2, 2001

Variable rate term loan    $  2,000,000    Prime rate plus 1.5%    January 31, 2001

Fixed rate term loan       $  1,000,000    Fixed rate of 6.25%       March 26, 2001

Fixed rate letter of
credit                     $    500,000    Fixed rate of 12.5%         May 21, 2000


                                       50

                       TELESOURCE INTERNATIONAL'S BUSINESS

	Telesource International is an international engineering and construction company, with specialized knowledge and experience in the construction of power generation and broadcasting facilities as well as the operation of independent power generation facilities.

	Telesource International was formed in 1994 to facilitate various intra-corporate activities and, until July 1999, was a wholly owned subsidiary of SHBC a Kuwait-based civil, electrical and mechanical construction company.

	Our activities in Micronesia are concentrated in the Commonwealth of Northern Mariana Islands, a United States possession. Our Chicago office is responsible for the procurement of U.S. fabricated products to be used by our subsidiaries as well as for resale.

        We conduct our operations primarily through subsidiaries. We currently have two subsidiaries. Our Mariana subsidiary, Telesource
International CNMI Inc., handles construction and management of our power facilities in the Commonwealth of Mariana Islands. Our second subsidiary, Commsource International, is an international export company that facilitates the purchase of equipment in the U.S. Our branch offices in Guam, Telesource International Pacifica and Pacifica
Power Resources, a trading company, were created to take advantage of opportunities we believe will be available there.

	Telesource International has three main operating segments:
construction services, trading activities and power generation. Power generation activities did not commence until March 1999.

      * Construction services. Our main lines of construction services cover the range from single-family housing to power generation plants.
We are now working on expanding the business by taking advantage of opportunities to increase market share in existing geographic areas and to expand geographic service areas in our core lines of business.
We are currently one of the largest construction contractors in the Commonwealth of Northern Mariana Islands.

      * Power generation and sale. We have contracts to generate and provide wholesale electrical power to local government agencies, which is then distributed on their power grids.

 Construction Services:

	Telesource International's Micronesian construction services are primarily carried out through our Mariana subsidiary. In late 1996, our Mariana subsidiary was subcontracted by our then-parent corporation to build a multimillion-dollar radio relay station in the Commonwealth of Northern Mariana Islands for the United States
Information Agency.

	In 1999, through a competitive bidding process, we were awarded a contract to build 45 housing units for the Northern Mariana Housing
Agency, a government agency. These are government-subsidized, low-income housing units. This project is valued at $6.3 million and is a

                                       51

first phase of a potentially larger project. This project is currently at the permitting stage. We believe there may be additional contracts or phases in the future. Although these may never be contracted and we may not obtain the contract if they are.

	Also in 1999, we were awarded a contract to build a school building on the island of Tinian as part of a infrastructure upgrade.
The first phase of this project is valued at $330,000 which may at a latter date be upgraded; however, there can be no assurance that Telesource International will be awarded the upgrade. Telesource
International has also been awarded a contract valued at approximately
$800,000 to provide overhead and underground electricity transmission lines to a U.S. government site in the Commonwealth of Northern
Mariana Islands and for the development of a well valued at $715,000.

 Non-Power Project Construction Expansion Plans:

	With our expansion into Guam to take advantage of the growing
U.S. military presence there, we are currently looking for opportunities for our construction services not only in Micronesia, but also throughout the Pacific basin.

 Specialized Construction Processes:

	Building a power plant or a broadcasting facility is not like the construction of a more conventional building. Because of the high levels of radio frequency emissions or the generation of electrical currents, every part of the structure is integrated into the overall design and plays a role in making the overall facility safer and more efficient.

	The building of these specialized structures requires additional engineering skills, the knowledge of specialized construction techniques and relationships with specialized subcontractors. The situation is made harder when building offshore, where distance from raw materials and subcontractors becomes a risk factor.

 Past and Present Power Generation Construction Projects:

	Our power generation business involves:

        * Building the power plants

        * Operating the power plants for the period of time of the contract

        * Selling wholesale power to the client to be distributed on their power grid

        * The transfer of the ownership of the properties to the clients at the end of the contract.

	In 1997, the Commonwealth Utility Corporation, located in the
Commonwealth of the Northern Mariana Islands, awarded our Mariana subsidiary a multi-million contract to design, build and operate a 10-
30 megawatt power plant.

        The initial 10 megawatts are now on-line, completed within budget and on time; the plant has been operational since March 1999.
The second phase of the project is currently under construction, and by March 2000, we anticipate that an additional 10 megawatts will be on-line. The third phase will be constructed at the discretion of our Mariana subsidiary as the demand for power increases. Accordingly, if power demand fails to meet our projections, this phase may never be constructed.

 Power Plant Operation and Maintenance:

                                       52

	The Commonwealth Utilities Corporation project in the
Commonwealth of Northern Mariana Islands is an example of a power plant operation and maintenance project. We designed, financed and built the power plant. We obtained financing through a $25,000,000 line of credit from the Commercial Bank of Kuwait, New York Branch,.
For this construction, we are paid $180,000 per month for ten years by the Commonwealth Utilities Corporation. Each monthly payment is secured by a promissory note in the amount of $180,000 issued by the Commonwealth Utilities Corporation.

        We have a 20-year lease on the land on which the power plant is built, plus title to the entire plant and a two-month escrow account of no less than $360,000 on which we have a first lien. In the event of the Commonwealth Utilities Corporation being unable to meet their obligations either for their monthly maintenance fees or for the promissory notes, we may sell, lease, assign or transfer the power plant or any of the plant equipment.

	In the first phase, Commonwealth Utilities Corporation also pays us a production fee of $.02 per kilowatt-hour for each kilowatt produced on its behalf for the first 5,140,000 kilowatt hours per month. In the second additional 10 megawatt phase, Commonwealth
Utilities Corporation has agreed to pay us an additional production fee of $.065 per kilowatt-hour produced over the initial 5,140,000 kilowatt hours per month.

	In addition, the CUC pays a service fee of $50,000 a month for operating and maintaining the power plant.

	CUC has the right to terminate the contract for operation and maintenance at any time with six month's notice. In this event, we would still have title to the power plant until the time we are fully repaid.

 Potential Future Power Plant Construction and Power Supply:

	Based on our previous experience, we believe there will be a growing demand for power around the world and in the U.S.; however competition and deregulation could eliminate the financial feasibility of these projects and thereby prevent us from taking advantage of the expected growth in demand. In the U.S. two-thirds of the country's installed plants are 25 years-plus old and need to be replaced and repowered, principally with new gas combustion turbines. The U.S.
Department of Energy forecast for the U.S. power plant market shows a forecasted average growth of 7.4% in the number of power generation facilities and an average growth of 16.0% in the capacity of electricity produced for the next four years. We also believe that in those situations where the local governments lack the up-front funding to build the additional power plants will represent an opportunity for us to find alternative solutions up to and including having Telesource
International locate the needed project financing. Without the additional energy, we believe that many of the infrastructure upgrades envisioned by local governments can't take place. In our experience, in return for our securing project financing in a manner similar to that obtained for our project in Mariana, the CNMI, the local governments will be willing to enter into contracts which guarantee us a minimum amount of power consumption, coupled with long-term operations and maintenance contracts similar to those with the Commonwealth Utility Corporation.

	We anticipate that these contracts will generally be secured by governmental guarantees, promissory notes, liens and collateral in the land and in the physical power plants.

 Sales and Marketing Strategies:

        Most of our jobs will be obtained through a public bid process, and our clients are either governments or governmental agencies. In obtaining contracts:

                                       53

      * We perform significant market research. We analyze potential markets, looking for future building plans or plans to expand the capital infrastructure. Our research also includes analyzing numerous government documents and reviewing previous and current requests for bids.

      * We are actively involved in public relations with the governments and agencies that might contract for our services. Much of this effort is informational, finding out what the specific needs of each governmental agency while at the same time explaining what services Telesource International has to offer.

    * We have created and provide to potential clients a survey to help governmental agencies evaluate whether Telesource International's resources and services might be more efficient and cost-effective than their current system.

	We maintain three full-time marketing executives to help our sales and marketing efforts; one in our Illinois headquarters and two offshore. All three are salaried employees.

 Competition

	The independent power industry has grown rapidly over the past twenty years. There are a large number of suppliers in the wholesale market and a surplus of capacity, which has led to intense competition in this market. The principal sources of competition in this market include traditional regulated utilities who have excess capacity, unregulated subsidiaries of regulated utilities, energy brokers and traders, energy service companies in the development and operation of energy-producing projects and the marketing of electric energy, equipment suppliers and other non-utility generators like Telesource
International. Competition in this industry is substantially based on price with competitors discovering lower cost alternatives for providing electricity. The electric industry is also characterized by rapid changes in regulations, which Telesource International expects could continue to increase competition. We do not believe the CUC facility would be significantly impacted by competition in the wholesale energy market since its revenues are subject to contracted rates which are substantially fixed for several years.

	We also compete in the market to develop power generation facilities. The primary bases of competition in this market are the quality of development plans, the ability of the developer to finance and complete the project and the price. In some cases, competitive bidding for a development opportunity is required. Competition for attractive development opportunities is expected to be intense as there are a number of competitors in the industry interested in the limited number of opportunities. Many of the companies competing in this market have substantially greater resources than us. We believe our project development experience and its experience in creating strategic alignments with other development firms with greater financial and technical resources could enable us to continue to compete effectively in the development market if and when opportunities arise. Presently, we believe there are a number of opportunities for additional project development worldwide for projects similar to those previously developed by us. However, we are currently evaluating whether it should seek development opportunities in other areas outside of the south pacific to diversify its activities.

	Presently, there is significant merger and consolidation activity occurring in the electric industry. From time to time, we may consider merger and acquisition proposals when they appear to present an opportunity to enhance shareholder value. We are not involved in any of these discussions or negotiations at this time.

                                       54

 Energy Regulation

	Our projects are subject to regulation under federal and local energy laws and regulations. Telesource International is subject to the requirements established by its permitting authorities, i.e.
Department of Environmental Quality ("DEQ") and the Environmental
Protection Agency ("EPA").

	Presently, neither the Customer Choice Act nor proposed legislation directly impacts us because the legislation and restructuring plan pertain to the retail market or new contracts in the wholesale market. However, as discussed above, we could possibly be impacted in the future by, among other things, increases in competition as a result of deregulation. We are actively monitoring these developments in energy proceedings in order to evaluate the impact on its projects and also to evaluate new business opportunities created by the restructuring of the electric industry.

Environmental Regulation

        Our projects are subject to regulation under federal, foreign and local environmental laws and regulations and must also comply with the applicable laws pertaining to the protection of the environment, primarily in the areas of water and air pollution. These laws and regulations in many cases require a lengthy and complex process of obtaining and maintaining licenses, permits and approvals from federal and local agencies. As regulations are enacted or adopted in any of these jurisdictions, we cannot predict the effect of compliance therewith on our business. Our failure to comply with all applicable requirements could result in delays in proceeding with any projects under development or require modifications to operating facilities.
During periods of non-compliance, our operating facilities may be forced to shutdown until the non-compliances are corrected. We are responsible for ensuring compliance of its facilities with all applicable requirements and, accordingly, attempts to minimize these risks by dealing with reputable contractors and using appropriate technology to measure compliance with the applicable standards.

 Insurance and Bonding

	We maintain general and excess liability, construction equipment, and workers' compensation insurance; all in amounts consistent with industry practices. We believe our insurance programs are adequate.

	In connection with our business, we are in the process of securing a surety bond which provide an additional measure of security of our performance under some public and private sector contracts. Our ability to obtain a surety bond depends upon our capitalization, working capital, past performance, management expertise and other factors. Surety companies consider these factors and their current underwriting standards, which may change from time to time.

Employees

        Telesource International presently employs 126 people, consisting of 18 employees in management, 25 engineers and technical staff members, six support staff members and 105 hourly employees. All of our employees are nonunion workers, although we may employ union subcontractors from time to time.

	Ninety percent of our crews are staff, because of the technical nature of our construction contracts. Working on a power plant, broadcasting facility or other technical construction site requires a higher level of expertise and a greater attention to safety issues.

                                       55

	Our non-engineering level employees are hourly workers, while our engineering and supervisory staff are on monthly salaries.

 Properties

        Telesource International maintains leased office spaces and land leased for storage of construction equipment. Our Mariana subsidiary's head office in the Commonwealth of Northern Mariana
Islands is leased for five years; we also have an office on the island of Tinian leased on a yearly commitment. On Guam, we have an office leased by the year with 90 days notice for termination of lease. Our corporate offices in Illinois are leased on a month-to-month basis.
Additionally, we have approximately 10 leased vehicles in our fleet.


                     TELESOURCE INTERNATIONAL'S MANAGEMENT
                                 MANAGEMENT

	The names and ages of our executive officers and directors as of June 30, 2000, and their background are as follows:


Name and Age; Years
Served as Director              Principal Occupation for Past Five Years; Other Directorships
----------------------------------------------------------------------------------------------
Khajadour Semikian              Khajadour Semikian, President, joined Telesource
Age 46                          International in September 1996.  From January 1986 to December 1996
Director Since 1995             Mr. Semikian was Assistant General Manager with Sayed Hamid Behbehani
                                & Sons.  Mr. Semikian attended a workshop with Wide & Co. in Hamburg,
                                Germany in 1975, attended the Institute of Bankers in Sussex, U.K. in
                                1973 for a banking course and received a degree in Electrical
                                Engineering in 1973.  Mr. Semikian has also served as a director for
                                Computhink Incorporated since 1994, Telebond Insurance Corporation and
                                Retsa Development Incorporated since 1998.

Nidal Zayed                     Nidal Zayed, Executive Vice President, joined Telesource International
Age 39                          in January 1996. From January 1990 to December 1995 Mr. Zayed was the
Director Since 1998             owner/President of Commsource Int'l Inc. and self-employed in the practice of law during this period and to date. Mr. Zayed passed the
                                Illinois Bar in November 1985.  In June 1985 Mr. Zayed received a law degree from Loyola University School of Law and in June 1982 he received a B.A. in Accounting from Loyola University of Chicago.  Mr.
                                Zayed does serve as Chairman for Computhink Incorporated and as a director for Computhink since 1994.

Max Engler                      From 1988 to present Mr. Engler has been an
Age 50                          independent Financial Consultant and Mr. Engler is also on the Board
Director Since 1997             of Directors of various companies in Switzerland and abroad.  From

                                       56

                                1984 to 1988 Mr. Engler headed the Private Banking desk (Middle East and Far East) of Bank Leu as Vice President.  Mr. Engler received a diploma of Commerce from the High School of Commerce of Schwyz,
                                Switzerland and from 1971 to 1975 went through an extensive training program with Union Bank of Switzerland and became an investment advisor.  Mr. Engler has also served as a director for Computhink
                                Incorporated since 1998.  Mr. Engler also is a director for Belmoral
                                S.A., Computhink Ltd., Telesource International CNMI Inc., Retsa
                                Development Inc., Golden Osprey Ltd., Computhink Technology Ltd., FSD
                                Holdings PLC, Litra Holdings AG, Linos Finanz AG, Trafex Ltd., R.C.W.
                                Enterprises S.A., Formvac S.A., Sanop AG, and Protea Beratungs-und
                                Finanz AG.

Weston W. Marsh                 Mr. Marsh joined the Board of Directors for
Age 49                          Telesource International in 1999. He is a member of the law firm
Director Since 1999             Freeborn and Peters.  Prior to joining Freeborn and Peters in
                                September, 1990, Mr. Marsh served as the Assistant General Counsel in charge of all litigation and claims for the nation's seventh largest railroad.  Mr. Marsh has handled and supervised the strategy of billion-dollar antitrust cases, large environmental litigation, and a variety of commercial and insurance-related disputes.  Mr. Marsh obtained his law degree from the University of Illinois, where he graduated with honors, Order of the Coif, and was associate editor of the Law Review.  He received his B.A. from Yale University and an
                                M.B.A. from the University of Chicago, where he graduated first in his class.

Ibrahim M. Ibrahim              Mr. Ibrahim has served as a director of
Age 57                          Telesource International since 1999.  He has been Head of
Director Since 1999             International Banking for The Gulf Bank K.S.C. in Kuwait since 1986.
                                Mr. Ibrahim served as the Vice President and Head of Credit and
                                Marketing for the First National Bank of Chicago for the middle east region from 1984 to 1986 and he has also served as the Vice President and General Manager of Continental Illinois Bahrain Branch from 1969 to 1984.  Mr. Ibrahim received his M.B.A. in International Business from De Paul University, his M.S. in Taxation and Islamic Law from the
                                University of Alexandria and his B.A. in Accounting from the
                                University of Alexandria.

Jeffery Adams                   Mr. Adams has served as a director of Telesource
Age 57                          International since 1999. He is an Electrical Engineer trained in the
Director Since 1999             United Kingdom. From 1978 to 1986, Mr. Adams served as the marketing director of Babcock Industries and Electrical Group of Companies. In
                                1986, Mr. Adams became an independent international sales marketing consultant.  From 1987 to present, Mr. Adams is the general manager for Trafex Ltd., an engineering supplies company serving the Middle
                                East. From 1997 to 1999, Mr. Adams served as a director for Computhink
                                Ltd. in the United Kingdom.

                                       57


Ralph Beck                      Mr. Beck has served as a director of Telesource
Age 61                          International since 1999. He currently is a principal of Global
Director since 1999             Construction Solutions, L.L.C. From 1994 to 1998, Mr. Beck served as the President of Kajima Construction Services, Inc., the N.A.
                                investment of a global engineering and construction firm. From 1965 to
                                1994, Mr. Beck was with the Turner Corporation, an international engineering and construction firm. Mr. Beck served as the chairman of the board for Turner Steiner International from 1987 to 1994 and as a senior vice president for Turner Corporation.

Jeff Karandjeff                 Secretary, joined us in April 1997.  From October 1996 to February
Age 33                          1997 Mr. Karandjeff was an Associate with Schoenberg, Fisher, Newman &
                                Rosenberg, LTD.  From June 1992 to October 1996 Mr. Karandjeff was an
                                associate with Treumann, Goba & Podbelsek, PC.   In May 1993 Mr.
                                Karandjeff received a law degree from Loyola University School of Law and passed the Illinois Bar in September 1993.  In May 1988, Mr.
                                Karandjeff received a Bachelors Degree from Massachusetts Institute of
                                Technology.

Robert Swihart                  Joined Telesource International in March 1998 as Treasurer.
Age 53                          From 1988 to 1998 Mr. Swihart held various accounting positions including Assistant Controller with Continental Cablevision/MediaOne.
                                In June 1970 Mr. Swihart received an M.B.A. from Northern Illinois
                                University and in June 1968 he received a B.A. Business Administration from North Park College.

Bud Curley                      Bud Curley joined Telesource International as its Chief Financial
Age 36                          Officer in September 1999.  Prior to September 1999, Mr. Curley served as the Chief Financial Officer, Secretary and Executive Vice President
                                for Surety Capital Corporation and Surety Bank, N.A. from 1996 to
                                1999.  From 1993 to 1996, Mr. Curley served as Surety Capital
                                Corporation and Surety Bank, N.A.'s Controller and Senior Vice
                                President.  From 1991 to 1993, Mr. Curley served as the Controller for
                                Environmental Engineering and Geotechnics and from 1989 to 1991, Mr.
                                Curley served as a Financial Analyst for Residential Mortgage
                                Investments, Inc.  In 1989, Mr. Curley received a B.A. in Business
                                Administration from the University of Texas.  He has also served as a director for Surety Capital Corporation and Surety Bank, N.A. from
                                1998 to 1999.

Board Composition

	Directors are elected annually at our annual meeting of stockholders, and serve for the one year term for which they are elected and until their successors are duly elected and qualified. Our bylaws currently provide for a board of directors comprised of seven directors.

Executive Compensation

 	The following table sets forth summary information concerning the compensation received for services rendered to us during the years ended December 31, 1999, 1998 and 1997, respectively by the Executive Vice President. No other executive officers received aggregate compensation during our last fiscal year which exceeded, or would exceed on an annualized basis, $100,000. Other annual compensation consists of health insurance premiums paid for by us on behalf of the named officers, and in some cases, the spouse and dependents of the named officers.

Executive Compensation and Other Information

	Summary of Cash and Other Compensation. The following table provides summary information concerning compensation paid or accrued by Telesource International to or on behalf of Telesource International's most highly compensated executive officer of Telesource International (determined as of the end of the last fiscal year) (hereafter referred to as the "named executive officers") for the fiscal years ended December 31, 1999, 1998 and 1997:


                        SUMMARY COMPENSATION TABLE

                           Annual Compensation


    Name and                                            All Other
Principal Position      Year    Salary (1)    Bonus       Annual
                                                       Compensation
------------------------------------------------------------------------
Khajadour Semikian      1999  $  152,337   $        -  $        -
  President             1998  $        -   $        -  $        -
                        1997  $        -   $        -  $        -

Nidal Zayed             1999  $  142,404   $        -  $   10,000
  Executive Vice
  President             1998  $  108,830   $        -  $        -
                        1997  $  108,000   $   13,185  $        -

        (1) Includes salary paid by Telesource International, before any salary reduction for contributions to Telesource International's Savings Plan under Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"). Telesource International paid director fees of $10,000 in 1999 to Mr. Zayed and no director fees for 1998 or 1997.

	We have entered into an employment agreement with Khajadour Semikian and Nidal Zayed. The term of the agreement with Mr. Semikian is from July 1, 1999 to July 1, 2002. Under the terms of the agreement, Mr. Semikian is required to devote his full time to our business. We have agreed to pay him an annualized base salary of $220,000 for the current fiscal year, subject to an increase on January 1, 2000 to $270,000 and to remain at $270,000 per year till July 1, 2002. The payment of cash bonuses to Mr. Semikian will be at the Board's discretion. We have agreed to provide Mr. Semikian with health insurance for him and his family at a reduced rate. The term of the agreement with Mr. Zayed is from September 1, 1999 to September 1,
2002. Under the terms of the agreement, Mr. Zayed responsibilities' comprise serving as the number two operating officer accountable for the full range of operations. We have agreed to pay him an annualized base salary of $125,000 per year for the term of the agreement. The payment of cash bonuses to Mr. Zayed will be at the Board's discretion. We have also agreed to provide Mr. Zayed with health insurance for him and his family at a reduced rate along with a company car.

Board Compensation

	Our directors did not receive cash compensation for their services as directors until December 1999, although some directors are reimbursed for reasonable expenses incurred in attending board or committee meetings. The Board has approved a resolution to increase fees paid to each director from none to $20,000 per year beginning in December 1999. The board fees are to be paid semiannually. In August 1999, Mr. Semikian purchased 200,000 shares of common stock at a price per share of $3.00.

Board Committees

	The Board has appointed three outside directors to serve as the compensation committee and three outside directors to serve as the audit committee at the December 1999 Board meeting. Prior to December 1999, Mr. Semikian, our current chief executive officer and a director, and Mr. Zayed, an executive vice president and a director of Telesource International, participated in deliberations of our full board of directors concerning executive officer compensation.


                           CONFLICTS OF INTEREST

Existing Business Conflicts

	Some of our executive officers, directors and major shareholders are also owners, officers and/or directors of SHBC located in Kuwait.
SHBC is a civil, electrical and mechanical construction contractor with 750 employees and over 30 years of experience. SHBC and its affiliates was the sole shareholder of Telesource International prior to July 1999 and will own approximately 61% of the common stock outstanding upon completion of this transaction. SHBC and Telesource International bid and compete within the same industries; however, SHBC has agreed to give Telesource International a right of first refusal to bid projects within some areas. We have described the specific relationships and the specific areas where we have the right of first refusal more fully under the heading "Certain Relationships and Related Transactions" below. Additionally, SHBC and SHBC's majority stockholders, Fouad Behbehani and Nasrallah Behbehani, have signed as guarantors on Telesource International CNMI's promissory note for $25,000,000 with the Commercial Bank of Kuwait, New York
Branch. The $25,000,000 promissory note is used by us to finance our construction activities on the power plant. SHBC and SHBC's majority stockholders, Fouad has also signed as guarantor on a $2,000,000 letter of credit from the Kuwait Real Estate Bank for Telesource
International. There can be no assurance that upon maturity of these borrowing contracts that SHBC will continue to renew its guarantee of the debt.

                CERTAIN RELEATIONSHIPS AND RELATED TRANSACTIONS

	The Behbehani's have significant ownership or control positions in Telesource International and SHBC as noted under "Risk Factors - --
The largest stockholder owns approximately 61% of the common stock outstanding after the merger, which may impact the ability of minority stockholders to influence our activities." on page 14, SHBC and Telesource International compete within the same industry; however, Telesource International has a right of first refusal to bid projects within the United States and its territories, the Pacific Rim and the

Indian Ocean. This right of first refusal agreement between SHBC and Telesource International specifically excludes projects or modifications for the International Broadcasting Bureau's stations located outside of the continental United States, which both SHBC and Telesource International may freely bid.

	SHBC has signed as guarantor on a $25,000,000 unsecured promissory note for Telesource International from the Commercial Bank of Kuwait, New York Branch, and a $2,000,000 line of credit with the Kuwait Real Estate Bank. The $25,000,000 promissory note is used by Telesource International to finance its construction activities for the Commonwealth Utilities Corporation Tinian Power Plant. The $2,000,000 line of credit is used by Telesource International to meet its working capital needs. There can be no assurance that upon maturity of these borrowing contracts that SHBC will continue to renew its guarantee of the debt.

	Additionally, from time-to-time we may hire, on a part time or temporary basis, individuals employed by SHBC to provide assistance to Telesource International on some projects in the Northern Mariana Islands. The rates paid will not exceed the fair market value of similar services provided by unrelated third parties.

	In 1996, Telesource International was subcontracted by SHBC to build a multimillion dollar radio relay station in the Commonwealth of Northern Mariana Islands for the United States Information Agency.
The agreement between SHBC and Telesource International included payment to Telesource International on a monthly basis for all costs incurred plus a fee of 7.5% on local purchases and procurements. The radio relay station project was completed in 1998. The following table describes the condensed financial information related to this project:

                                 Three Months Ended                 Twelve Months Ended
                                      March 31,                         December 31,
                                                         ----------------------------------------
                                 2000          1999          1999          1998          1997
                            ---------------------------------------------------------------------
Construction revenues       $    362,645  $    427,698  $  2,180,683  $  3,786,177  $  3,561,055
Sales                            304,552       400,369     1,691,426     2,236,888     3,801,805
Gross profit                      22,841       229,023       170,930       309,328       213,245

	Telesource International does not believe that the subcontract with SHBC is indicative of future contracts and expected results.

	Telesource International had sales to SHBC of $1,414,011 and $688,651 for the three months ended March 31, 2000 and 1999, respectively, and $3,129,587, $5,427,103 and $4,247,086 during the twelve months ended December 31, 1999, 1998 and 1997. At March 31, 2000, Telesource International had receivables due from SHBC in the amount of $2,271,448 and at December 31, 1999 and 1998, Telesource International had receivables due from SHBC in the amount of $320,109 and $186,326, respectively.

	Telesource International performed services in addition to the construction of the radio relay station mentioned above. The following table describes the condensed financial information related to all services provided by Telesource International to SHBC.

                                 Three Months Ended                 Twelve Months Ended
                                      March 31,                         December 31,
                                                         ----------------------------------------
                                 2000          1999          1999          1998          1997
                            ---------------------------------------------------------------------
Construction revenues       $    362,645  $    427,698  $  3,872,177  $  3,786,177  $  3,561,055
Sales                          1,414,011       688,651     3,129,587     5,427,103     4,247,086
Rental income                     55,043       205,000       610,918     1,380,956       882,078
Service fees                      31,625        43,702       204,628       351,956       362,536
Accounts receivable              857,578       208,293       320,109       186,326       490,854
Other current assets                   -             -             -        10,000        25,000
Prepaid expenses                 124,290             -       170,182             -             -
Accounts payable               3,216,434        92,093     1,604,811       527,203       139,100
Accrued expenses                  68,628             -       598,110       202,012
Other customer deposits          125,000       125,000       125,000       125,000       125,000
Current liabilities               21,090             -        88,726        58,503       222,904
Debt                                   -             -             -             -     6,978,374

	In March 1999, Telesource International signed a three year lease for 20,000 square meters of land. The land will be used to store equipment for Telesource International. The lease has a total cost for the three year period of $75,000 and was paid in full. The lease is with Retsa Development Incorporated. Our President and CEO, K.J.
Semikian and one of our directors, Max Engler, serves on Retsa
Development Incorporated's board of directors.

	Telesource International held an investment in Telebond Insurance Corporation at March 31, 2000, in the amount of $50,000. During 1999, Telesource International purchased insurance from Telebond in the amount of $211,357 and $7,399 for the three months ended March 31, 2000 and held a prepaid asset for insurance in the amount of $124,290 at March 31, 2000. Our President and CEO, K.J. Semikian serves on
Telebond Insurance Corporation's board of directors.


                        TELESOURCE'S PRINCIPAL STOCKHOLDERS

	The following table sets forth some information regarding the beneficial ownership of our Common Stock as of March 31, 2000 by SHBC, which owned 100% of all outstanding common stock as of June 30, 1999, which was reduced to 66.4% ownership by March 31, 2000. SHBC sold 3,361,000 shares in August 1999.

Number of Shares:                                               6,639,000
Percentage ownership by SHBC at March 31, 2000:                     66.4%

     	The following table sets forth some information regarding the beneficial ownership of our Common Stock as of the March 31, 2000 by:

        * Each shareholder known by us to own beneficially more than 5% of the common stock
        *  Each executive officer
        * Each director and all directors and executive officers as a group:

Name                            Number of     Percentage         Percentage
                                 Shares     before merger(1)    after merger
------------------------------------------------------------------------------
Khajadour J. Semikian           200,000          2.00%              2.00%
Nidal Zayed(2)                  110,000              *              1.10%
Max Engler(3)                    50,000              *                  *
Ibrahim M. Ibrahim               10,000              *                  *
Jeffrey H. Adams                  1,000              *                  *
                            --------------------------------------------------
All directors and named
executive officers as
a group (number in
group: five persons)           371,000           2.61%              3.71%
                            ==================================================
Sayed Hamid Behbehani &
   Sons Co. W.L.L. (4)       6,639,000(5)       66.39%             61.29%
                            ==================================================

  * Less than 1% of all the issued and outstanding shares of Common Stock.

        (1) This table is based upon information derived from our stock records and information furnished by persons named. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the shareholders named in this table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based upon 10,000,000 shares of Common Stock outstanding as of March 31, 2000.

        (2)  Mr. Zayed owns 110,000 shares of Sixth Business Service Group.

        (3)  Max Engler serves as a board director for Litra Holding AG.
             Litra Holding AG owns directly 495,000 shares of Telesource International's common stock. Based upon information provided to Telesource International, Telesource International does not consider these shares to be beneficially owned by Mr. Engler.

        (4) Includes 2,020,000 shares of Common Stock held by the Behbehani family in the following manner:

Who                                     Relationship     Number of Shares
------------------------------------------------------------------------------
Nasrallah S. H. S. A. Behbehani                                  725,000
Aster I. Behbehani                                               495,000
Salman F. Behbehani                                              250,000
Eqbal E. A. A. Al-Behbehani                                      200,000
Amal N. S. H. S. A. Behbehani                                    100,000
Anwar N. S. H. S. A. Behbehani                                   100,000
Nasarallah Behbehani & Sons Co. W.L.L.                           100,000
Najeeb S. H. Behbehani                                            50,000
                                                             -------------
   Total shares held directly by the
      Behbehani family members                                 2,020,000
                                                             -------------
Sayed Hamid Behbehani & Sons Co. W.L.L.                        4,619,000
                                                             -------------
   Total SHBC and beneficially held                            6,639,000
                                                             =============

(5) 	SHBC and beneficially held common stock will be 6,639,000 shares before the merger which will decrease by 510,000 shares in connect on with the merger to 6,129,000. The decrease in ownership of 510,000 shares by SHBC will occur as follows:
        300,000 shares will be distributed to Longman and Associates for their services provided in connection with the completion of the merger and 210,000 shares will be given to Telesource International to be retired which in turn will eliminate the dilution to all other existing Telesource International shareholders which would have occurred as a result of the merger without the retirement of the 210,000 shares of SHBC common stock.


               DESCRIPTION OF TELESOURCE INTERNATIONAL CAPITAL STOCK

	Telesource International is authorized to issue fifty million (50,000,000) shares of Common Stock, par value $0.01 per share, 10,000,000 of which shares were issued and outstanding as of June 30, 2000. At June 30, 2000, Telesource International had 192 shareholders of record.

	In July 1999, Telesource International announced that its Board of Directors approved a one-for-ten thousand stock split to stockholders of record on July 26, 1999. There was only one shareholder of record on the record date, SHBC. All references in the financial statements to number of shares and per share amounts of Telesource
International's common stock have been retroactively restated to reflect the increased number of shares outstanding.

	Holders of shares are entitled to one vote per share, without cumulative voting, on all matters to be voted on by shareholders. Therefore, the holders of a majority of the shares voting for the election of directors can elect all the directors without the concurrence of any other shareholder. Subject to preferences that may be applicable to any outstanding preferred stock, shareholders are entitled to receive ratably the dividends as may be declared by the Board of Directors out of funds legally available. In the event of a liquidation, dissolution or winding up of Telesource International, shareholders are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding preferred stock. Shares of the Common Stock have preemptive rights for thirty days, to subscribe for, purchase or otherwise acquire any shares of stock of the same class of the corporation or any equity and/or voting shares of stock of any class of the corporation which the corporation proposes to issue or any rights or options which the corporation proposes to grant for the purchase of shares of stock of the same class of the corporation or of equity and/or voting shares of any class of stock of the corporation or for the purchase of any stock, bonds, securities, or obligations of the corporation which are convertible into or exchangeable for, or which carry any rights to subscribe for, purchase or otherwise acquire shares of stock of the same class of the corporation or equity and/or voting shares of any class of the corporation, whether now or hereafter authorized or created, whether having unissued or treasury status, and whether the proposed issue, reissue, or grant is for cash, property, or any other lawful consideration; and after the expiration of said thirty days, any and all the shares of stock, rights, options bonds, securities or obligations of the corporation may be issued, reissued, transferred or granted by the Board of Directors, as the case may be, to the persons, firms, corporations and associations, and for the lawful consideration, and on the terms, as the Board of Directors in its discretion may determine. There are no conversion rights or redemption or sinking fund provisions with respect to the shares.

	The transfer agent and registrar of the common stock is American Securities Transfer & Trust, Inc., 12039 West Alameda Parkway,
Lakewood, CO 80228.

Indemnification of Directors and Officers

	Section 145 of the General Corporation Law of the State of Delaware (the "Act") empowers a corporation to indemnify it directors and officers and to purchase insurance with respect to liability arising out of their capacity as directors and officers. The Act further provides that indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the Corporation's bylaws, any agreement, vote of the shareholders, or otherwise.

	Article VII of the our bylaws provides that we shall indemnify all persons to the full extent allowed by law, by reason of the fact that they are or were a director, become a party or are threatened to be made a party to any indemnifiable action, suit or proceeding. We shall pay, in advance of the final disposition of any indemnifiable action, suit or proceeding under this bylaw, all reasonable expenses incurred by the director, upon receipt of an undertaking by or on behalf of the director to repay the amount if it is ultimately determined that he is not entitled to be indemnified by us under law.
We may indemnify persons other than directors, such as officers and employees, as permitted by law. We may purchase and maintain insurance on behalf of directors, officers and other persons against any liability asserted against him, whether or not we would have the power to indemnify the person against the liability, as permitted by law.

	Insofar as indemnification for liabilities arising under the securities act may be permitted to directors, officers or persons controlling the registrant under the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission the indemnification is against the public policy and is therefore, unenforceable.

Dividend Policy

	Telesource International has not paid cash dividends in the past and does not intend to pay dividends for the foreseeable future.
Telesource International intends to retain any future earnings for use in the business of Telesource International. The payment of any dividends in the future will be made at the discretion of the Board of

Directors of Telesource International and will depend upon the operating results and financial condition of Telesource International and its subsidiaries, their capital requirements, contractual agreements, general business conditions and other factors. Telesource International's principal source of funds to pay dividends in the future, if any, on the Common Stock will be cash dividends Telesource International receives from its subsidiaries.

	The transfer agent and registrar of the common stock is American Securities Transfer & Trust, Inc., 12039 West Alameda Parkway,
Lakewood, CO 80228.
******************************************************************************


                   SIXTH BUSINESS SERVICE GROUP'S BUSINESS

History and Organization

        We were organized under the laws of the state of Florida in March, 1999. Since inception, our primary activity has been directed to organizational efforts. We were formed as a vehicle to acquire a private company desiring to become an SEC reporting company in order thereafter to secure a listing on the over the counter bulletin board.

Operations

	We were organized for the purposes of creating a corporate vehicle to seek, investigate and, if the investigation warrants, engage in business combinations presented to us by persons or firms who or which desire to become an SEC reporting company. We will not restrict our search to any specific business, industry or geographical location.

	We do not currently engage in any business activities that provide any cash flow. The costs of identifying, investigating, and analyzing business combinations will be paid with money in our treasury or loaned by management. This is based on an oral agreement between management and us.

Employees

	We presently have no employees. Our officer and director is engaged in business activities outside of us, and the amount of time he will devote to our business will only be between five, 5, and twenty, 20, hours per person per week. It is anticipated that management will devote the time necessary each month to our affairs of until a successful business opportunity has been acquired.

Year 2000 Issues

	Because we currently have no operations, we do not anticipate incurring significant expense with regard to Year 2000 issues.

Selected Financial Data

	The following information concerning our financial position and operations is presented below:

                         March 31, 2000                 December 31, 1999
                      -------------------------------------------------------
                          (unaudited)
Total assets             $          0                     $          0
Total liabilities                   0                            1,000
Equity                              0                           (1,000)

                      Three Months Ended                Ten Months Ended
                         March 31, 2000                 December 31, 1999
                      -------------------------------------------------------
                          (unaudited)
Sales                               0                                0
Net loss                 $      1,000                     $      5,079
Net loss per share       $       0.00                     $       0.00


Management Discussion And Analysis Or Plan Of Operation

        We are a development stage entity, and have neither engaged in any operations nor generated any revenues to date. We have no assets. Our expenses to date, all funded by a loan from management, are $6,079. We have agreed to pay our management a fee of $55,000, to be paid from the merger fee.

        Substantially all of our expenses that must be funded by management will be from our efforts to identify a suitable acquisition candidate and close the acquisition. Management has orally agreed to fund our cash requirements until an acquisition is closed. So long as management does so, we will have sufficient funds to satisfy our cash requirements. This is primarily because we anticipate incurring no significant expenditures. Before the conclusion of an acquisition, we anticipate our expenses to be limited to accounting fees, legal fees, telephone, mailing, filing fees, occupational license fees, and transfer agent fees.

	We do not intend to seek additional financing. At this time we believe that the funds to be provided by management will be sufficient for funding our operations until we find an acquisition and therefore do not expect to issue any additional securities before the closing of a business combination.

	We expect no Year 2000 problems, as our business is not dependent upon any computer. However, the business we acquire could experience interruptions in its business and significant losses if it or its customers or vendors rely on computer information systems that are unable to accurately process dates beginning on January 1, 2000.

Properties.

	We are presently using the office of Michael T. Williams, 2503 W. Gardner Ct., Tampa FL, at no cost as our office. The arrangement is expected to continue only until a business combination is closed, although there is currently no such agreement between us and Mr.
Williams. We at present own no equipment, and do not intend to own any.

Security Ownership of Beneficial Owners and Management.

	The following table sets forth information about our current shareholders. The person named below has sole voting and investment power with respect to the shares. The numbers in the table reflect shares of common stock held as of the date of this Information Statement/Prospectus:

                          Number of   Percentage   Number of      Percentage
                          Shares Pre-  before     Shares Post-    after Merger
                          Merger (1)   Merger      Merger (1)(2)
                         ------------------------------------------------------
Michael T. Williams(1)(3)  890,000       89%         100,000           1%
2503 W. Gardner Ct.
Tampa, FL 33611

Nidal Z. Zayed(3)          110,000       11%         110,000         1.1%
860 Parkview Blvd.
Lombard, IL 60148

All directors and        1,000,000       89%         890,000         1.1%
officers as a
group - 1 persons

(1) Owned by the Williams Blind Trust, with beneficiaries as Tenants by the Entireties of Michael Williams and Donna Williams, his wife. Under the terms of the trust, all sales decisions will be made exclusively by the trustee and no details of the trust's holdings or sales will be disclosed to the beneficiaries.
(2)     Shares issued to Mr. Zayed subject to reverse split protection.
(3) Mr. Williams is a director and officer of Sixth Business Service Group prior to the merger; however, Mr. Williams will not be a director and officer after the merger. Mr. Zayed is not a director or officer prior to the merger of Sixth Business Service Group ; however, Mr. Zayed will be a director and officer after the merger.

	Mr. Williams may be deemed our promoter, as that term is defined under the securities act of 1933.

Directors and Executive Officers.

	The following table and subsequent discussion sets forth information about our director and executive officer, who will resign upon the closing of the acquisition transaction. Our director and executive officer was elected to his position in March, 1999.

Name                            Age                Title

Michael T. Williams              51         President, Treasurer and Director

	Michael T. Williams responsibilities will include management of our operations as well as our administrative and financial activities.
Since 1975 Mr. Williams has been in the practice of law, initially with the U.S. Securities and Exchange Commission until 1980, and since then in private practice. He was also chief executive officer of Florida Community Cancer Centers, Dunedin, FL from 1991-1995. He received a BA from the University of Kansas and a JD from the University of Pennsylvania.

Executive Compensation.

	Mr. Williams will receive an aggregate salary of $5,000 from inception of our business until closing of the merger.

Certain Relationships and Related Transactions.

	Williams Law Group will receive a fee of $40,000 for legal services in connection with the preparation of this registration statement. Mr. Williams will own through his blind trust 100,000 shares of stock after closing of the merger as a result of a reverse split.

Legal Proceedings.

 	We not a party to or aware of any pending or threatened lawsuits or other legal actions.

Indemnification of Directors and Officers.

        Our director is bound by the general standards for directors provisions in Florida law. These provisions allow him in making decisions to consider any factors as he deems relevant, including our long-term prospects and interests and the social, economic, legal or other effects of any proposed action on the employees, suppliers or our customers, the community in which the we operate and the economy. Florida law limits our director's liability.

	We have agreed to indemnify our director, meaning that we will pay for damages they incur for properly acting as director. The SEC believes that this indemnification may not be given for violations of the securities act of 1933.

	Insofar as indemnification for liabilities arising under the securities act may be permitted to directors, officers or persons controlling the registrant under the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission the indemnification is against the public policy and is therefore, unenforceable.

Provisions With Possible Anti-Takeover Effects

	As we will reincorporate in Delaware before the closing of the merger, the following information about Delaware law is provided:

	Section 203 of Delaware law prohibits a corporation from engaging in a business combination with an interested stockholder for three years following the date that the person becomes an interested stockholder.
With certain exceptions, an interested stockholder is a person or entity who or which owns 15% or more of the corporation's outstanding voting stock (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or is an affiliate or associate of the corporation and was the owner of 15% or more of the voting stock at any time within the previous three years.

	For purposes of Section 203, the term business combination is defined broadly to include mergers of the corporation or a subsidiary with or caused by the interested stockholder; sales or other dispositions of the interested stockholder (except proportionately with the corporation's other stockholders) of assets of the corporation or a subsidiary equal to ten percent or more of the aggregate market value of the corporation's consolidated assets or its outstanding stock; the issuance or transfer by the corporation or a subsidiary of stock of the corporation or the subsidiary to the interested stockholder (except for certain transfers in a conversion or exchange or a pro rata distribution or certain other transactions, none of which increase the interested stockholder's proportionate ownership of any class or series of the corporation's or the subsidiary's stock); or receipt by the interested stockholder (except proportionately as a stockholder), directly or indirectly, of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or a subsidiary.

 	The three-year moratorium imposed on business combinations by
Section 203 does not apply if:

        (i) prior to the date at which the stockholder becomes an interested stockholder the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder;

        (ii) the interested stockholder owns 85% of the corporation's voting stock upon consummation of the transaction which made him or her an interested stockholder (excluding from the number of shares outstanding those shares owned by directors who are also officers of the target corporation and shares held by employee stock plans which do not permit employees to decide confidentially whether to accept a tender or exchange offer); or

        (iii) on or after the date the person becomes an interested stockholder, the board approves the business combination and it is also approved at a stockholder meeting by 66 2/3% of the voting stock not owned by the interested stockholder.

Section 203 does not apply if the business combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or a 20-day notice required under
Section 203 of the proposed transaction which

        * constitutes certain
        * mergers or consolidations
        * sales or other transfers of assets having an aggregate market value equal to 50% or more of the aggregate market value of all of the assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation
        * proposed tender or exchange offer for 50% or more of the corporation's outstanding voting stock;
        * is with or by a person who was either not an interested stockholder during the last three years or who became an interested stockholder with the approval of the corporation's board of directors
        * is approved or not opposed by a majority of the board members elected prior to any person becoming an interested stockholder during the previous three years (or their chosen successors).

	Stockholder Voting on Mergers and Similar Transactions. The laws of Delaware generally require that a majority of the stockholders of both acquiring and target corporations approve statutory mergers. They do not require a stockholder vote of the surviving corporation in a merger unless the corporation provides otherwise in its certificate of incorporation if

        * the merger agreement does not amend the existing certificate of incorporation,

        * each share of stock of the surviving corporation outstanding before the merger is an identical outstanding or treasury share after the merger, and

        * the number of shares to be issued by the surviving corporation in the merger does not exceed 20% of the shares outstanding immediately prior to the merger.

	The laws of Delaware also generally require that a sale of all or substantially all of the assets of a corporation be approved by a majority of the voting shares of the corporation transferring the assets.

	Delaware law generally does not require class voting, except for amendments to the certificate of incorporation that change the number of authorized shares or the par value of shares of a specific class or that adversely affect the class of shares.

        DESCRIPTION OF SIXTH BUSINESS SERVICE GROUP'S CAPITAL STOCK

Common Stock

	As of March 31, 2000, there were 1,000,000 shares of common stock outstanding held of record by 2 stockholders. There will be 10,000,000 post merger shares of common stock outstanding after giving effect to the issuance of the shares of common stock to the public under this prospectus.

    The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The common stock has no preemptive or conversion rights or other subscription rights. There are no sinking fund provisions applicable to the common stock. The outstanding shares of common stock are, and the shares of common stock to be issued upon completion of this offering will be, fully paid and non-assessable.

Preferred Stock

	There are no  shares of preferred stock outstanding.   issuance of
preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including voting rights of the holders of common stock. In certain circumstances, an issuance of preferred stock could have the effect of decreasing the market price of the common stock. As of the closing of the merger, we currently have no plans to issue any additional shares of preferred stock.

Dividends

	We have never paid any dividends and do not expect to do so after the closing of the merger and thereafter for the foreseeable future.

Transfer Agent and Registrar

    We are the transfer agent and registrar for our common stock.


     COMPARISON OF RIGHTS OF SIXTH BUSINESS SERVICE GROUP STOCKHOLDERS AND
                   TELESOURCE INTERNATIONAL SHAREHOLDERS

	Because Sixth Business Service Group will change its state of incorporation, articles or articles and bylaws to be the same as those of Telesource International, the rights of shareholders of Telesource International will not change as a result of the merger.


                            AVAILABLE INFORMATION

        Telesource International is not and, until the effectiveness of the registration statement (as defined below), Sixth Business Service Group was not, subject to the reporting requirements of the Exchange
Act and the rules and regulations promulgated thereunder, and, therefore, do not file reports, proxy statements or other information with the Commission. Under the rules and regulations of the Commission, the solicitation of proxies from the shareholders of Telesource International to approve the merger constitutes an offering of Sixth Business Service Group common stock to be issued in connection with the merger. Accordingly, Sixth Business Service Group has filed with the Commission a registration statement on Form S-4 under the Securities Act, with respect to the offering from time to time, the registration statement. This proxy statement/prospectus constitutes the prospectus of Sixth Business Service Group that is filed as part of the Registration Statement in accordance with the rules and regulations of the Commission. Copies of the registration statement, including the exhibits to the Registration Statement and other material that is not included herein, may be inspected, without charge, at the Public Reference Section of the Commission at Room
1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, and may be available at the following Regional Offices of the
Commission: Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, New York, New York 10048. Copies of the materials may be obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549. Information on the operation of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. In addition, the Commission maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

                                 EXPERTS

        The consolidated financial statements of Sixth Business Service Group, Inc. as of December 31, 1999 and for the ten months ended December 31, 1999, also included in this prospectus and elsewhere in the Registration Statement have been included included herein in reliance on the report of Kingery Crouse & Hohl P.A., independent accountants, given on the authority of that firm as experts in accounting and auditing. The consolidated financial statements of Telesource
International, Inc. as of December 31, 1999 and 1998 and for the years ended December 31, 1999, 1998 and 1997, also included in this prospectus and elsewhere in the Registration Statement have been included herein in reliance on the report of Pender Newkirk &
Company, CPAs, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                            LEGAL MATTERS

	The validity of the shares of Sixth Business Service Group common stock being offered by this information statement/prospectus and certain federal income tax matters related to the exchange are being passed upon for Sixth Business Service Group by Williams Law Group,
P.A., Tampa, FL. Mr. Williams is the sole officer and director of and owns 890,000 shares pre merger and 100,000 shares post merger of the stock of Sixth Business Service Group.

PART II--INFORMATION NOT REQUIRED IN PROSPECTUS
INDEX TO FINANCIAL STATEMENTS

                                                                   Page
Telesource International Inc.:

     Report of Independent Accountants..........................   F-1

     Consolidated Balance Sheet as of December 31, 1999 and
     1998.......................................................   F-2

     Consolidated Statements of Income for the years ended December
     31, 1999, 1998 and 1997....................................   F-3

     Consolidated Statements of Shareholder's Equity for the years
     ended December 31, 1999, 1998 and 1997.....................   F-4

     Consolidated Statements of Cash Flows for the years ended
     December 31, 1999, 1998 and 1997...........................   F-5

     Notes to Consolidated Financial Statements as of December 31,
     1999 and 1998..............................................   F-6

     Consolidated Balance Sheet as of March 31, 2000............  F-21

     Consolidated Statements of Income for the three months ended
     March 31, 2000 and 1999....................................  F-22

     Consolidated Statements of Cash Flows for the three months ended March 31, 2000 and 1999..............................  F-23

     Notes to Consolidated Financial Statements as of March
     31, 2000 and 1999..........................................  F-24

Sixth Business Service Group
     Report of Independent Accountants..........................  F-28

     Balance Sheet as of December 31, 1998 and 1997, of which
     only 1998 is audited.......................................  F-29

     Statements of Income for the years ended December 31,
     1998 and 1997, of which only 1998 is audited...............  F-30

     Statements of Shareholder's Equity for the years ended
     December 31, 1998 and 1997, of which only 1998 is audited..  F-31

     Statements of Cash Flows for the years ended December
     31, 1998 and 1997, of which only 1998 is audited...........  F-32

     Notes to Consolidated Financial Statements as of
     December 31, 1998..........................................  F-33

     Balance Sheet as of March 31, 2000........................   F-35

     Statements of Income for the three months ended
     March 31, 2000 and 1999...................................   F-36

     Statements of Shareholder's Equity for the three
     months ended March 31, 2000 and 1999......................   F-37

     Statements of Cash Flows for the three months ended
     March 31, 2000 and 1999...................................   F-38

     Notes to Financial Statements as of March 31, 2000 and
     1999......................................................   F-39

Independent Auditors' Report


Board of Directors
Telesource International, Inc. and Subsidiaries
Lombard, Illinois

We have audited the accompanying consolidated balance sheets of Telesource International, Inc. and Subsidiaries as of December 31, 1999 and 1998 and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for the years ended December 31, 1999, 1998, and 1997. These consolidated financial statements are the responsibility of the management of Telesource International, Inc. and Subsidiaries. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. These standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Telesource International, Inc. and Subsidiaries as of December 31, 1999 and 1998 and the results of its operations and its cash flows for the years ended December 31, 1999, 1998, and 1997 in conformity with generally accepted accounting principles.



/s/ Pender Newkirk & Company
Certified Public Accountants
Tampa, Florida
February 18, 2000

                        TELESOURCE INTERNATIONAL, INC.
                         CONSOLIDATED BALANCE SHEETS


                                                   December 31, December 31,
                                                      1999          1998
                                                   -----------  -----------

Assets:
 Cash and cash equivalents                         $   866,388  $   958,146
 Accounts receivable (including related party
    of $320,109 and $186,326 at 1999 and 1998,
    respectively)                                      710,840      191,078
 Current portion notes receivable                      907,822            -
 Prepaid expenses (including related party of
    $170,182 and none at 1999 and 1998,
    respectively)                                      288,798       88,686
 Costs and estimated earnings in excess of billings    629,724            -
 Other current assets (including related party
    of $0 and $10,000 at 1999 and 1998,
    respectively)                                            -       10,000
                                                   -----------  -----------
       Total current assets                          3,403,572    1,247,910

 Long term portion costs and estimated earnings
    in excess of billings                           24,113,343   22,502,747

 Deposits                                               70,297       59,113
 Premises and equipment, net of accumulated
    depreciation of $1,044,312 and $686,102 at
    1999 and 1998, respectively                      1,891,188    1,786,409
 Time deposits                                       1,000,000            -
 Long term portion notes receivable                 12,022,557            -
 Other assets                                          134,244            -
                                                   -----------  -----------
       Total assets                                $42,635,201  $25,596,179
                                                   ===========  ===========

Liabilities and shareholders' equity:
 Accounts payable (including related party of
    $1,604,811 and $527,203 at 1999 and 1998,
    respectively)                                  $ 3,917,531  $   771,436
 Accrued expenses (including related party of
    $0 and $598,110 at 1999 and 1998,
    respectively)                                    1,592,786      707,338
 Customer deposits - related party                     125,000      125,000
 Current notes payable                                 500,000            -
 Current liabilities - related party                    88,726       58,503
 Taxes payable                                         434,437      385,000
                                                   -----------  -----------
       Total current liabilities                     6,658,480    2,047,277

 Deferred tax liability                                510,000      232,382
 Long-term debt                                     28,000,000   17,500,000
                                                   -----------  -----------
       Total liabilities                            35,168,480   19,779,659
                                                   -----------  -----------


Commitments and contingent liabilities

Shareholders' equity:
 Common stock, $0.01 par value, 50,000,000
   shares authorized,10,000,000 shares issued
   and outstanding                                     100,000      100,000
 Additional paid-in capital                            847,225      847,225
 Retained earnings                                   6,519,496    4,869,295
                                                   -----------  -----------
       Total shareholders' equity                    7,466,721    5,816,520
                                                   -----------  -----------
       Total liabilities and shareholders' equity  $42,635,201  $25,596,179
                                                   ===========  ===========

                                       F-2
                     The accompanying notes are an integral
                  part of the consolidated financial statements.

                        TELESOURCE INTERNATIONAL, INC.
                    CONSOLIDATED STATEMENTS OF OPERATIONS
             for the years ended December 31, 1999, 1998 and 1997

                                                                         Years Ended
                                                        ------------------------------------------
                                                            1999            1998          1997
                                                        -------------  -------------  ------------
Revenues:
   Construction revenues (including related party of
      $3,872,119, $3,786,177 and $3,561,055 in 1999,
      1998 and 1997, respectively)                      $  18,612,386  $  26,288,924  $  3,561,055
   Sales (including related party of $3,129,587,
      $5,427,103 and $4,247,086 1999, 1998 and 1997,
      respectively)                                         3,608,419      5,446,731     8,570,339
   Rental income - related party                              610,918      1,380,596       882,078
   Service fees - related party                               204,628        351,956       362,536
                                                        -------------  -------------  ------------

         Gross revenues                                    23,036,351     33,468,207    13,376,008
                                                        -------------  -------------  ------------

Costs and expenses:
   Construction costs                                      15,436,605     21,729,942     3,563,007
   Cost of sales                                            3,161,775      5,301,348     8,057,617
                                                        -------------  -------------  ------------

         Gross profit                                       4,437,971      6,436,917     1,755,384
                                                        -------------  -------------  ------------

Expenses:
   Salaries and employee benefits                           1,034,948        386,571       452,795
   Occupancy and equipment                                    245,551        293,112       305,290
   General and administrative                               2,055,901        748,935       346,543
   Impairment of long-lived assets                                  -        271,456             -
                                                        -------------  -------------  ------------

         Total expenses                                     3,336,400      1,700,074     1,104,628
                                                        -------------  -------------  ------------

         Operating profit                                   1,101,571      4,736,843       650,756
                                                        -------------  -------------  ------------

Other income (expense):
   Interest income                                          2,043,864         12,453             -
   Interest expense                                        (1,132,221)       (39,963)      (36,799)
   Other income, net                                           14,605          4,281         6,102
                                                        -------------  -------------  ------------

        Total other income (expense)                          926,248        (23,229)      (30,697)
                                                        -------------  -------------  ------------

        Income before income taxes                          2,027,819      4,713,614       620,059
                                                        -------------  -------------  ------------

Income tax expense                                            377,618        702,795        26,469
                                                        -------------  -------------  ------------

        Net income                                      $   1,650,201  $   4,010,819  $    593,590
                                                        =============  =============  ============

Basic and diluted earnings per share                    $        0.17  $        0.40  $       0.06
                                                        =============  =============  ============

Weighted average shares outstanding                        10,000,000     10,000,000    10,000,000
                                                        =============  =============  ============

                                       F-3
                     The accompanying notes are an integral
                  part of the consolidated financial statements.

                        TELESOURCE INTERNATIONAL, INC.
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
             for the years ended December 31, 1999, 1998 and 1997

                                          Common Stock     Additional
                                                     Par    Paid-in    Retained     Total
                                        Shares      Value   Capital    Earnings     Equity
                                      ----------  --------  --------  ----------  ----------
Balance at December 31, 1996          10,000,000  $100,000  $147,225  $  264,886  $  512,111

Net income                                                               593,590     593,590
                                      ----------  --------  --------  ----------  ----------

Balance at December 31, 1997          10,000,000   100,000   147,225     858,476   1,105,701

Capital contribution by shareholder                          700,000                 700,000

Net income                                                             4,010,819   4,010,819
                                      ----------  --------  --------  ----------  ----------

Balance at December 31, 1998          10,000,000   100,000   847,225   4,869,295   5,816,520

Net income                                                             1,650,201   1,650,201
                                      ----------  --------  --------  ----------  ----------

Balance at December 31, 1999          10,000,000  $100,000  $847,225  $6,519,496  $7,466,721
                                      ==========  ========  ========  ==========  ==========


                                       F-4
                     The accompanying notes are an integral
                  part of the consolidated financial statements.

                        TELESOURCE INTERNATIONAL, INC.
                   CONSOLIDATED STATEMENTS OF CASH FLOWS
            for the years ended December 31, 1999, 1998 and 1997


                                                                           Years Ended
                                                             ----------------------------------------
                                                                  1999         1998           1997
                                                             ----------------------------------------
Cash flows from operating activities:
   Net income                                                $  1,650,201  $  4,010,819  $    593,590
   Adjustments to reconcile net income to net
       Cash provided by (used in) operating activities:
           Depreciation and amortization                          363,880       451,888       219,156
           Impairment of long-lived assets                              -       271,456             -
           Changes in assets and liabilities:
              Receivables                                        (519,762)    1,482,603    (1,531,681)
              Costs and estimated earnings in excess
              of billings                                     (15,861,129)  (17,314,750)   (4,983,579)
              Other assets                                       (335,540)       31,088        43,031
              Other liabilities                                 4,061,766       324,841       235,141
              Tax payable                                          49,437       385,000             -
              Deferred tax liability                              277,618       232,382             -
                                                             -----------------------------------------
                  Net cash provided by (used in) operating
                  activities                                  (10,313,529)  (10,124,673)   (5,424,342)
                                                             -----------------------------------------
Cash flows from investing activities:
   Payments received on notes receivable                          690,430             -             -
   Purchase of interest bearing deposits in financial
        institutions                                           (1,000,000)            -             -
   Premise and equipment expenditures                            (468,659)   (1,083,762)     (683,933)
                                                             -----------------------------------------
            Net cash (used in) investing activities              (778,229)   (1,083,762)     (683,933)
                                                             -----------------------------------------
Cash flows from financing activities:
   Proceeds from borrowings                                    11,000,000    17,500,000     6,978,374
   Payments made on borrowings                                          -    (6,978,374)            -
   Proceeds from shareholder contribution                               -       700,000             -
                                                             -----------------------------------------
            Net cash provided by financing activities          11,000,000    11,221,626     6,978,374
                                                             -----------------------------------------
Net (decrease) increase in cash and cash equivalents              (91,758)       13,191       870,099

Beginning cash and cash equivalents                               958,146       944,955        74,856
                                                             -----------------------------------------
Ending cash and cash equivalents                             $    866,388  $    958,146  $    944,955
                                                             =========================================
Supplemental disclosure:
     Cash paid during the period for interest                $  1,953,320  $    379,436  $    169,038
     Cash paid during the period for income taxes            $     55,537  $    180,018  $    100,905

        During 1999, the Company completed the construction of phase I and issued a note receivable in the amount of $13,620,809. This transaction is accounted for as a non-cash transaction on the statement of cash flows.


                                       F-5
                     The accompanying notes are an integral
                  part of the consolidated financial statements.

                        TELESOURCE INTERNATIONAL INC.
                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           For the Years Ended December 31, 1999, 1998 and 1997

1.	Background:

        Telesource International ("Telesource" or the "Company") was incorporated in Delaware in 1994. Telesource is an international engineering and construction company, which is in the business of constructing projects, which range from single family housing units to electrical power generation plants. In the Commonwealth of Mariana Islands (U.S. Territory) the Company also operates a diesel fired electric power generation plant for the sale of electricity to the local power grid. The Company's facility in Lombard, Illinois, annually handles the procurement, export and shipping of several millions of dollars worth of U.S. fabricated products for use by the Company's subsidiaries or for resale to customers outside of the mainland. Telesource was formed in 1994 to facilitate various intra-corporate activities and, until July 1999, was a wholly owned subsidiary of Sayed Hamid Behbehani & Sons Co. W.L.L. ("SHBC"), a Kuwait-based civil, electrical and mechanical construction company.

        The Company conducts its operations primarily through subsidiaries. Telesource currently has two subsidiaries. The Company's Mariana subsidiary, Telesource CNMI, handles construction and management of the Company's power facilities in the Commonwealth of Mariana Islands and operates a branch office in Guam to take advantage of opportunities we believe will be available there. The Company's second subsidiary, Commsource International, is an international export company that facilitates the purchase of equipment in the U.S.

        Telesource has three main operating segments: construction services, trading of U.S. fabricated goods and power generation. The power generation activities commenced in March 1999.

        During 1999, Telesource entered into an agreement for a merger with Sixth Business Service Group, an SEC registered company located in Tampa, Florida. Under the proposed structure of the transaction, Telesource will merge with and into Sixth Business Service Group, pursuant to which merger the shareholders of Telesource will receive shares of Sixth Business Service Group in exchange for their shares of Telesource stock. Sixth Business Service Group will change its name to Telesource International, Incorporated after the merger. The transaction involves a reverse merger, whereby Telesource is expected to become listed on the Over The Counter Bulletin Board. The merger is expected to occur during the second quarter of 2000.

2.	Summary of Significant Accounting Policies:

        Customer and Credit Concentration

        The Company has a concentration with two major customers. One customer is the Commonwealth Utilities Corporation ("CUC"). The Company was contracted by the CUC to construct and operate a power generation facility. In March 1999, the power generation plant became operational. Power revenues from this plant did not begin until March 1999 and were earned under a long-term power purchase agreement with the same customer. The other major customer, SHBC, was the Company's parent corporation and is now a related party. In 1997, the Company was contracted to construct a radio relay station for SHBC and completed its construction in 1998.
        The radio relay station contract was on a cost basis with a fee to be paid to the Company in the amount of a 7.5% premium added to the costs on any local products used in the construction of the radio relay station. The Company's subsidiary, Commsource International, which is involved in the trading of U.S. fabricated products had one major customer, SHBC, which is a related party. The Company expects that the concentration of its revenues with SHBC will continue for the foreseeable future.

        The Company had a concentration of credit with the CUC. The Company has received promissory notes with a net present value of $12,930,379 at December 31, 1999 and these notes have a payment amount of $180,000 per month for ten years. The costs and estimated earnings in excess of billings for the construction activities on the power generation plant were $24,113,343 and $22,502,747 at December 31, 1999 and
        1998, respectively. The Company performs ongoing credit evaluations of its customers to determine if a provision for credit losses is appropriate.

        Power generation revenues are recognized on revenues received on the amount of actual billings for power produced during the reporting period. The revenues recognized on the collection of the promissory notes and the collection of the operation and maintenance fee are recognized as construction revenues. The interest income recognized under the power generation segment relates to interest on the notes receivable.

        Principals of Consolidation

        The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. Telesource currently has two subsidiaries. The Mariana subsidiary, Telesource CNMI Inc., handles construction and management of the Company's power facilities in the Commonwealth of the Northern Mariana Islands. Commsource International, is an international export company that facilitates the purchase of equipment fabricated in the U.S. Telesource CNMI, Inc. also operates a branch office in Guam, Telesource Pacifica and Pacifica Power Resources, a trading office which was opened to take advantage of opportunities expected to be available there. All significant intercompany transactions and accounts have been eliminated.

	Deposits in excess of Federal Deposit Insurance Corporation Insurance

	The Company maintains cash in accounts in excess of the Federal Deposit Insurance Corporation's insured limit of
        $100,000.

	Cash and Cash Equivalents

	Telesource records as cash and cash equivalents all highly liquid short-term investments with original maturities of three months or less.

2.	Summary of Significant Accounting Policies: continued

	Receivables

        The Company extends credit to its various customers based on the customer's ability to pay. At December 31, 1999 the Company had a provision for credit losses in the amount of $12,660 and no provision for credit losses at December 31, 1998.

	Premises and Equipment

        Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method at rates sufficient to amortize the cost over the estimated economic lives of the assets. Expenditures for repairs and maintenance are expensed as incurred, and renewals and betterments that extend the lives of assets are capitalized. Cost and accumulated depreciation are eliminated from the accounts when assets are sold or retired and any resulting gain or loss is reflected in operations in the year of disposition.

	Revenue Recognition

	Revenue from construction contracts including construction joint ventures is recognized using the percentage-of-completion method of accounting, based upon costs incurred and projected costs. Cost of revenue consists of direct costs on contracts; including labor and materials, amounts payable to subcontractors, direct overhead costs, equipment expense (primarily depreciation, maintenance and repairs), interest associated with construction projects and insurance costs. Depreciation is provided using straight-line methods for construction equipment. Contracts frequently extend over a period of more than one year and revisions in cost and profit estimates during construction are reflected in the accounting period in which the facts that require the revision become known. Losses on contracts, if any, are provided in total when determined, regardless of the degree of project completion. Claims for additional contract revenue are recognized in the period when it is probable that the claim will result in additional revenue and the amount can be reliably estimated.

	The foregoing as well as the stage of completion, and mix of contracts at different margins may cause fluctuations in gross profit between periods.

        Revenue from the Company's trading of U.S. fabricated goods is recognized at the time of shipment. The Company recognizes service revenues and energy sales in the period in which the commodity is delivered or when the work is performed. Telesource recognizes rental revenue on the accrual basis pursuant to contractual arrangements between the Company and its customers.

        Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

2.	Summary of Significant Accounting Policies: continued

        Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed O

        The Company accounts for long-lived assets in accordance with the provisions of Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. This statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

	Deferred Tax Assets and Liabilities

	Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective income tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income in the period that included the enactment date.

        Computation of Earnings Per Share

        Basic earnings per share is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding, excluding restricted common stock. Diluted earnings per share is computed giving effect to all dilutive potential common shares that were outstanding during the period. The Company did not have any dilutive potential common shares outstanding at December 31, 1999, 1998 and 1997.

        Stock Split

        In July 1999, the Board of Directors approved a one-for-ten thousand stock split to stockholders of record on July 26, 1999. There was only one shareholder of record on the record date, SHBC. All references in the financial statements to number of shares and per share amounts of the Company's common stock have been retroactively restated to reflect the increased number of shares outstanding.

	Recent Accounting Pronouncements

        In June 1998, the Financial Accounting Standards Board issued Statement of Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities (SFAS No. 133). SFAS No. 133 establishes new standards for recording derivatives in interim and annual financial statements. On May 19, 1999, the Financial Accounting Standards Board voted to defer the implementation date of this statement, thereby making it effective for the Company's fiscal year 2001. Because of the Company's minimal use of derivatives, management does not anticipate that the adoption of the new statement will have a significant impact on the results of operations or the financial position of the Company.

3.	Accounts Receivable:

                                                    December 31,  December 31,
                                                        1999          1998
                                                   ---------------------------
Construction contracts completed and in progress   $    583,104  $    181,688
Construction material sales                             127,736         9,390
                                                   ---------------------------
                                                   $    710,840  $    191,078
                                                   ===========================

4.	Costs and Estimated Earnings on Uncompleted Contracts:

        Long-term construction contracts in progress accounted for using the percentage-of-completion method at December 31 consisted of:

                                                    December 31,  December 31,
                                                        1999          1998
                                                   ---------------------------
Costs incurred on uncompleted contracts            $ 31,548,947  $ 21,729,942
Estimated earnings                                    7,203,394     4,174,248
                                                   ---------------------------
                                                     38,752,341    25,904,190
Less billings to date                                14,009,274     3,401,443
                                                   ---------------------------
                                                   $ 24,743,067  $ 22,502,747
                                                   ===========================
Included in the accompanying balance sheet
     under the following captions:
Current portion costs and estimated earnings
     in excess of billings on uncompleted
     contracts                                     $    629,724  $          -
Long term portion costs and estimated earnings in
     excess of billings on uncompleted contracts     24,113,343    22,502,747
                                                   ---------------------------
                                                   $ 24,743,067  $ 22,502,747
                                                   ===========================

        The Company follows the policy of allocating interest as a component of contract costs for construction contracts in excess of one year. Interest is recognized through cost of sales as the contract progresses under the percentage completion method. In 1999 and 1998 the company allocated interest to contract cost of $930,241 and $900,359 respectively.


5.	Notes Receivable:

        In March 1999, the Company completed its construction activities on Phase I of a power generation plant located on the island of Tinian. The Company began operating the plant and thus issued notes receivable in the original amount of $13,620,809 (the estimated net present value of the payments) for construction of the power generation plant. The discount rate used to determine the net preset value was 10% and was approximately 50 basis points higher than the rate interest on the Company's unsecured $25,000,000 loan with the Commercial Bank of Kuwait. The notes receivable called for the Company to receive payments of $180,000 per month, starting in March 1999 and those payments will total $21,600,000. The Company received ten payments or $1,800,000 during the twelve months ended December 31, 1999 and recognized $1,109,570 in interest income on the notes receivable. The notes receivable at December 31, 1999 and 1998 were:

5.	Notes Receivable: continued

                                                    December 31,  December 31,
                                                        1999          1998
                                                   ---------------------------
Notes receivable on power generation plant         $ 12,930,379  $          -
Less current portion of notes receivable                907,822             -
                                                   ---------------------------
Long term portion of notes receivable              $ 12,022,557  $          -
                                                   ===========================

6.	Premises and Equipment:

                                                    December 31,  December 31,
                                                        1999          1998
                                                   ---------------------------
Machinery and equipment                            $  1,948,568  $  1,580,178
Office furniture and equipment                          535,294       463,038
Computer and communication equipment                     99,752        88,394
Autos                                                   211,600       206,701
Leasehold improvements                                  140,286       134,200
                                                   ---------------------------
                                                      2,935,500     2,472,511

Less accumulated depreciation and amortization        1,044,312       686,102
                                                   ---------------------------
Net premises and equipment                         $  1,891,188  $  1,786,409
                                                   ===========================

7.	Long-Term Debt and Credit Arrangements:

        Notes payable to banks and long-term debt at December 31, 1999 and 1998 are shown in the following table:

                                                    December 31,  December 31,
                                                        1999          1998
                                                   ---------------------------
        Citytrust Bank letter of credit,
        maturing on May 21, 2000.
        Principal and interest are due at
        maturity. This letter of Credit bears
        an interest rate of 12.5%. Secured by a
        personal guaranty from SHBC and its major
        shareholders.                              $    500,000  $          -

        Bank of Hawaii credit line, maturing on
        March 26, 2001. Principal and interest
        due at maturity. The line of credit
        bears an interest rate of 6.25% and is
        secured by a time deposit in the Bank
        of Hawaii in the amount of $1,000,000.        1,000,000             -

        Kuwait Real Estate Bank loan maturing
        on May 2, 2001.   Principal is due at
        maturity with interest due annually.
        The note bears an interest of LIBOR bank
        rate plus 2.5%. This loan is secured by
        a guarantee by SHBC and its major
        shareholders.                                 2,000,000             -

        Commercial Bank of Kuwait, New York
        branch, loan, maturing on February
        17, 2002. Principal is due at maturity
        with interest due every six months. The
        note Bears an interest rate of LIBOR
        bank rate plus 3%. This note is secured
        by a guarantee by SHBC and its
        major shareholders.                          25,000,000    17,500,000
                                                   ---------------------------
                                                     28,500,000    17,500,000

        Less current portion                            500,000             -
                                                   ---------------------------
        Total long term debt                       $ 28,000,000  $ 17,500,000
                                                   ===========================

        The aggregate maturities of long-term debt for each of the five years subsequent to December 31, 1999, are as follows:
        2000, $500,000; 2001, $3,000,000; 2002, $25,000,000; 2003,
        none; and 2004, none.


8.	Shareholders' Equity:

        During the years ended December 31, 1999, 1998 and 1997, 10,000,000 shares of the Company's common stock were issued and outstanding. The Company received a capital contribution from its stockholder, SHBC, in the amount of $700,000 in 1998. The proceeds from this capital contributions was used to repay debt to the same stockholder. The Company had no remaining debt owed to SHBC at December 31, 1998.

8.	Shareholders' Equity: continued

        In July 1999, the Board of Directors approved a one-for-ten thousand stock split to stockholders of record on July 26, 1999. There was only one shareholder of record on the record date, SHBC. All references in the financial statements to number of shares and per share amounts of the Company's common stock have been retroactively restated to reflect the increased number of shares outstanding.

        At December 31, 1999, SHBC had sold 5,381,000 shares of Telesource stock to various entities and individuals, including members of the Behbehani family. At December 31, 1999, SHBC owned directly 4,619,000 shares and beneficially owned 6,639,000 shares (the beneficially owned shares includes the stock held by the Behbehani family and SHBC).


9.	Earnings Per Share:

        In accordance with the disclosure requirements of "SFAS
        128", a reconciliation of the numerator and denominator of basic and diluted earnings per share is provided as follows:

        Years Ended December 31,                1999            1998            1997
                                        --------------------------------------------------
        NUMERATOR - BASIC AND DILUTED
        EARNINGS PER SHARE
                     Net income           $  1,650,201       $  4,010,819    $    593,590
                                        ==================================================
        DENOMINATOR - BASIC EARNINGS
        PER SHARE
                     Common stock
                     outstanding            10,000,000         10,000,000      10,000,000
                                        ==================================================
        Basic and diluted earnings
        per share                         $       0.17       $      0.40     $       0.06
                                        ==================================================

10.	Financial Instruments With Off-Balance-Sheet Risk and
        Concentrations of Credit Risk:

        The Company is party to financial instruments with off-balance-sheet risk, entered into in the normal course of business to meet the Company's financing needs. These financial instruments involve letters of credit. At December 31, 1999, the Company had no unused balance on its letter of credit. The instruments involve, to varying degrees, elements of interest rate risk in excess of the amount recognized in the financial statements.

        The Company has completed phase I construction of the power generation plant on the island of Tinian which began operations in March 1999. The Company is currently in the process of constructing phase II of the power generation plant and expects construction on phase II to be completed in March 2000. The power generation plant will be operated by the Company for a period of ten years upon completion of phase II. The Company will receive monthly payments for ten years which will include repayment to the Company for the construction costs, fees for the generation of electricity as well as fees for the operation and maintenance of the
        power plant.   The Company has received promissory notes
        covering the first phase of constructing the power plant. The promissory notes have a repayment schedule of ten years and a payment of $180,000 per month. The Company's exposure to credit loss in the event of nonperformance by counter parties to the promissory notes is represented by the contractual amount of those instruments.

11.	Related Party Transactions:

        Certain of the Company's executive officers, directors and major shareholders are also owners, officers and/or directors of SHBC located in Kuwait. SHBC is a civil, electrical and mechanical construction contractor with 750 employees and over 30 years of experience. SHBC and its affiliates was the sole shareholder of Telesource International prior to July 1999, at which time some of the ownership was divested. SHBC and Telesource International bid and compete within the same industries; however, SHBC has agreed in writing to give the Company the right of first refusal on projects within the United States and its territories, the Pacific Rim and the Indian Ocean. This right of first refusal agreement between SHBC and the Company specifically excludes projects or modifications for the International Broadcasting Bureau's stations located outside of the continental United States, which both SHBC and the Company may freely bid. Additionally, SHBC and SHBC's majority shareholders, Fouad Behbehani and Nasrallah Behbehani, have signed as guarantors on Telesource CNMI's promissory note for $25,000,000 with the Commercial Bank of Kuwait, New York Branch, and SHBC and SHBC's majority stockholders, Fouad Behbehani and Nasrallah Behbehani have signed as guarantors on a $500,000 letter of credit with the Citytrust Bank. The $25,000,000 promissory note is used by Telesource to finance the construction activities on the power plant and the letter of credit will be used to secure a performance surety bond on an overhead line project. SHBC and SHBC's majority stockholders, Fouad Behbehani and Nasrallah Behbehani, have also signed as guarantors on a $2,000,000 line of credit with the Kuwait Real Estate Bank for Telesource. There can be no assurance that upon maturity of these borrowing contracts that SHBC will continue to renew its guarantee of the debt.

        Additionally, from time-to-time the Company may hire, on a part time or temporary basis, individuals employed by SHBC to provide assistance to Telesource on certain projects in the Northern Mariana Islands. The rates paid will not exceed the fair market value of similar services provided by unrelated third parties.

        In 1996, the Company was subcontracted by SHBC to build a multimillion dollar radio relay station in the Commonwealth of Northern Mariana Islands for the United States Information Agency. The agreement between SHBC and the Company included payment to the Company on a monthly basis for all time and material plus a fee of 7.5% on local purchases and procurements. The radio relay station project was completed in early 1999, however, an addition to the radio relay station was approved and the Company was hired by SHBC to perform additional construction services on the radio relay station under the same terms as the original agreement and expects to complete the additional construction services by February 2000. The Company does not believe that the subcontract with SHBC is indicative of future contracts and expected results.

        The following table describes the condensed financial information related to SHBC in regards only to the radio relay station project:

                Years Ended December 31,        1999            1998            1997
                                           ---------------------------------------------
                Construction revenues       $  2,180,683   $  3,786,177    $  3,561,055
                Sales                          1,691,426      2,236,888       3,801,805
                                           ---------------------------------------------
                     Gross revenues            3,872,109      6,023,065       7,362,860
                Construction costs             2,168,449      3,603,465       3,563,007
                Cost of sales                  1,532,730      2,110,272       3,586,608
                                           ---------------------------------------------
                     Gross profit           $    170,930   $    309,328    $    213,245
                                           =============================================

11.	Related Party Transactions: continued

        The Company had total sales of $3,129,587, $5,427,103 and $4,247,086 during the twelve months ended December 31, 1999, 1998 and 1997, respectively to SHBC, including sales listed above for the radio relay station project. At December 31, 1999 and 1998, the Company had receivables due from SHBC in the amount of $320,109 and $186,326, respectively.

        Additionally, the Company earned rental income of $610,918, $1,380,596 and $882,078 during the twelve months ended December 31, 1999, 1998 and 1997 from SHBC along with service fees of $204,628, $351,956 and $362,536 during the twelve months ended December 31, 1999, 1998 and 1997, respectively from SHBC as well.

        In March 1999, the Company signed a three year lease for 20,000 square meters of land. The land will be used to store equipment for the Company. The lease has a total cost for the three year period of $75,000 and was paid in full. The lease is with Retsa Development Incorporated. Our President and CEO, K.J. Semikian and one of our directors, Max Engler, serves on Retsa Development Incorporated's board of directors.

        The Company held an investment in Telebond Insurance Corporation at December 31, 1999, in the amount of $50,000. During 1999, the Company purchased insurance from Telebond in the amount of $211,357 and held a prepaid asset for insurance in the amount of $170,812 at December 31, 1999. Our President and CEO, K.J. Semikian serves on Telebond Insurance Corporation's board of directors.

        The above amounts, terms and related party amounts disclosed on the financial statements are not necessarily indicative of the amounts and terms which would have been incurred had comparable transactions been entered into with independent parties. All expenses known to have been incurred on behalf of or for the Company by SHBC were reimbursed by the Company to SHBC and therefore no allocation of expenses between SHBC and the Company are necessary.


12.	Federal Income Tax:

        The components of the provision for income taxes are as follows:

                                        December 31,  December 31,
                                           1999          1998
                                       ---------------------------
                Currently payable      $    100,000  $    385,000
                Deferred taxes              277,618       317,795
                                       ---------------------------
                                       $    377,618  $    702,795
                                       ===========================

12.	Federal Income Tax: continued

        The difference between the provision for income taxes and the amounts obtained by applying the statutory U.S. Federal Income tax rate to the consolidated net income before taxes is as follows:

                                        December 31,  December 31,
                                           1999          1998
                                       ---------------------------
        Tax expense at statutory rate  $    938,000  $  1,602,629
        Benefit of subsidiary's net
         operating losses not deductible      7,000      (101,774)
        Reduction of taxes due to
         Northern Mariana Territorial
         Income tax credit                 (297,382)     (504,349)
        Reduction of taxes due to
         Northern Mariana Island
         Business gross receipts tax       (270,000)     (293,711)
                                       ---------------------------
        Effective tax rate             $    377,618  $    702,795
                                       ===========================
        The sources of significant temporary differences which gave rise to deferred tax assets and liabilities at December 31, 1998 and 1997 are as follows:

                                           1999          1998
                                       ---------------------------
        Deferred tax assets
         Tax basis of tangible and
          intangible assets in excess
          of book basis                $     25,000  $     21,555
        Accrued expenses not
         deductible until paid                    -         7,500
        Net operating loss carryovers        95,000        22,350
        Unused alternative minimum
         tax credit                         490,000       476,713
                                       ---------------------------
                                            610,000       528,118
        Valuation allowance                 (70,000)      (47,655)
                                       ---------------------------
        Deferred tax assets                 540,000       480,463
                                       ---------------------------
        Deferred tax liabilities
         Difference in reporting
          gross profit on uncompleted
          contracts                         500,000       330,379
        Taxes due on Northern Mariana
         Island Business gross
         receipts tax                       550,000       382,466
                                       ---------------------------
                                          1,050,000       712,845
                                       ---------------------------
        Net deferred tax liability     $    510,000  $    232,382
                                       ===========================
        Telesource International, Inc., Commsource International, Inc. and Telesource CNMI, Inc. file separate corporation income tax returns. Telesource International, Inc. and Commsource International, Inc. are U.S. corporations which file separate U.S. Corporate tax returns. Telesource CNMI, Inc. is a Commonwealth of Northern Mariana Island corporation and files a corporation tax return for this commonwealth.

        At December 31, 1999, Telesource International, Inc. and Commsource International, Inc. have net operating loss carryforwards of approximately $112,000 and $170,000, respectfully. The net operating loss carryforwards expire in the years 2000 through 2018. The utilization of this net operating loss carryforward is limited by Section 382 of the Internal Revenue Code of 1986 to approximately $15,000 annually until its expiration.

13.	Commitments and Contingencies:

        Minimum rental commitments under all noncancellable-operating leases, primarily property, vehicles and construction equipment, in effect at December 31, 1999 were:

                Years Ending December 31,
                  2000                          $    199,520
                  2001                               166,961
                  2002                               113,718
                  2003                                86,700
                  2004                                 4,800
                                               --------------
                Total minimum rental commitment      571,699
                Less prepayments                     112,672
                                               --------------
                                               $     459,027
                                               ==============
        Lease expense was $181,726 for the year ended December 31, 1999, $231,849 for the year ended December 31, 1998 and $262,175 for the year ended December 31, 1997.

        Telesource entered into an employment agreement with Khajadour Semikian in June 1999 and Nidal Zayed in August 1999. The term of the agreement with Mr. Semikian is from July 1, 1999 to July 1, 2002. Under the terms of the agreement, Mr. Semikian is required to devote his full time to the Company's business. The Company has agreed to pay him an annualized base salary of $220,000 for the current fiscal year, subject to an increase on January 1, 2000 to $270,000 and to remain at $270,000 per year till July 1, 2002. The payment of cash bonuses to Mr. Semikian will be at the Board's discretion. The Company has agreed to provide Mr. Semikian with health insurance for him and his family at a reduced rate. The term of the agreement with Mr. Zayed is from September 1, 1999 to September 1, 2002. Under the terms of the agreement, Mr. Zayed responsibilities' comprise serving as the number two operating officer accountable for the full range of operations. The Company has agreed to pay him an annualized base salary of $125,000 per year for the term of the agreement. The payment of cash bonuses to Mr. Zayed will be at the Board's discretion. The Company has also agreed to provide Mr. Zayed with health insurance for him and his family at a reduced rate along with a company car.

        During 1999, Commsource International, a subsidiary of Telesource, adopted a 401(k) employee benefit plan that covers all employees who meet certain age and service requirements. Employees may make contributions to the plan through salary deferrals. Commsource International does not provide any matching funds for contributions; however, Commsource International does cover the expenses of administering the plan. The annual costs to administer the plan are expected to be approximately $750.

        Telesource is involved in various litigation proceedings incidental to the ordinary course of business. In the opinion of management, the ultimate liability, if any, resulting from such litigation would not be material in relation to the Company's financial position or results of operations.


14.	Backlog:

        The following schedule summarizes changes in backlog on contracts during the year ended December 31, 1999. Backlog represents the amount of revenue the Company expects to realize from work to be performed on uncompleted contracts in progress at year end and from contractual agreements on which work has not yet begun.

14.	Backlog: continued

        Backlog balance at December 31, 1998    $ 27,836,569
        New contracts during the year             10,507,142
                                                -------------
                                                  38,343,711
        Less contract revenue earned
         during the year                          18,612,386
                                                -------------
        Backlog balance at December
         31, 1999                               $ 19,731,325
                                                =============

15.	Business Segment Information:

        The Company adopted "SFAS No. 131", Disclosure About Segments of an Enterprise and Related Information, in 1998. The adoption of this statement did not have any effect on either the current or prior year's presentation of reportable segments. For 1998 and 1997, the Company was primarily involved in two lines of business, construction and trading of U.S. fabricated products.

        There were no material amounts of transfers between lines of business. Any intersegment sales have been eliminated. In 1999, Telesource had three operating segments: construction services, trading of U.S. fabricated goods and power generation. Power generation activities did not commence until March 1999 and therefore no segment information is available. The following table sets forth certain segment information for the periods indicated:

15.	Business Segment Information:

                                 Power
                                 Generation    Construction       Trading          Total
                               --------------------------------------------------------------
1999:
      Gross revenues           $    121,333    $ 19,306,599     $  3,608,419   $ 23,036,351
      Costs and expenses            638,062      14,798,543        3,161,775     18,598,380
        Gross profit (loss)        (516,729)      4,508,056          446,644      4,437,971
      Expenses                       18,061       2,257,338        1,061,001      3,336,400
      Operating profit (loss)      (534,790)      2,250,718         (614,357)     1,101,571
      Other income (expense)        721,087         205,131               30        926,248
      Net income (loss)             186,297       2,078,231         (614,327)     1,650,201

      Current assets                 17,018       3,183,759          202,795      3,403,572
      Costs and estimated earnings
       in excess of billings              -      24,113,343                -     24,113,343
      Notes receivable, net of
       current portion                    -      12,022,557                -     12,022,557
      Total assets                   17,018      42,311,888          306,295     42,635,201
      Total liabilities                   -      34,648,688          519,792     35,168,480

1998:
      Gross revenues           $          -    $ 28,069,654     $  5,398,553   $ 33,468,207
      Costs and expenses                  -      21,931,964        5,099,326     27,031,290
        Gross profit                      -       6,137,690          299,227      6,436,917
      Expenses                            -         824,390          875,684      1,700,074
      Operating profit (loss)             -       5,313,300         (576,457)     4,736,843
      Other income (expense)              -         (35,682)          12,453        (23,229)
      Net income (loss)                   -       4,574,823         (564,004)     4,010,819

      Current assets                      -         925,732          322,178      1,247,910
      Costs and estimated
       earnings in excess of
       billings                           -      22,502,747                -     22,502,747
      Total assets                        -      25,171,887          424,292     25,596,179
      Total liabilities                   -      19,292,695          486,964     19,779,659

1997:
      Gross revenues           $          -    $  4,805,669     $  8,570,339   $ 13,376,008
      Costs and expenses                  -       3,563,007        8,057,617     11,620,624
        Gross profit                      -       1,242,662          512,722      1,755,384
      Expenses                            -         467,159          637,469      1,104,628
      Operating profit (loss)             -         775,503         (124,747)       650,756
      Other expense                       -          30,697                -         30,697
      Net income (loss)                   -         718,337         (124,747)       593,590

      Current assets                      -       2,090,403           72,374      2,162,777
      Costs and estimated
       earnings in excess of
       billings                           -       5,187,997                -      5,187,997
      Total assets                        -       8,346,759        1,074,752      9,421,511
      Total liabilities                   -       7,042,390        1,273,420      8,315,810

        Gross profit is total operating revenue less operating expenses. Gross profit excludes general corporate expenses, interest expense, interest income and income taxes.

        Revenues from the construction of the power plant were $15,352,738, $22,502,747 and none for 1999, 1998 and 1997, respectively. The revenues on the construction of the power plant were included in the construction segment. Revenues from the Company's related party SHBC were $7,817,252, $10,945,832 and $9,052,755 for 1999, 1998 and 1997,
        respectively. The revenues from SHBC recognized under the construction segment were $4,687,665, $5,547,279 and $4,805,669, respectively, and the revenues from SHBC recognized under the trading segment were $3,129,587, $5,398,553 and $4,247,086.

                                       F-19

15.	Business Segment Information: continued

        Trading revenues of $81,627 during 1999 were earned in Guam.
        All other revenues recognized under the trading segment for all periods presented were earned at our location in Lombard, Illinois. All revenues earned under our construction and power generation segments for all periods presented were earned within the Commonwealth of Mariana
        Islands.

        Long-lived assets located in the Commonwealth of Mariana
        Islands were $39,140,351, $24,246,155 and $6,256,356 as of
        December 31, 1999, 1998 and 1997, respectively.


16.	Subsequent Events:

        The Company entered into a borrowing agreement with The
        Hongkong and Shanghai Banking Corporation Limited,
        ("Hongkong Shanghai Bank") Guam Branch, on January 24, 2000 for a $2,000,000 line of credit. This line of credit is secured by the promissory notes Telesource holds on the power generation plant. This line of credit has a maturity
        January 31, 2001 with interest payments due monthly and principal due at maturity. This line bears an interest rate of the bank's prime rate plus 1.5%.

                                       F-20


                        TELESOURCE INTERNATIONAL, INC.
                         CONSOLIDATED BALANCE SHEETS
                            as of March 31, 2000
                                 (unaudited)


Assets:

 Cash and cash equivalents                                       $   848,835
 Accounts receivable (including related party receivables of
        $857,578 and unbilled receivables of $405,588)             2,271,448
 Current portion notes receivable                                    930,707
 Prepaid expenses (including related party prepaid expenses of
        $124,290)                                                    270,166
 Costs and estimated earnings in excess of billings                  316,251
                                                                 -----------
       Total current assets                                        4,637,407

 Costs and estimated earnings in excess of billings               25,214,840

 Deposits                                                             63,826
 Time deposits                                                     1,000,000
 Long term portion notes receivable, net of current portion       11,781,120
 Premises and equipment, net of accumulated depreciation of
        $1,135,199                                                 1,830,484
 Other assets                                                        140,115
                                                                 -----------
       Total assets                                              $44,667,792
                                                                 ===========


Liabilities and shareholders' equity:

 Accounts payable (including related party accounts payable of
        $3,216,434)                                              $ 3,937,324
 Accrued expenses (including related party accrued expenses of
        $68,628)                                                   2,569,959
 Customer deposits - related party                                   125,000
 Current notes payable                                             3,000,000
 Current tax payable                                                 434,437
 Current liabilities - related party                                  21,090
                                                                 -----------
       Total current liabilities                                  10,087,810

 Deferred tax liability                                              427,665
 Long-term debt                                                   27,000,000
                                                                 -----------
       Total liabilities                                          37,515,475
                                                                 -----------


Commitments and contingent liabilities -

Shareholders' equity:
 Common stock, $0.01 par value, 50,000,000 shares
   authorized,10,000,000 shares issued and outstanding               100,000
 Additional paid-in capital                                          847,225
 Retained earnings                                                 6,205,092
                                                                 -----------
       Total shareholders' equity                                  7,152,317
                                                                 -----------
       Total liabilities and shareholders' equity                $44,667,792
                                                                 ===========


                                       F-21


                        TELESOURCE INTERNATIONAL, INC.
                    CONSOLIDATED STATEMENTS OF OPERATIONS
              for the three months ended March 31, 2000 and 1999
                                 (unaudited)

                                                        2000         1999
                                                    -----------   -----------

Revenues:
   Construction revenues (including related
     party construction revenues of $362,645
     and $427,698 at 2000 and 1999, respectively)   $ 2,839,736   $ 3,334,314
   Sales (including related party sales of
     $1,414,011 and $688,651 at 2000 and 1999,
     respectively)                                    1,431,073       739,060
   Rental income (including related party rental
     income of $53,103 and $205,000 at 2000 and
     1999, respectively                                  55,043       205,000
   Service fees - related party                          31,625        43,702
                                                    -----------   -----------

         Gross revenues                               4,357,477     4,322,076
                                                    -----------   -----------

Costs and expenses:
   Construction costs                                 2,118,760     2,209,376
   Cost of sales                                      1,415,252       675,357
                                                    -----------   -----------

         Gross profit                                   823,465     1,437,343
                                                    -----------   -----------

Expenses:
   Salaries and employee benefits                       446,075       207,854
   Occupancy and equipment                              132,650        62,953
   General and administrative                           742,448       455,361
                                                    -----------   -----------

         Total expenses                               1,312,173       726,168
                                                    -----------   -----------

         Operating (loss) profit                       (497,708)      711,175
                                                    -----------   -----------

Other income (expense):
        Interest income                                 551,886        53,433
        Interest expense                               (450,826)            -
        Other income (expense), net                         (91)            8
                                                    -----------   -----------

        (Loss) income before income taxes              (396,739)      764,616
                                                    -----------   -----------

Income tax (benefit) expense                            (82,335)      (94,582)
                                                    -----------   -----------

        Net (loss) income                           $  (314,404)  $   859,198
                                                    ===========   ===========

Basic and diluted (loss) earnings per share         $     (0.03)  $      0.09
                                                    ===========   ===========

Weighted average shares outstanding                  10,000,000    10,000,000
                                                    ===========   ===========


                                       F-22


                        TELESOURCE INTERNATIONAL, INC.
                    CONSOLIDATED STATEMENTS OF CASH FLOWS
             for the three months ended March 31, 2000 and 1999
                                (unaudited)


                                                                  2000          1999
                                                              -----------   ------------
Cash flows from operating activities:
   Net (loss) income                                          $  (314,404)  $    859,198
   Adjustments to reconcile net (loss) income to net
    cash provided by (used in) operating activities:
        Depreciation                                               90,887        123,129
        Changes in assets and liabilities:
           Costs and estimated earnings in excess of billings    (788,024)    11,037,133
           Accounts receivables                                (1,560,608)      (700,271)
           Other assets                                            19,232       (173,732)
           Other liabilities                                      846,995       (401,085)
                                                              -----------   ------------

           Net cash provided by (used in) operating activities (1,705,922)    10,744,372
                                                              -----------   ------------

Cash flows from investing activities:
   Notes receivable on power generation plant                                (16,820,809)
   Payments received on notes receivable on power generation
        plant                                                     218,552
   Purchase of time deposits                                                  (1,000,000)
   Premise and equipment expenditures                             (30,183)       (55,884)
                                                              -----------   ------------

           Net cash provided by (used in) investing activities    188,369    (17,876,693)
                                                              -----------   ------------

Cash flows from financing activities:
   Proceeds from borrowings                                     1,500,000      7,500,000
                                                              -----------   ------------

            Net cash provided by financing activities           1,500,000      7,500,000
                                                              -----------   ------------

Net increase in cash and cash equivalents                         (17,553)       367,679

Beginning cash and cash equivalents                               866,388        958,146
                                                              -----------   ------------

Ending cash and cash equivalents                              $   848,835   $  1,325,825
                                                              ===========   ============

Supplemental disclosure:
     Cash paid during the period for interest                 $   643,143   $    519,150
     Cash paid during the period for federal income taxes     $         -   $     55,537


                        TELESOURCE INTERNATIONAL INC.
                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             for the three months ended March 31, 2000 and 1999
                               (unaudited)

1.	Financial Statements:

        The financial statements included herein have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"). Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although management believes that the disclosures are adequate to make the information presented not misleading. These condensed financial statements should be read in conjunction with the financial statements and the notes thereto included in the Company's registration statement on Form S-4 for the period ended December 31, 1999. In the opinion of management, all adjustments consisting only of normal recurring adjustments necessary to present fairly the financial position of the Company as of March 31, 2000, and the results of its operations and its cash flows for the indicated periods have been included. The results of operations for such interim period are not necessarily indicative of the results to be expected for the fiscal year ending December 31, 2000.


2.	Computation of Earnings Per Share:

        Basic earnings per share is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding, excluding restricted common stock. Diluted earnings per share is computed giving effect to all dilutive potential common shares that were outstanding during the period. The Company did not have any dilutive potential common shares outstanding at March 31, 2000 and 1999.


3.	Notes Receivable:

        In March 1999, the Company completed its construction activities on phase I of the power generation plant located on the island of Tinian. The Company began operations of the plant and thus billed $13,115,690 for construction of the power generation plant. The Company is contracted to receive payments of $180,000 per month on these notes receivable for 120 periods or ten years. The Company received three payments or $540,000 during the three months ended March 31, 2000 and recognized $321,448 in interest income on the notes receivable.

4.	Costs and Estimated Earnings on Uncompleted Contracts:

        Long-term fixed price construction contracts in progress accounted for using the percentage-of-completion method at March 31, 2000 consisted of:

                                                        March 31, 2000
                                                        --------------

Costs incurred on uncompleted contracts                  $ 33,393,334
Estimated earnings                                          7,817,276
                                                         ------------
                                                           41,210,610
Less billings to date                                      15,679,519
                                                         ------------
                                                         $ 25,531,091
                                                         ============

Included in the accompanying balance sheet
     under the following captions:
          Current portion costs and estimated earnings
                in excess of billings on un completed
                contracts                                $    316,251
          Long term portion costs and estimated
                earnings in excess of billings on
                uncompleted contracts                      25,214,840
                                                         ------------
                                                         $ 25,531,091
                                                         ============


5.	Short-Term Debt and Credit Arrangements:

        Notes payable to banks classified as short-term debt or current maturities of long-term debt at March 31, 2000 are shown in the following table:

                                                                March 31, 2000
                                                                --------------

Citytrust Bank letter of credit, maturing on May 21, 2000.
  Principal and interest are due at maturity. This letter of
  Credit bears an interest rate of 12.5%. Secured by a
  personal guaranty from SHBC and its major
  shareholders.                                                    $  500,000

Bank of Hawaii credit line, maturing on March 26, 2001.
  Principal and interest due at maturity. The line of credit bears an interest rate of 6.25% and is secured by a
  time deposit in the Bank of Hawaii in the amount of
  $1,000,000.                                                       1,000,000

The Hongkong and Shanghai Banking Corporation Limited credit line for $2,000,000 maturing on January 31, 2001. Principal due at maturity and interest is due monthly. The line of
  credit bears an interest rate of 1.5% plus the bank's prime rate of interest and is secured by the Company's promissory
  notes.                                                            1,500,000
                                                                   ----------

     Total short-term debt                                         $3,000,000
                                                                   ==========

6.	Long-Term Debt and Credit Arrangements:

                                               March 31, 2000
                                               --------------

                Notes payable to banks          $ 30,000,000

                Less current maturities            3,000,000
                                                ------------

                     Total long-term debt       $ 27,000,000
                                                ============


        At March 31, 2000, the long term debt outstanding had a balance of $27,000,000, borrowed on two letters of credit. $25,000,000 on the existing note with the Commercial Bank of Kuwait, New York Branch. This note carries a floating interest rate of the three-month LIBOR plus 3.0% and interest payments are due annually. This note is a balloon note with the principal due at maturity on February 20,
        2002.   This note is guaranteed by SHBC, the only
        stockholder at December 31, 1998 and the majority stockholder at March 31, 2000, and SHBC's majority stockholders, Fouad Bebehani and Nasarallah Behbehani. The other $2,000,000 was borrowed from a letter of credit with the Kuwait Real Estate Bank dated May 2, 1999. This letter of credit has a maximum borrowing amount of $2,000,000 and carries an interest rate of LIBOR plus 2.5%, interest due annually and principal at maturity, with a maturity of May 12, 2001. This note is guaranteed by SHBC and SHBC's majority stockholders, Fouad Behbehani and Nasarallah Behbehani.


7.	Shareholders' Equity:

        During the three months ended March 31, 2000 and 1999, 10,000,000 shares of the Company's common stock were issued and outstanding. No shares were sold or issued by the Company during 1999 or the three months ended March 31, 2000.

        In July 1999, the Board of Directors approved a one-for-ten thousand stock split to stockholders of record on July 26, 1999. There was only one shareholder of record on the record date, SHBC. All references in the financial statements to number of shares and per share amounts of the Company's common stock have been retroactively restated to reflect the increased number of shares outstanding.

        During 1999, SHBC had sold 5,381,000 shares of Telesource stock to various entities and individuals, including members of the Behbehani family. At March 31, 2000, SHBC owned directly 4,619,000 shares and beneficially owned 6,639,000 shares (the beneficially owned shares includes the stock held by the Behbehani family).


8.	Earnings Per Share:

        In accordance with the disclosure requirements of "SFAS
        128", a reconciliation of the numerator and denominator of basic and diluted earnings per share is provided as follows:


Three Months Ended March 31,                                 2000           1999
                                                          -----------   -----------
NUMERATOR - BASIC AND DILUTED (LOSS) EARNINGS PER SHARE
                     Net (loss) income                    $  (314,404)  $   670,034
                                                          ===========   ===========
DENOMINATOR - BASIC EARNINGS PER SHARE
                     Common stock outstanding              10,000,000    10,000,000
                                                          ===========   ===========

Basic and diluted earnings per share                      $     (0.03)  $      0.07
                                                          ===========   ===========

9.	Commitments and Contingent Liabilities:

        The Company had a retainage due in the amount of $183,455 and none on projects at March 31, 2000 and December 31, 1999, respectively, and the Company withheld a retainage on equipment and supplies ordered from some of its vendors. The retainage amount held by the Company due to vendors was $150,000 and none at March 31, 2000 and December 31, 1999, respectively. The Company had unbilled receivables at March 31, 2000 in the amount of $411,185.

        Telesource entered into an employment agreement with Khajadour Semikian in June 1999 and Nidal Zayed in August 1999. The term of the agreement with Mr. Semikian is from July 1, 1999 to July 1, 2002. Under the terms of the agreement, Mr. Semikian is required to devote his full time to the business of the Company. The Company has agreed to pay him an annualized base salary of $220,000 for 1999 which was increased on January 1, 2000 to $270,000 and to remain at $270,000 per year till July 1, 2002. The payment of cash bonuses to Mr. Semikian will be at the Board's discretion. We have agreed to provide Mr. Semikian with health insurance for him and his family at a reduced rate. The term of the agreement with Mr. Zayed is from September 1, 1999 to September 1, 2002. Under the terms of the agreement, Mr. Zayed responsibilities' comprise serving as the number two operating officer accountable for the full range of operations. We have agreed to pay him an annualized base salary of $125,000 per year for the term of the agreement. The payment of cash bonuses to Mr. Zayed will be at the Board's discretion. We have also agreed to provide Mr. Zayed with health insurance for him and his family at a reduced rate along with a company car.

        During 1999, Commsource International, a subsidiary of Telesource, adopted a 401(k) employee benefit plan that covers all employees who meet certain age and service requirements. Employees may make contributions to the plan through salary deferrals. Commsource does not provide any matching funds for contributions; however, Commsource does cover the expenses of administering the plan. The annual costs to administer the plan are expected to be approximately $750.

        Telesource is involved in various litigation proceedings incidental to the ordinary course of business. In the opinion of management, the ultimate liability, if any, resulting from such litigation would not be material in relation to the Company's financial position or results of operations.


10.	Subsequent Events:

        The Company entered into a borrowing agreement with the Bank of Hawaii, Guam Branch, on May 15, 2000 for a $2,000,000 line of credit. This line of credit is secured by the promissory notes Telesource holds on the power generation plant. This line of credit has a maturity date of January 31, 2001 with interest payments due monthly and principal due at maturity. This line bears an interest rate of the bank's prime rate plus 1.0%.

INDEPENDENT AUDITORS' REPORT


To the Board of Directors of Sixth Business Service Group,
Inc.:

We have audited the accompanying  balance sheet of Sixth
Business Service Group, Inc. (the "Company"), a development stage enterprise, as of December 31, 1999 and the related statements of operations, stockholder's deficit and cash flows for the period March 15, 1999 (date of incorporation) to December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally
accepted auditing standards. Those standards  require that
we plan and perform the audit to obtain reasonable
assurance   about  whether  the  financial   statements
are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and the disclosures in the financial statements. An audit also includes assessing the accounting principles used and the significant estimates made by management, as well as the overall financial statement presentation. We believe our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1999 and the results of its operations and its cash flows for the period March 15, 1999 (date of incorporation) to December 31, 1999 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Notes A and B to the financial statements, the Company is in the development stage and will require a significant amount of capital to commence its planned principal operations and proceed with its business plan. As of the date of these financial statements, an insignificant amount of capital has been raised, and as such there is no assurance that the Company will be successful in its efforts to raise the necessary capital to commence its planned principal operations and/or implement its business plan. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to this matter are described in Note B.
The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ Kingery, Crouse & Hohl P.A.
Kingery, Crouse & Hohl P.A.

May 3, 2000
Tampa, FL

                Sixth Business Service Group, Inc.
                 (A Development Stage Enterprise)

              BALANCE SHEET AS OF DECEMBER 31, 1999

ASSETS
  TOTAL ASSETS                          $          -
                                        ============
LIABILITIES AND STOCKHOLDER'S DEFICIT
   TOTAL LIABILITIES - Accrued expenses $      1,000

STOCKHOLDER'S DEFICIT:
   Preferred stock - no par value:
    20,000,000 shares authorized;
    zero shares issued and
    outstanding                                    -
   Common stock - no par value:
    50,000,000 shares authorized;
    1,000,000 shares issued and
    outstanding                                   79
   Additional paid-in capital                  4,000

Deficit accumulated during the
 development stage                      $     (5,079)
                                        ------------
Total stockholder's deficit                   (1,000)

TOTAL LIABILITIES AND STOCKHOLDERS'
 DEFICIT                                $          -
                                        ============






See notes to financial statements

                 Sixth Business Service Group, Inc.
                 (A Development Stage Enterprise)

        STATEMENT OF OPERATIONS FOR THE PERIOD MARCH 15, 1999
           (DATE OF INCORPORATION) TO DECEMBER 31, 1999



EXPENSES:

  Professional fees and expenses             $    5,000
  Organization costs                                 79
                                             ----------

NET LOSS                                     $    5,079
                                             ==========

BASIC AND DILUTED NET LOSS PER SHARE         $     0.00
                                             ==========

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING    1,000,000
                                             ==========



See notes to financial statements

                Sixth Business Service Group, Inc.

                 (A Development Stage Enterprise)

        STATEMENT OF STOCKHOLDER'S DEFICIT FOR THE PERIOD MARCH 15,
           1999 (DATE OF INCORPORATION) TO DECEMBER 31, 1999




                                                         Deficit
                             Common Stock              Accumulated
                            --------------  Additional During the
                                      Par   Paid-in    Development
                             Shares  Value  Capital       Stage        Total
                          ----------------------------------------------------

Balances, March 15, 1999
(date of incorporation)           - $   -   $     -    $     -        $     -

Issuance of common stock  1,000,000    79         -          -             79

Capital contribution of
   services                       -     -     4,000          -          4,000

Net loss for the period,
   March 15, 1999 (date of
   incorporation) to
   December 31, 1999              -     -         -     (5,079)        (5,079)
                          ----------------------------------------------------
Balances, at December 31,
   1999                   1,000,000 $  79   $ 4,000    $(5,079)       $(1,000)
                          ====================================================




See notes to financial statements

                        Sixth Business Service Group, Inc.
                         (A Development Stage Enterprise)

                STATEMENT OF CASH FLOWS FOR THE PERIOD MARCH 15, 1999
                     (DATE OF INCORPORATION) TO DECEMBER 31, 1999


CASH FLOWS FROM OPERATING ACTIVITES:
   Net loss                                                     $      (5,079)
      Adjustments to reconcile net loss to cash used in
         operating activities:
         Increase in accrued expenses                                   1,000
         Contributed services and expenses                              4,000
                                                               ---------------
   NET CASH USED IN OPERATING ACTIVITIES                                  (79)
                                                               ---------------
CASH FLOWS FROM FINANCING ACTIVITIES -
   Proceeds from issuance of common stock                                  79
                                                               ---------------
CASH PROVIDED BY FINANCING ACTIVITIES                                      79
                                                               ---------------
NET INCREASE IN CASH AND CASH EQUIVALENTS                                   -
                                                               ---------------
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                              -
                                                               ---------------
CASH AND CASH EQUIVALENTS, END OF PERIOD                        $           -
                                                               ===============


SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:


TAXES PAID                                                      $           -
                                                               ===============
INTEREST PAID                                                   $           -
                                                               ===============



See notes to financial statements

                        Sixth Business Service Group, Inc.

                        (A Development Stage Enterprise)

                          NOTES TO FINANCIAL STATEMENTS



NOTE A - FORMATION AND OPERATIONS OF THE COMPANY

First Business Service Group, Inc. ("we, us, our") was incorporated under the laws of the state of Florida on March 15, 1999. We are considered to be in the development stage as defined in Financial Accounting
Standards Board Statement No 7, and intend to seek, investigate and, if such investigation warrants, engage in business combinations presented to us by persons or firms who or which desire to become a Securities and Exchange Commission (the "SEC") reporting company. Our planned principal operations have not commenced, therefore accounting policies and procedures have not yet been established. Our fiscal year end is December 31.

NOTE B - GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The
Company will require a significant amount of capital to commence its planned principal operations and proceed with its business plan. Accordingly, the Company's ability to continue as a going concern is dependent upon its ability to secure an adequate amount of capital to finance its planned principal operations and/or implement its business plan. The Company's plans include borrowings from management and negotiating fees with an acquisition candidate, however there is no assurance that they will be successful in their efforts to raise capital. This factor, among others, may indicate that the Company will be unable to continue as a going concern for a reasonable period of time.

NOTE C - INCOME TAXES

During the period March 15, 1999 (date of incorporation) to December 31, 1999, we recognized losses for both financial and tax reporting purposes. Accordingly, no deferred taxes have been provided for in the accompanying statement of operations.

NOTE D - RELATED PARTY TRANSACTIONS

The value of services provided by our stockholder during the period March 15, 1999 (date of incorporation) to December 31, 1999 was $4,000 and is included as professional fees and expenses in the accompanying statement of operations. In addition, the stockholder has agreed to pay corporate, organizational and other costs incurred by us and provide the following services at no cost to us until a business combination is effected:

1.	Preparation and filings of required documents with the
        Securities and Exchange Commission.

2.	Location and review of potential target companies.


NOTE E - LOSS PER SHARE

We compute  net loss per share in  accordance  with SFAS
No. 128  "Earnings  per Share"  ("SFAS No.  128") and SEC
Staff Accounting Bulletin No. 98 ("SAB 98"). Under the provisions of SFAS No. 128 and SAB 98, basic net loss per share is computed by dividing the net loss available to common stockholders for the period by the weighted average number of common shares outstanding during the period. Diluted net loss per share is computed by dividing the net loss for the period by the number of common and common equivalent shares outstanding during the period.
There were no common equivalent shares outstanding as of December 31, 1999.

                        Sixth Business Service Group, Inc.
                        (A Development Stage Enterprise)

                                         March 31,   December 31,
                                           2000          1999
                                        (Unaudited)
                                        --------------------------
ASSETS
   TOTAL ASSETS                         $         -  $         -
                                        ==========================
LIABILITIES AND STOCKHOLDER'S DEFICIT
   TOTAL LIABILITIES - Accrued expenses $         -  $     1,000

STOCKHOLDER'S DEFICIT:
   Preferred stock - no par value:
    20,000,000 shares authorized;
    zero shares issued and outstanding             -           -
   Common stock - no par value:
    50,000,000 shares authorized;
    1,000,000 shares issued and
    outstanding                                   79          79
   Additional paid-in capital                  6,000       4,000

Deficit accumulated during the
 development stage                      $    (6,079) $    (5,079)
                                        --------------------------
Total stockholder's deficit                  (1,000)      (1,000)

TOTAL LIABILITIES AND STOCKHOLDERS'
 DEFICIT                                $         -  $         -
                                        ==========================



See notes to financial statements

                        Sixth Business Service Group, Inc.

                        (A Development Stage Enterprise)



                                                        Period
                                                        March 15,
                                           Three        1999 (date
                                           Months          of
                                           Ended      incorporation)
                                          March 31,    To March 31,
                                            2000           1999
                                        -----------------------------
EXPENSES:

   Professional fees and expenses       $     1,000    $     2,000
   Organization costs                             -             79
                                        -----------------------------
NET LOSS                                $         -    $     2,079
                                        =============================
NET LOSS PER SHARE                      $      0.00    $      0.00
                                        =============================




See notes to financial statements

                    Sixth Business Service Group, Inc.

                    (A Development Stage Enterprise)

                     STATEMENT OF STOCKHOLDER'S EQUITY
                For the three months ended March 31, 2000
                               (unaudited)


                                                         Deficit
                             Common Stock              Accumulated
                            --------------  Additional During the
                                      Par   Paid-in    Development
                             Shares  Value  Capital       Stage        Total
                          -----------------------------------------------------

Balances, December 31, 1999
                           1,000,000  $  79  $ 4,000    $ (5,079)      $(1,000)
                          -----------------------------------------------------
Capital contribution                           1,000                     1,000
Capital contribution of
   services                       -      -     1,000          -          1,000

Net loss for the three
 months ended March 31,
 2000                             -      -         -     (1,000)        (1,000)
                          ----------------------------------------------------
Balances, at December 31,
   1999                   1,000,000   $  79  $ 6,000    $(6,079)       $     -
                          ====================================================




See notes to financial statements

                        Sixth Business Service Group, Inc.

                        (A Development Stage Enterprise)

                             STATEMENT OF CASH FLOWS
                                  (Unaudited)

                                                   Three        Period
                                                   Months     March 15,
                                                   Ending     1999 (date
                                                  March 31,       of
                                                    2000     incorporation)
                                                              To March 31,
                                                                 1999
                                                -------------------------
CASH FLOWS FROM OPERATING ACTIVITES:
   Net loss                                     $         -  $       (79)
                                                -------------------------
   NET CASH USED IN OPERATING ACTIVITIES                  -          (79)
                                                -------------------------
CASH FLOWS FROM FINANCING ACTIVITIES -
   Proceeds from issuance of common stock                 -           79
                                                -------------------------
CASH PROVIDED BY FINANCING ACTIVITIES                     -           79
                                                -------------------------
NET INCREASE IN CASH AND CASH EQUIVALENTS                 -            -
                                                -------------------------
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD            -            -
                                                -------------------------
CASH AND CASH EQUIVALENTS, END OF PERIOD        $         -  $         -
                                                =========================

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:


TAXES PAID                                      $         -  $         -
                                                =========================
INTEREST PAID                                   $         -  $         -
                                                =========================



See notes to financial statements

                      Sixth Business Service Group, Inc.

                       (A Development Stage Enterprise)

                        NOTES TO FINANCIAL STATEMENTS
                                  (Unaudited)



NOTE A - FORMATION AND OPERATIONS OF THE COMPANY

Sixth Business Service Group, Inc. ("we", "us", "our") was incorporated under the laws of the state of Florida on March 15, 1999. We are considered to be in the development stage, as defined in Financial Accounting
Standards Board Statement No. 7. We intend to investigate and, if such investigation warrants, engage in business combinations. Our planned principal operations have not commenced, therefore accounting policies and procedures have not yet been established.

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.

Our accompanying unaudited financial statements have been
prepared in accordance with generally accepted accounting
principals for interim financial information and the
instructions  to Form  10-QSB  and Rule 10-1 of  Regulation
S-X of the Securities and Exchange  Commission  (the"SEC").
Accordingly,  these  financial statements  do not include
all of the footnotes  required by generally  accepted
accounting principals. In the opinion of management, all
adjustments (consisting of  normal  and  recurring
adjustments)   considered   necessary  for  a  fair
presentation have been included. Operating results for the three months ended March 31, 2000 are not necessarily indicative of the results that may be expected for the year ended December 31, 2000.

NOTE B - GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. We have an accumulated deficit of $6,079 as of March 31, 2000. We do not currently engage in business activities that provide any cash flow, accordingly our ability to continue as a going concern is dependent on our management's ability to fund our cash requirements until a business combination is closed. These factors among others may indicate that we will be unable to continue as a going concern for a reasonable period of time.

The financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.

NOTE C - INCOME TAXES

During the period March 15, 1999 (date of incorporation) to March 31, 2000, we recognized losses for both financial and tax reporting purposes. Accordingly, no deferred taxes have been provided for in the accompanying statement of operations.

NOTE D - RELATED PARTY TRANSACTION

Our President, who is also a shareholder, has agreed, in writing, to fund all of our expenses until such time as an acquisition transaction is closed. None of these funds expended on our behalf will be reimbursable to our President, accordingly these amounts will be reflected in our financial statements as contributed capital.

PART II--INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Delaware

	Under Section 145 of the Delaware General Corporation Law, the Registrant has broad powers to indemnify its Directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act.

	Under Section 145 of the Delaware Law, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are or are threatened to be made a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to, the best interests of the corporation and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The Registrant believes that these provisions are necessary to attract and retain qualified persons as Directors and officers. These provisions do not eliminate the Directors' duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware Law. In addition, each Director will continue to be subject to liability (i) for breach of the Directors' duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the Director derived an improper personal benefit. The provisions also does not affect a Directors' responsibilities under any other law, such as the federal securities law or state or federal environmental laws.

Florida

	Florida Business Corporation Act. Section 607.0850(1) of the Florida Business Corporation Act (the "FBCA") provides that a Florida corporation, such as Sixth Business, shall have the power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

	Section 607.0850(2) of the FBCA provides that a Florida corporation shall have the power to indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this subsection in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

	Section 607.850 of the FBCA further provides that: (i) to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any proceeding referred to in subsection (1) or subsection (2), or in defense of any proceeding referred to in subsection (1) or subsection (2), or in defense of any claim, issue, or matter therein, he shall be indemnified against expense actually and reasonably incurred by him in connection therewith; (ii) indemnification provided pursuant to
Section 607.0850 is not exclusive; and (iii) the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 607.0850.

	Notwithstanding the foregoing, Section 607.0850 of the FBCA provides that indemnification or advancement of expenses shall not be made to or on behalf of any director, officer, employee or agent if a judgment or other final adjudication establishes that his actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (i) a violation of the criminal law, unless the director, officer, employee or agent had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (ii) a transaction from which the director, officer, employee or agent derived an improper personal benefit; (iii) in the case of a director, a circumstance under which the liability provisions regarding unlawful distributions are applicable; or (iv) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

	Section 607.0831 of the FBCA provides that a director of a Florida corporation is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act, regarding corporate management or policy, by a director, unless: (i) the director breached or failed to perform his duties as a director; and (ii) the director's breach of, or failure to perform, those duties constitutes: (A) a violation of criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful;
(B) a transaction from which the director derived an improper personal benefit, either directly or indirectly; (C) a circumstance under which the liability provisions regarding unlawful distributions are applicable; (D) in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful misconduct; or (E) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property.

	Articles and Bylaws. The Company's Articles of Incorporation and the Company's Bylaws provide that the Company shall, to the fullest extent permitted by law, indemnify all directors of the Company, as well as any officers or employees of the Company to whom the Company has agreed to grant indemnification.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

The exhibits and financial statement schedules listed on the accompanying Exhibit Index are filed as part of this Registration
Statement and such Exhibit Index is hereby incorporated by reference.

ITEM 22. UNDERTAKINGS

	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

	The undersigned Registrant hereby undertakes:

(1) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request;

(2) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective;

(3) The undersigned registrant hereby undertakes as follows:
that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(4) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (3) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

	Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on July 10, 2000.

                                          Sixth Business Service Group, INC.

                                          By: /s/  MICHAEL T. WILLIAMS.
                                          ------------------------------
                                           President and Treasurer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                       TITLE                   DATE
/s/MICHAEL T. WILLIAMS.  President and Treasurer    July, 10 2000

EXHIBIT INDEX

EXHIBIT
 NUMBER                          EXHIBIT DESCRIPTION
--------                   --------------------------------
2.01 Agreement and Plan of Merger and Plan of Reorganization dated as of November 30, 1999 among Sixth Business Service Group, Inc. and Telesource International, Inc.**
3.01    Certificate of Incorporation of Sixth Business Service Group**
3.02    By-laws of Sixth Business Service Group**
5.01 Opinion of Williams Law Group P.A. regarding the validity of the securites being registered.**
5.02 Tax Opinion of Williams Law Group P.A. regarding Federal Income Tax consequenses of the merger of Telesource International, Inc. and Sixth Business Service Group, Inc.
10.01 Agreement for Design, Supply of Plant and Equipment, Private Construction, Maintenance and Operation, and Transfer of Ownership dated June 10, 1997**
10.02 Agreement for Design, Supply of Plant and Equipment, Private Construction, Maintenance and Operation, and Transfer of Ownership, Change Order Number1, dated November 30, 1998**
10.03 Agreement for Design, Supply of Plant and Equipment, Private Construction, Maintenance and Operation, and Transfer of Ownership, Change Order Number 2, dated November 30, 1998**
10.04 Agreement and Contract for Construction of Koblerville Expansion Project between the Northern Mariana Islands and Telesource International dated July 28, 1998**
10.05 Agreement between Sayed Hamid Behbehani & Sons, Co. W.L.L. and Telesource International CNMI, Inc., Radio Relay Station Subcontract dated January 6, 1997 and Addendum dated August 27, 1998**
10.06   Memorandum of Understanding between Sayed Hamid Behbehani &
        Sons, Co. W.L.L. and Telesource International, Inc. regarding right of first refusal for certain areas**
10.07   Memorandum of Understanding between Sayed Hamid Behbehani &
        Sons, Co. W.L.L. and Telesource International, Inc. regarding commission fees**
10.08 Agreement to Supply Series of Doors and Associated Equipment for the United States Department of State for the Construction of Diplomatic Housing in Kuwait between P.W.S. International, Inc., the supplier, and Telesource International, Inc., the contractor, dated August 31, 1999**
10.09 Agreement to Supply Electrical Items for Power Plant Subcontract between Wheeler Power Systems, the subcontractor, and Commsource International, Inc., the contractor, dated June 10, 1998**
10.10   Note Agreement between the Commercial Bank of Kuwait, New York
        Branch, and Telesource International CNMI, Inc. dated August 20, 1998**
10.11   Term Loan Agreement between the Kuwait Real Estate Bank and
        Telesource International CNMI, Inc. dated May 2, 1999*
10.12   Line of Credit Agreement between the Bank of Hawaii and
        Telesource International CNMI, Inc.*
10.13 Credit Agreement between Hongkong and Shanghai Bank Corporation, Limited and Telesource CNMI, Inc. dated January 21, 2000**
10.14   Lease of Tinian Land between the Commonwealth Utilities
        Corporation and Telesource International CNMI, Inc.**
10.15   Employment Contract between K.J. Semikian and Telesource
        International, Inc.**
10.16 Employment Contract between Nidal Z. Zayed and Telesource International, Inc.**
10.17 Adoption Agreement for Aetna Life Insurance and Annuity Company Standardized 401(k) Profit Sharing Plan and Trust between Aetna Life Insurance and Annuity Company and Commsource International, Inc. dated November 13, 1998**
23.01 Consent of independent accountants to Telesource International, Inc. with respect to the use of its February 18, 2000 Report
23.02   Consent of Williams Law Group P.A.**
23.03 Consent of Independent Accountants to Sixth Business Service Group, Inc. with respect to the use of it's 5/3/2000 report.

*  To be filed by Amendment
** Filed Previously

  No. of shares outstanding was lower in 1997. Sold stock to SHBC with the payoff of the $700k loan.
  No. of shares outstanding was lower in 1997. Sold stock to SHBC with the payoff of the $700k loan.